Exhibit 10(b)

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

AEP Generation Resources Inc. AEP Generating Company

and

Burgundy Power LLC

Dated as of September 13, 2016

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENTS ENTERED INTO BY THE RECIPIENT HEREOF AND, IF APPLICABLE, ITS AFFILIATES, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

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Section 9.13	Enforcement of Agreement	84
Section 9.14	Waiver of Claims Against Debt Financing Sources	84

Appendices
Appendix A	Defined Terms

Exhibits
Exhibit A	Buyer Parent Guarantee
Exhibit B	Bill of Sale and Assignment Agreement
Exhibit C	Deeds
Exhibit D	Seller Guarantee
Exhibit E	Joint Modification
Exhibit F	Post-Closing Confidentiality Agreement
Exhibit G	Transition Services Agreement
Exhibit H	Compliance Agreement
Exhibit I	Power Purchase Agreement Term Sheet

Schedules
Schedule 1.1(a)	Assumed Claims Liabilities
Schedule 1.1(b)	Coal Inventory Adjustment
Schedule 1.1(c)	Excluded Claims Liabilities
Schedule 1.1(d)	Facilities Capital Expenditures Plan
Schedule 1.1(e)	Key Business Employees
Schedule 1.1(f)	Permitted Liens
Schedule 1.1(g)	Retained Employees
Schedule 2(a)	Sellers’ Knowledge
Schedule 2(b)	Buyer’s Knowledge
Schedule 2.1(a)(ii)	Equipment and Materials
Schedule 2.1(a)(iii)	Transferred Permits
Schedule 2.1(a)(iv)	Permit Applications
Schedule 2.1(a)(v)	Assigned Contracts
Schedule 2.1(a)(ix)	Assigned Intellectual Property
Schedule 2.1(a)(x)	Vehicles and Rolling Stock
Schedule 2.1(a)(xi)	Acquired Emissions Allowances and Credits
Schedule 2.1(a)(xii)	Other Acquired Assets
Schedule 2.1(b)(iv)	Excluded Third Party Intellectual Property
Schedule 2.1(b)(xvii)	Excluded Emissions Allowances and Credits
Schedule 2.1(b)(xx)	Other Excluded Assets
Schedule 2.4	Acquired Assets Proration
Schedule 3.3	Sellers’ Third Party Consents
Schedule 3.4	Sellers’ Governmental Consents
Schedule 3.5	Sellers’ Absence of Certain Changes or Events
Schedule 3.6(a)	Sellers’ Financial Statements
Schedule 3.6(b)	Absence of Undisclosed Liabilities
Schedule 3.7(a)	Sellers’ Legal Proceedings - Claims

Schedule 3.7(b)	Sellers’ Legal Proceedings - Orders
Schedule 3.8(a)	Sellers’ Compliance with Laws
Schedule 3.8(b)	Sellers’ Material Permits and Material Permit Matters
Schedule 3.9(b)	Sellers’ Sufficiency of Acquired Assets
Schedule 3.10(a)	Sellers’ Material Contracts
Schedule 3.10(d)	Sellers’ Material Contracts Defaults
Schedule 3.10(e)	Shared Contracts
Schedule 3.11(a)(i)	Sellers’ Owned Real Property
Schedule 3.11(a)(ii)	Sellers’ Owned Real Property Exceptions
Schedule 3.11(b)(i)	Sellers’ Leased Real Property
Schedule 3.11(b)(ii)	Sellers’ Leased Real Property Exceptions
Schedule 3.11(c)(i)	Sellers’ Real Property Rights
Schedule 3.11(c)(ii)	Sellers’ Real Property Rights Exceptions
Schedule 3.11(d)	Sellers’ Real Estate Matters
Schedule 3.12(a)	Sellers’ Employee Benefit Plans
Schedule 3.12(d)	Sellers’ Payments to Business Employees
Schedule 3.13(a)	Business Employees
Schedule 3.13(b)	Sellers’ Collective Bargaining Agreements, Strikes, Lockouts and Employment Investigations
Schedule 3.14(a)	Sellers’ Environmental Matters
Schedule 3.15(a)	Sellers’ Insurance Policies
Schedule 3.15(b)	Sellers’ Insurance Claims
Schedule 3.16(e)	Sellers’ Tax-Exempt Use Property, Tax-Exempt Bond Financed Property and Limited Use Property
Schedule 3.16(f)	Pollution Control Certificates
Schedule 3.17(a)(i)	Sellers’ Intellectual Property Exceptions
Schedule 3.19	Sellers’ Regulatory Status
Schedule 4.3	Buyer’s Consents
Schedule 4.5	Buyer’s Legal Proceedings
Schedule 4.9	Buyer’s Regulatory Status
Schedule 5.2(a)	Conduct of Business Pending the Closing (Acquired Assets)
Schedule 5.3(a)	Sellers’ Support Obligations
Schedule 5.4(a)	Actions with respect to Shared Contracts and Specified Material Contracts
Schedule 5.12(a)	Assigned Affiliate Arrangements
Schedule 5.23(a)	SR Closure Plan
Schedule 5.23(b)	Gavin Landfill Project
Schedule 6.1(d)	Required Government Consents

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This PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of September 13, 2016 and is by and between AEP Generation Resources Inc., a Delaware corporation (“Generation Resources”) and AEP Generating Company, an Ohio corporation (“Generating Company”, together with Generation Resources, “Sellers” and each a “Seller”) and Burgundy Power LLC, a limited liability company organized under the Laws of the state of Delaware (“Buyer”).
RECITALS
WHEREAS, Generation Resources owns each of the following electric generating facilities, and certain facilities and other assets associated therewith and ancillary thereto: (i) the General James M. Gavin Power Station, a coal-fired generation facility located near Cheshire, Ohio (“Gavin”), (ii) the Waterford Energy Center, a gas-fired generation plant located in Waterford, Ohio (“Waterford”), and (iii) the Darby Generating Station, a gas-fired generation plant located near Mt. Sterling, Ohio (“Darby” and together with Gavin and Waterford, the “AGR Facilities”);
WHEREAS, Generating Company owns the Lawrenceburg Generating Station, a gas-fired generation plant located in Lawrenceburg, Indiana (“Lawrenceburg” and together with the AGR Facilities, the “Facilities”) and certain facilities and other assets associated therewith and ancillary thereto;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and material inducement to execution of this Agreement by Sellers, each of Blackstone Capital Partners VII L.P., a Delaware limited partnership (“BCP VII”), Blackstone Energy Partners II L.P., a Delaware limited partnership (“BEP II” and together with BCP VII, the “Blackstone Guarantors”), and ArcLight Energy Partners Fund VI, L.P., a Delaware limited partnership (the “ArcLight Guarantor” and together with the Blackstone Guarantors, the “Guarantors”), is executing and delivering to Sellers a guarantee, attached hereto as Exhibit A, pursuant to which, and subject to the terms and conditions thereof, each Guarantor has guaranteed certain obligations of Buyer hereunder (the “Buyer Parent Guarantee”); and
WHEREAS, in accordance with this Agreement, Buyer desires to purchase and assume, and each Seller desires to sell and assign (or cause to be assigned) to Buyer, the Facilities and the other Acquired Assets (along with the Assumed Liabilities) upon the Closing.
NOW THEREFORE, in consideration of the premises and agreements in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions. Capitalized terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A hereto.

ARTICLE II

PURCHASE AND SALE

Section 2.1    Purchase and Sale of the Acquired Assets and Purchase Price.

(a)Sellers agree to sell, assign and transfer to Buyer and Buyer agrees to purchase from Sellers at Closing, subject to and upon the terms and conditions contained herein, all of Sellers’ right, title, and interest in each of the Facilities and in all of the following properties and assets (together with the Facilities, collectively, the “Acquired Assets”), in each case, free and clear of any Liens other than Permitted Liens:

(i)all parcels of real property primarily related to the operation of the Facilities, including those described on Schedule 3.11(a)(i), and all appurtenances thereto, together with all buildings, structures, fixtures, component parts, other constructions and other improvements thereon and thereto, including all construction work in progress (collectively, the “Owned Real Property”) and any easements, licenses and all other real estate rights appurtenant thereto and related to the operation of the Facilities, including as described on Schedule 3.11(a)(i);

(ii)(A) the machinery, equipment, materials, supplies, spare parts, consumables, furniture, inventory (including all fuel), and other tangible personal property owned or held by Sellers which are located on the Owned Real Property (including the personal property listed on Part A of Schedule 2.1(a)(ii)), including any Prepayments and, to the extent assignable, all applicable warranties against manufacturers or vendors; (B) the tangible personal property of Sellers primarily relating to the Facilities in transit to the Facilities or otherwise not located at the Facilities, which is listed on Part B of Schedule 2.1(a)(ii); and (C) all right, title and interest of Sellers in and to the registered or applied for Intellectual Property of any Third Party embedded in the Facilities or in the Acquired Assets or otherwise primarily related to operation of the Facilities (excluding, for the avoidance of doubt, any Third Party Intellectual Property used by the Sellers under end user licenses or agreements);

(iii)to the extent transferrable pursuant to applicable Law, all Permits of Sellers listed on Schedule 2.1(a)(iii), however evidenced (collectively, the “Transferred Permits”); provided that Sellers shall, during the Interim Period, amend such Schedule to account for applicable changes regarding Permits, to the extent such changes are not in violation of any applicable covenants in Section 5.2;

(iv)to the extent transferrable pursuant to applicable Law, all applications for Permits listed on Schedule 2.1(a)(iv) existing or, to the extent permitted or required by this Agreement, filed on or before the Closing Date related to any of the Facilities or the other Acquired Assets, including any acknowledgment of Buyer as successor to Sellers thereunder (“Permit Applications”); provided that Sellers shall, during the Interim Period, amend such Schedule to account for applicable changes regarding Permit Applications, to the extent such changes are not in violation of any applicable covenants in Section 5.2;

(v)subject to Section 5.4, all of the right, title and interest of Sellers in and to Contracts with outstanding service, delivery or other similar future rights, obligations or liabilities from or to the Sellers, to the extent relating primarily to the ownership, operation, maintenance or use of any of the Facilities or the other Acquired Assets, including those listed on Schedule 2.1(a)(v) but in all cases excluding any Shared Contracts, Specified Material Contracts, or Master Agreements (the “Assigned Contracts”); provided that Sellers shall, during the Interim Period (and to the extent not identified prior to the Closing, within 60 days thereafter), amend such schedule to remove Contracts that expire or terminate prior to Closing, and to add additional Contracts entered into or identified during the Interim Period that relate primarily to the ownership, operation or maintenance of any of the Facilities or the other Acquired Assets in each case not in contravention of any applicable covenants in Section 5.2;

(vi)if applicable under Section 5.4(b), the rights of Buyer under any back-to-back Contract or other arrangement with respect to any Non-Assigned Contract;

(vii)those rights in the Shared Contracts (or replacements or portions thereof) or Specified Material Contracts to the extent transferred to the Buyer or its Affiliates in accordance with Section 5.4;

(viii)subject to the right of Sellers to the extent set forth herein to retain copies for its use, all Books and Records; provided that any Books and Records (or copies thereof) retained by Sellers pursuant to this Agreement shall be subject to the confidentiality provisions in Section 5.5;

(ix)all of the right, title and interest of each Seller in and to the Intellectual Property listed on Schedule 2.1(a)(ix) (the “Assigned Intellectual Property”);

(x)all vehicles and other rolling stock owned or leased by Sellers or their Affiliates as listed on Schedule 2.1(a)(x), and any vehicles or other rolling stock in replacement thereof; provided, that Sellers may, during the Interim Period, amend such Schedule to account for applicable changes arising during the Interim Period, to the extent such changes are not in violation of any applicable covenants in Section 5.2;

(xi)all air pollutant emissions allowances and credits listed on Schedule 2.1(a)(xi), excluding any emissions allowance or credits listed on Schedule 2.1(b)(xvii);

(xii)the assets listed on Schedule 2.1(a)(xii); and

(xiii)any refund, credit, payment, adjustment or reconciliation (A) related to real property Taxes, personal property Taxes or other Taxes in respect of the

Acquired Assets to the extent borne by Buyer pursuant to Section 2.4 or (B) related to any Transfer Taxes allocated to Buyer pursuant to Section 5.13;

Notwithstanding the foregoing, the Acquired Assets shall in no event include any of the Excluded Assets specified in Section 2.1(b)(i)-(xx) below.
(b)The “Excluded Assets” shall include all assets of Sellers, other than the Acquired Assets, including the following:

(i)except for Prepayments, any cash, cash equivalents, certificates of deposit, bank deposits, commercial paper, securities, rights to payment, accounts receivable, credits, offsets, in-kind or exchange arrangements, and any similar rights arising from or relating to the ownership or operation of the Acquired Assets with respect to any period of time prior to the Closing (excluding, in each case, any rights relating to breach of Assigned Contracts or the assertion of any warranty claims under Assigned Contracts, which rights are addressed in clause (v) below);

(ii)all claims, causes of action, rights of recovery, rights of set-off, rights to refunds and similar rights of any kind in favor of Sellers arising from or relating to the ownership or operation of the Acquired Assets that (A) pertain to an Excluded Liability or (B) are related to “Excluded Assets” of the type described in clause (v) below;

(iii)any right, title or interest of Sellers or any of their Affiliates in the Sellers’ Marks or any other Intellectual Property other than the Assigned Intellectual Property;

(iv)subject to the Transition Services Agreement, any material Third Party Intellectual Property used by the Sellers under end user licenses or agreements listed on Schedule 2.1(b)(iv); provided that all data stored or created under such agreements shall constitute Books and Records;

(v)any refund, credit, payment, adjustment or reconciliation (A) related to real property Taxes, personal property Taxes or other Taxes paid prior to the Closing in respect of the Acquired Assets or to the extent allocated to taxable periods or portions thereof ending before the Closing Date pursuant to the proration provided for in Section 2.4 (including any refund, credit, payment, adjustment or reconciliation relating to such Taxes attributable to any period of time prior to the Closing that are received after the Closing) but not including any refund, credit, payment, adjustment or reconciliation that constitutes an Acquired Asset pursuant to Section 2.1(a)(xiii), whether such refund, adjustment or reconciliation is received as a payment or as a credit against future Taxes payable or (B) arising under the Assigned Contracts (including payments in respect of warranty claims and claims for breach thereunder), the Permit Applications or Transferred Permits and relating to any period or portion thereof before the Closing Date; provided that payments in respect of warranty claims and claims for breach under Assigned Contracts shall only constitute “Excluded Assets” to the extent asserted by Sellers or their Affiliates prior to the Closing Date and, if payments in respect of such claims are on account of damage or defects to the Acquired Assets, only to the extent such damage or defects have been repaired by or on behalf of Sellers and their Affiliates prior to the Closing Date;

(vi)the rights under any Contracts of Sellers or their Affiliates other than (A) the Assigned Contracts, (B) Shared Contracts to the extent transferred to Buyer or its Affiliates in accordance with Section 5.4, or (C) any Specified Material Contract (subject to Section 5.4);

(vii)if applicable under Section 5.4(b), the Non-Assigned Contracts;

(viii)the rights under any Permits of Sellers or their Affiliates other than the Transferred Permits or the Permit Applications;

(ix)(A) duplicate copies of all Books and Records transferred to Buyer pursuant to this Agreement or (B) any other records of Sellers or their Affiliates other than the Books and Records; provided that any Books and Records (or copies thereof) retained by Sellers pursuant to this Agreement shall be subject to the confidentiality provisions at Section 5.5;

(x)any assets disposed of by Sellers after the date of this Agreement to the extent such dispositions are not in violation of any applicable covenants in Section 5.2;

(xi)all of the equity interests in the Sellers and their Affiliates, including all Organizational Documents, minutes, and other corporate or similar records relating to such entities or their organization;

(xii)the sponsorship of, any right or interest of Sellers or their Affiliates to, or under, and any funds and property held in trust or any other funding vehicle pursuant to, any Seller Benefit Plan or any other compensation or benefit plan, program, agreement or arrangement that is or was at any time established, sponsored or maintained or contributed to or required to be contributed to by either Seller, any of their Affiliates or any ERISA Affiliate or with respect to which either Seller, any of their Affiliates or any ERISA Affiliate has any Liability;

(xiii)any rights and assets to the extent associated with the ownership, operation and maintenance of the electric generation facilities or any other current or former properties or operations of either Seller or their Affiliates other than the Facilities (the “Retained Facilities”);

(xiv)all Tax returns of Sellers and their Affiliates (and all books and records, including note papers) related thereto;

(xv)any Commercial Hedges;

(xvi)the rights of Sellers under this Agreement and in connection with the auction process for the sale of the Acquired Assets and related businesses and any

Contract entered into by Sellers or their Affiliates in connection herewith or therewith;

(xvii)the air pollutant emissions allowances and credits listed on Schedule 2.1(b)(xvii);

(xviii)the Excluded Items and the Excluded Affiliate Arrangements;

(xix)any rights of Sellers or their Affiliates under the Master Agreements; and

(xx)the assets listed on Schedule 2.1(b)(xx).

(c)On the terms and subject to the conditions set forth herein, from and after the Closing, Buyer will assume and satisfy or perform all of the following Liabilities, excluding, in all cases, the Excluded Liabilities (the “Assumed Liabilities”):

(i)all Liabilities of Sellers or their Affiliates to the extent relating to or arising out of the ownership or operation of the Acquired Assets, whether before or after the Closing Date, other than any Liabilities of the type described in (ii) through (ix) below;

(ii)all Liabilities of Sellers or their Affiliates under the Assigned Contracts and Assigned Intellectual Property and, if applicable under Section 5.4(b), all Liabilities of Buyer under any back-to-back Contract or other arrangement with respect to any Non-Assigned Contract, in each case, arising on or after the Closing Date;

(iii)all Liabilities associated with the Transferred Permits arising on or after the Closing Date;

(iv)all Liabilities that are (x) associated with the employment of the Continuing Employees by Buyer and arising after the Closing, (y) severance obligations with respect to (i) offers of employment that do not comply with the requirements set forth in Section 5.14(b) and Section 5.14(c) and (ii) Scheduled Employees to whom Buyer does not offer employment and (z) expressly assumed under Section 5.14;

(v)any Liability for real property Taxes and other Taxes attributable to the Acquired Assets to the extent allocated to taxable periods or portions thereof beginning on or after the Closing Date pursuant to the proration provided for in Section 2.4 (taking into account, and without duplication of, such Taxes borne by Buyer as a result of any adjustments made pursuant to Section 2.4(b) and any payments made pursuant to Section 2.4(c));

(vi)all Environmental Liabilities of Sellers or their Affiliates to the extent relating to the ownership, operation or maintenance of the Acquired Assets, whether arising before, on or after the Closing Date, including regarding Transferred Permits relating to Environmental Law or Hazardous Substances;

(vii) all Liabilities of Sellers or their Affiliates previously assumed with respect to or arising under the IURC Orders with respect to the period on or after the Closing Date, including all financial assurance, decommissioning, reporting and other residual liabilities and obligations;

(viii)all Liabilities under Shared Contracts or Specified Material Contracts (or replacements or portions thereof) to the extent such Contract (or portion thereof) is allocated to Buyer or its Affiliates pursuant to Section 5.4; and

(ix)the Assumed Claims Liabilities.

Subject to the other terms and conditions of this Agreement, Buyer, for itself and each of its Affiliates, hereby irrevocably and unconditionally waives all Claims against the Sellers and their Affiliates related to, and releases each Seller and each of its Affiliates from all Assumed Liabilities. Notwithstanding anything to the contrary herein, nothing in this Section 2.1(c) shall limit or reduce any Indemnified Buyer Entity’s rights to indemnification from Sellers, or Sellers’ obligations to indemnify the Indemnified Buyer Entities, pursuant to Section 7.2(a).
(d)Neither Buyer nor its designees shall assume, satisfy or be responsible for the performance of any of the following Liabilities (the “Excluded Liabilities”), all of which shall remain the sole responsibility of the applicable Seller and/or its Affiliates and the applicable Seller shall satisfy or perform, or caused to be satisfied or performed, all such Excluded Liabilities:

(i)any obligations to make payments, accounts payable and other current liabilities, Liabilities for Taxes of either Sellers or any of their Affiliates or any combined, unitary, or consolidated group of which any of the Sellers or any of their Affiliates is or was a member (including any Liabilities imposed on any Seller or any of its Affiliates as a transferee or successor, by contract or pursuant to any Law) in respect of refunds, credits, offsets, in-kind or exchange arrangements, income, sales, payroll, “bulk transfer” Laws of any jurisdiction, the Excluded Assets or other Tax Liabilities, but not including the following Liabilities (A) any Liability for Taxes imposed on or with respect to the Acquired Assets to the extent allocated to taxable periods or portions thereof beginning on or after the Closing Date or otherwise borne by Buyer pursuant to Section 2.4 and (B) all Transfer Taxes allocated to Buyer pursuant to Section 5.13;

(ii)any Liabilities in respect of any Excluded Assets, including in respect of the Retained Facilities or any Contract other than Assigned Contracts;

(iii)any Liabilities for real property and other Taxes attributable to the Acquired Assets to the extent allocated to taxable periods or portions thereof ending before the Closing Date pursuant to the proration provided for in Section 2.4 (taking into account, and without duplication of, such Taxes borne by Sellers as a result of any adjustments made pursuant to Section 2.4(b) and any payments made pursuant to Section 2.4(c));

(iv) any Liabilities arising out of or related to a breach or default by either Seller or their Affiliates under an Assigned Contract, prior to the Closing;

(v)except as expressly provided under Section 2.1(c) or Section 5.14, any Liabilities: (A) relating to or at any time arising in connection with the employment or service with or termination of employment or service from any of Sellers or any of their Affiliates of any employee, agent or other Representative of such Seller or such Affiliate (or any applicant for employment, former employee, agent or other Representative of such Seller or such Affiliate), including wages, salary or other compensation and withholding and payment of any Taxes, or relating to or any spouse, children or other dependents or beneficiaries of any such Person or successor in interest to such Person, in each case to the extent allocable to incidents, events, actions, omissions or circumstances existing or arising at any time prior to the Closing Date, or (B) at any time arising under or with respect to or pursuant to any Seller Benefit Plan or any other compensation or benefit plan, program, agreement or arrangement that is or was at any time established, sponsored or maintained or contributed to or required to be contributed to by either Seller, any of their Affiliates or any ERISA Affiliate or with respect to which either Seller, any of their Affiliates or any ERISA Affiliate has any Liability with respect to the period prior to the Closing Date;

(vi) those Liabilities under Shared Contracts (or replacements or portions thereof) to the extent retained by Sellers or their Affiliates pursuant to Section 5.4;

(vii)any Liabilities of Sellers under any Non-Assigned Contracts or, if applicable under Section 5.4(b), any back-to-back Contracts or other arrangement with respect to any Non-Assigned Contract;

(viii)the SR Closure Liabilities;

(ix)all Liabilities of Sellers or their Affiliates or relating to the Acquired Assets for toxic torts or Claims relating thereto arising as a result of or in connection with exposure of Persons at the Facilities to asbestos or other Hazardous Substances prior to the Closing Date;

(x)all indebtedness for borrowed money of Sellers and their Affiliates;

(xi)all Sellers Transaction Expenses; and

(xii)the Excluded Claims Liabilities.

Subject to the other terms and conditions of this Agreement, each Seller, for itself and each of its Affiliates, hereby irrevocably and unconditionally waives and releases Buyer and each of its Affiliates from all Excluded Liabilities.

(e)The aggregate purchase price (the “Purchase Price”) for the Acquired Assets and other rights under this Agreement shall be an amount equal to $2,100,000,000 (the “Base Purchase Price”), which shall be increased or decreased (in accordance with Section 2.2(b)) by the Aggregate Adjustment Amount and shall be further subject to any adjustments for proration pursuant to Section 2.4. At the Closing, Buyer shall pay to Sellers the Base Purchase Price, which shall be increased or decreased (in accordance with Section 2.2(a) and Section 2.4(b), as applicable) by (I) the Estimated Aggregate Adjustment Amount as determined pursuant to Section 2.2(a), and (II) the Estimated Proration Adjustment Amount, as determined pursuant to Section 2.4, by wire transfer of immediately available funds in U.S. Dollars to such account or accounts as specified by Sellers, as applicable, to Buyer in writing at least two (2) Business Days prior to the Closing.

Section 2.2    Purchase Price Adjustment.

(a)At least three (3) Business Days prior to the Closing Date, Sellers will deliver to Buyer a worksheet setting forth Sellers’ good faith reasonable estimate of (i) the Capital Expenditures Adjustment Amount, if any, (ii) the Coal Inventory Adjustment Amount and (iii) the Aggregate Adjustment Amount (the “Estimated Aggregate Adjustment Amount”), together with reasonable detail and supporting material regarding the computations thereof. The Base Purchase Price payable at Closing will be increased or decreased, as applicable, by an amount equal to the Estimated Aggregate Adjustment Amount.

(b)Within ninety (90) days after the Closing, Sellers will prepare and deliver to Buyer a computation (the “Adjustment Statement”) of the actual (i) Capital Expenditures Adjustment Amount, if any, (ii) Coal Inventory Adjustment Amount and (iii) Aggregate Adjustment Amount (the “Actual Aggregate Adjustment Amount”), together with reasonable detail and supporting material regarding the computations thereof. If within thirty (30) days following delivery of such Adjustment Statement, Buyer does not object in writing thereto to Sellers, then the Actual Aggregate Adjustment Amount shall be as reflected on the Adjustment Statement.

(c)If within thirty (30) days following delivery of the Adjustment Statement, Buyer objects to any items set forth in the Adjustment Statement to Sellers in writing identifying with specificity the items on the Adjustment Statement to which Buyer objects, the basis for such objection and Buyer’s proposed revisions to the Adjustment Statement addressing such objections, then Buyer and Sellers shall negotiate in good faith and attempt to resolve their disagreement. Should such negotiations not result in an agreement within twenty (20) days after receipt by Sellers of such written objection from Buyer, then the disputed items shall be submitted for resolution and determination to the Independent Accounting Firm. The Independent Accounting Firm will deliver to Buyer and Sellers a written determination of such disputed items (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Independent Accounting Firm by Buyer and Sellers) within thirty (30) days of the submission of the dispute to the Independent Accounting Firm, which determination will be final, binding and conclusive on the Parties. In resolving any disagreement, the Independent Accounting Firm may not assign any value to a disputed item greater than the greatest value claimed for such disputed item by any Party or lesser than the lowest value claimed for such disputed item by any Party.

All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm pursuant to this Section 2.2 will be allocated between Sellers and Buyer in inverse proportion as each shall prevail in respect of the dollar amount of disputed items so submitted (as finally determined by the Independent Accounting Firm).

(d)If, following the determination of the Actual Aggregate Adjustment Amount (as agreed between the Parties or as determined by the Independent Accounting Firm), the Estimated Aggregate Adjustment Amount less the Actual Aggregate Adjustment Amount is a positive number, then Sellers shall be obligated to pay Buyer a cash payment equal to such positive number. If the Estimated Aggregate Adjustment Amount less the Actual Aggregate Adjustment Amount is a negative number, then Buyer shall be obligated to pay Sellers a cash payment equal to the absolute value of such negative number. Any such payment, together with interest thereon at the rate of five percent (5%) per annum from the Closing Date through the date of payment, will be due and payable within ten (10) Business Days after the Actual Aggregate Adjustment Amount is finally determined as provided in this Section 2.2 and will be payable by wire transfer of immediately available funds to such account or accounts as shall be specified by Buyer or Sellers, as applicable, to the other Party in writing. Any such payment will be treated as an adjustment to the Purchase Price for all Tax purposes, to the maximum extent permitted by applicable Law.

(e)Following the Closing, Sellers and Buyer shall cooperate and provide each other and, if applicable, the Independent Accounting Firm, with reasonable access to such Books and Records and employees as are reasonably requested in connection with the preparation of the Adjustment Statement and the other matters addressed in this Section 2.2.

Section 2.3    Allocation of Purchase Price.

(a)Not later than 90 days after the Closing, Buyer shall provide Sellers with an allocation of the Purchase Price, plus any liabilities deemed assumed for U.S. federal income Tax purposes, among the Acquired Assets as of the Closing Date using the allocation method provided by Section 1060 of the Code and the Treasury regulations thereunder (the “Purchase Price Allocation”). The Purchase Price Allocation shall be subject to the consent of Sellers, which shall not be unreasonably withheld, conditioned or delayed. The Parties shall reasonably cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and the regulations thereunder, and except for any adjustments to the Purchase Price, the Purchase Price Allocation shall be adjusted only if and to the extent necessary to comply with such requirements. Buyer and Sellers agree that they will not take nor will they permit any Affiliate to take, for Tax purposes, any position inconsistent with such Purchase Price Allocation; provided, however, that (a) Buyer’s cost may differ from the total amount allocated hereunder to reflect, for example, the inclusion in the total cost of items (such as capitalized acquisition costs) not included in the total amount so allocated and (b) the amount realized by Sellers may differ from the amount allocated to reflect, for example, transaction costs that reduce the amount realized for federal income Tax purposes; provided, further, that nothing contained herein shall prevent Buyer or any Seller from settling in good faith any proposed deficiency or adjustment by any governmental authority based upon or arising out of the Purchase Price Allocation, and neither Buyer nor any Seller shall be required to litigate before any court any proposed deficiency or adjustment by any governmental authority challenging such Purchase

Price Allocation. Sellers, on the one hand, or Buyer, on the other hand, shall notify Buyer or Sellers, respectively, within twenty (20) days after notice or commencement of an examination, audit or other proceeding regarding the allocation determined under this Section 2.3.

(b)Buyer and Sellers shall negotiate in good faith and attempt to resolve any disagreement with respect to the Purchase Price Allocation, provided that if such negotiations do not result in an agreement within twenty (20) days after Sellers’ receipt of the Purchase Price Allocation from Buyer, then the matter shall be submitted for resolution and determination to the Independent Accounting Firm. The Independent Accounting Firm will deliver to Buyer and Sellers a written determination of the disputed Purchase Price Allocation within thirty (30) days of the submission of the dispute to the Independent Accounting Firm, which determination will be final, binding and conclusive on the Parties subject to any subsequent adjustments to the Purchase Price Allocation required due to any subsequent adjustments to the Purchase Price (including, for the avoidance of doubt, any adjustments made pursuant to Section 2.4 of this Agreement).

Section 2.4    Acquired Assets Proration.

(a)Buyer and Sellers agree that, except as otherwise set forth in this Agreement, with respect to the sale of the Acquired Assets, all of the items listed in Schedule 2.4 (including any Prepayments with respect to such items) (collectively, the “Prorated Items”) relating to the Acquired Assets shall be prorated as of the Closing in accordance with this Section 2.4. Schedule 2.4 also contains a description of the calculation of the proration of the real property Taxes and other Taxes attributable to the Acquired Assets.

(b)At least three (3) Business Days prior to the Closing Date, Sellers will deliver to Buyer a worksheet setting forth (i) Sellers’ good faith reasonable estimate of the Prorated Amount for each Prorated Item (with respect to each Prorated Item, the “Estimated Prorated Amount”), as well as, in each case, reasonable detail and supporting material regarding the computation thereof, and (ii) an amount equal to the sum of the Estimated Prorated Amounts (the “Estimated Proration Adjustment Amount”). In the event that, with respect to any Prorated Item, actual figures are not available as of the time of the calculation of the Estimated Prorated Amount, the Estimated Prorated Amount for such Prorated Item shall be a good faith reasonable estimate, including (as applicable) based upon the actual fee, cost or amount of the Prorated Item for the most recent preceding year (or appropriate period) for which an actual fee, cost or amount paid is available. If the Estimated Proration Adjustment Amount is a positive number, the Base Purchase Price payable at Closing will be increased by an amount equal to such Estimated Proration Adjustment Amount. If the Estimated Proration Adjustment Amount is a negative number, the Base Purchase Price payable at Closing will be decreased by an amount equal to the absolute value of such Estimated Proration Adjustment Amount.

(c)As soon as either Party obtains Knowledge of the actual Prorated Amount with respect to any Prorated Item, it shall promptly notify the other Party of such Prorated Item and the availability of the actual Prorated Amount. Within thirty (30) days of the date of the above notice by either Party with respect to such Prorated Item (the “Request Date”), Buyer shall calculate (A) the Prorated Amount for such Prorated Item using the actual available amounts (the “Actual Prorated Amount”), and (B) the absolute value of the difference between the Estimated

Prorated Amount and the Actual Prorated Amount for such Prorated Item (the “Prorated Difference”) and provide Sellers with such calculation, together with reasonable detail and supporting material regarding the computation thereof. Subject to the provisions of Section 2.4(d) with respect to resolution of any dispute, (i) if the Actual Prorated Amount (whether a positive or a negative number) is greater than the Estimated Prorated Amount (whether a positive or a negative number) for such Prorated Item, Buyer shall pay an amount equal to the Prorated Difference to Sellers within ten (10) days after the later of the Request Date or the date of the resolution of any dispute pursuant to Section 2.4(d), and (ii) if the Estimated Prorated Amount (whether a positive or a negative number) is greater than the Actual Prorated Amount (whether a positive or a negative number) for such Prorated Item, Sellers shall pay, or cause to be paid, an amount equal to the Prorated Difference to Buyer within ten (10) days after the later of the Request Date or the date of the resolution of any dispute pursuant to Section 2.4(d). Following the Closing, Sellers and Buyer shall cooperate and provide each other, and, if applicable, the Independent Accounting Firm, with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 2.4.

(d)In the event any Party disagrees with the other Parties on the computation of the Actual Prorated Amount for any Prorated Item to be determined under this Section 2.4, such Party may provide a written notice of the disagreement to the other Parties identifying with specificity the subject of such disagreement, the basis for such disagreement and such Party’s proposed revisions to resolve such disagreement, and Buyer and Sellers shall negotiate in good faith and attempt to resolve their disagreement. Should such negotiations not result in an agreement within twenty (20) days after delivery of such notice of disagreement, then the matter shall be submitted to the Independent Accounting Firm. The Independent Accounting Firm will deliver to Buyer and Sellers a written determination of the Actual Prorated Amount and the Prorated Difference with respect to the disputed item (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Independent Accounting Firm by Buyer and Sellers) within thirty (30) days of the submission of the dispute to the Independent Accounting Firm, which determination will be final, binding and conclusive on the Parties. In resolving any disagreement, the Independent Accounting Firm may not assign any value to a disputed item greater than the greatest value claimed for such disputed item by any Party or lesser than the lowest value claimed for such disputed item by any Party. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm pursuant to this Section 2.4(d) will be allocated between Sellers and Buyer in inverse proportion as each shall prevail in respect of the dollar amount of disputed items so submitted (as finally determined by the Independent Accounting Firm).

Section 2.5    Closing. The closing of the purchase and sale of the Acquired Assets (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions, and subject to Section 2.6); or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”); provided that, notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), the Closing shall instead occur on the earlier to occur of (A) a date during the Marketing Period to be specified by Buyer on no less than three (3) Business Days’ notice to the Sellers and (B) the date that is the third (3rd) Business Day after the final day of the Marketing Period (subject in each case to the satisfaction or waiver of the conditions set forth in Article VI as of the date determined pursuant to this proviso); provided that, notwithstanding the foregoing, the Closing shall not take place prior to January 1, 2017. The Closing shall be deemed effective as of 12:00:01 a.m. (Eastern Prevailing Time) on the Closing Date. All actions and deliverables listed in Section 2.7 and Section 2.8 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

Section 2.6    Alternative Joint Modification Election. At any time after the date hereof, the Sellers’ may make, in their sole and absolute discretion, an Alternative Joint Modification Election.

(b)At any time after the date that is five (5) months after the date of this Agreement, if the Sellers’ have not previously made an Alternative Joint Modification Election, then Buyer may make, in its sole and absolute discretion, an Alternative Joint Modification Election.

(c)For purposes of this Agreement, “Alternative Joint Modification Election” means the election by Sellers pursuant to Section 2.6(a) or the Buyer pursuant to Section 2.6(b) to have Section 5.22(a) no longer apply and Section 5.22(b) apply instead.

Section 2.7    Sellers’ Deliverables. At the Closing, Sellers shall have delivered, or cause to have been delivered, to Buyer each of the following, with each delivery being deemed to have occurred simultaneously with the other events:

(a)the Deeds, duly executed and properly acknowledged by the applicable Seller;

(b)a counterpart of the Bill of Sale and Assignment Agreement, duly executed by each Seller, which shall effect the assignment by such Seller to Buyer of each Assigned Contract (subject to Section 5.4 hereof) to which such Seller is party and each applicable Transferred Permit or Permit Application, subject to the assumption by Buyer of the Assumed Liabilities;

(c)a certificate of each Seller meeting the requirements of Treasury Regulations Section 1.445-2(b) certifying such Seller’s non-foreign status for U.S. federal income tax purposes;

(d)a counterpart of the Transition Services Agreement, duly executed by the Services Provider;

(e)the Seller Guarantee, duly executed by the Seller Guarantor;

(f)a counterpart of the Power Purchase Agreement, duly executed by AEP Energy Partners, Inc.;

(g)If a valid Alternative Joint Modification Election has been made, a counterpart of the Compliance Agreement, duly executed by Generation Resources and American Electric Power Company, Inc.; and

(h)any other documents required for such Closing under applicable Law or expressly required to be delivered by Sellers under this Agreement, including under Section 6.1(c).

Section 2.8    Buyer’s Deliverables. At the Closing, Buyer shall have delivered, or cause to have been delivered, to Sellers, each of the following, with each delivery being deemed to have occurred simultaneously with the other events:

(a)a counterpart of the Bill of Sale and Assignment Agreement, duly executed by Buyer;

(b)a counterpart of the Transition Services Agreement, duly executed by Buyer;

(c)the Base Purchase Price, which shall be increased or decreased in accordance with Section 2.2(a) and Section 2.4(b) (as applicable) by (i) the Estimated Aggregate Adjustment Amount, as determined pursuant to Section 2.2(a) and (ii) the Estimated Proration Adjustment Amount, as determined pursuant to Section 2.4(b);

(d)a counterpart of the Power Purchase Agreement, duly executed by Buyer;

(e)If a valid Alternative Joint Modification Election has been made, a counterpart of the Compliance Agreement, duly executed by Buyer; and

(f)any other documents required for such Closing under applicable Law or expressly required to be delivered by Buyer under this Agreement, including under Section 6.2(c).

Section 2.9    Withholding. Buyer and Sellers shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement, such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code or any other Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be paid by such withholding party to the relevant Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.10    Accounting

(a)If, after the Closing, (i) a Seller or any of its Affiliates receives any payment (including an applicable potion thereof) or any invoice or other material document, in either case that is for the account of Buyer according to the terms of this Agreement, including such applicable payment that represents an Acquired Asset or applicable invoice for an account payable in respect of an Assumed Liability, such Seller shall promptly deliver (or cause its Affiliate to deliver) such applicable payment (or a copy of such document) to Buyer, or (ii) Buyer or any of its Affiliates receives any payment (including an applicable potion thereof) or any invoice or other material document, in either case that is for the account of any Seller according to the terms of this Agreement, including such applicable payment that represents an

Excluded Asset or applicable invoice for an account payable in respect of an Excluded Liability, Buyer shall promptly deliver (or cause its Affiliate to deliver) such applicable payment (or a copy of such document) to such Seller. With respect to any payment or invoice or other payment obligation, including any accounts payable, relating both to (a) an Acquired Asset and/or an Assumed Liability, on the one hand, and (B) an Excluded Asset and/or an Excluded Liability, on the other hand, such payment or payment obligation shall be prorated as of as of 12:00:01 a.m. (Eastern Prevailing Time) on the Closing Date (except if another allocation is expressly specified in this Agreement).

(b)After the Closing the Parties shall, using commercially reasonable efforts and in good faith, cooperate to properly allocate any such payment or payment obligation, and to cause any such payment obligations to be timely paid to the applicable counterparty by one or both of the respective Parties (or their Affiliates) prior to the due date for such payment obligations under any applicable Contract. In the event that a Party (or its Affiliate) receives notice of an applicable account payable or similar payment obligation addressed to such Party (or its Affiliate) that represents a joint obligation of a Seller and Buyer under this Section 2.10, subject to compliance with the foregoing cooperation covenant to the extent reasonably practicable under the circumstances, such Party, in is sole discretion, may (or may cause its Affiliate) to pay in full the outstanding amount of such payment obligation for all Parties as necessary to avoid a payment default under the applicable Contract without prejudice to such Party’s right to reimbursement of the allocable portion of such payment obligation from the other Party pursuant to the terms of this Agreement (and in such case the other Party shall promptly reimburse the paying Party for such other Party’s allocable share of the payment obligation in accordance with this Section 2.10).

(c)In the event any Party disagrees with respect to the proposed allocation of any payment or payment obligation under this Section 2.10 in connection with a request for payment or reimbursement for an allocable share of any such payment or payment obligation, such Party may deliver a written notice of the disagreement to the other Parties identifying with specificity the subject of such disagreement, the basis for such disagreement and such Party’s proposed allocation to resolve such disagreement. The Parties shall endeavor in good faith to try to resolve all disagreements prior to any such written notice being delivered, and in all events no Party may deliver more than one (1) such written notice of disagreement within any rolling one-hundred and twenty (120) day period (provided that, a written notice of disagreement may contain disputes as to one or more related or unrelated allocations hereunder). Should a written notice of disagreement be delivered under this Section 2.10, then Buyer and Sellers shall negotiate in good faith and attempt to resolve their disagreement and if such negotiations do not result in an agreement within thirty (30) days after delivery of such written notice, then any Party may submit the matter to the Independent Accounting Firm. The Independent Accounting Firm will deliver to Buyer and Sellers a written determination of the allocation with respect to such disputed payment or payment obligation, as applicable (such determination to be based solely on information provided to the Independent Accounting Firm by Buyer and Sellers) within thirty (30) days of the submission of the dispute to the Independent Accounting Firm, which determination will be final, binding and conclusive on the Parties. In resolving any disagreement, the Independent Accounting Firm may not allocate any payment or payment obligation in an amount greater than the greatest value claimed for such disputed allocation by any Party or lesser than the lowest value claimed for such disputed allocation by any Party. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm pursuant to this Section 2.10 will be allocated between Sellers and Buyer in inverse proportion as each shall prevail in respect of the dollar amount of disputed items so submitted (as finally determined by the Independent Accounting Firm).

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS AND THE
ACQUIRED ASSETS

Sellers hereby represent and warrant to Buyer as of the date hereof and as of the Closing, except for those representations and warranties that are made as of a specific date or as disclosed in the Schedules (it being agreed that the disclosure of any item in any section or subsection of Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent) or SEC Documents to the extent specifically referenced in the Schedules, as follows:
Section 3.1    Organization and Existence. Generation Resources is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and Generating Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Ohio, each with all requisite power and authority required to enter into this Agreement and each Ancillary Document to which it is, or at Closing will be, a party and consummate the transactions contemplated hereby and thereby. Each Seller is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder or under any Ancillary Document make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.2    Authorization. The execution, delivery and performance by each Seller of this Agreement and each Ancillary Document to which it is, or at Closing will be, a party and the consummation by each Seller of the transactions contemplated hereby and thereby are within such Seller’s powers and have been duly authorized by all necessary action on the part of such Seller. This Agreement has been and each Ancillary Document to which it is, or at Closing will be, a party, have been, or as of the Closing will be, duly and validly executed and delivered by such Seller and this Agreement and each Ancillary Document to which it is, or as of the Closing will be, a party constitute, or as of the Closing will constitute, (in each case, assuming the due execution and delivery by Buyer) a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.3    Noncontravention. The execution, delivery and performance by each Seller of this Agreement and each Ancillary Document to which it is, or at Closing will be, a party does not, and the consummation by each Seller of the transactions contemplated hereby and thereby will not (i) contravene or violate any provision of the Organizational Documents of such Seller, or (ii) subject to obtaining or making the Permits and Consents listed in Schedule 3.3 and Schedule 3.4, contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any Contract included in the Acquired Assets to which such Seller is a party or by which such Seller is bound, except, with respect to the foregoing clause (ii) only, for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.4    Governmental Consents. Except as set forth on Schedule 3.4, no Permit or Consent of any Governmental Entity is required by a Seller for or in connection with the execution or delivery of this Agreement or each Ancillary Document to which it is, or at Closing will be, a party or the consummation by a Seller of the transactions contemplated hereby or thereby, other than Permits or Consents that (i) have been made or obtained by Sellers, (ii) are applicable as a result of the status of the Buyer (or its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged, or (iii) the failure of which to obtain or make would not, individually or in the aggregate, be reasonably expected to be material to the Acquired Assets, taken as a whole.

Section 3.5    Absence of Certain Changes or Events. Except (a) as set forth on Schedule 3.5, and (b) for any action taken by Sellers with respect to the Acquired Assets that would be permitted without Buyer’s consent under Section 5.2, from December 31, 2015 through the date of this Agreement, each Seller’s ownership, operation and maintenance of the Acquired Assets has been conducted in accordance with the ordinary course of business consistent with past practices, except in connection with any process relating to the sale of the Acquired Assets, including entering into this Agreement. Since December 31, 2015, there has not been any change, event or effect that, individually or in the aggregate with other changes, events or effects, has resulted in, or would, individually or in the aggregate, reasonably be expected to result in, a Material Adverse Effect.

Section 3.6    Financial Statements; Absence of Undisclosed Liabilities.

(a)Schedule 3.6(a) sets forth true, correct and complete copies of the following financial statements regarding the Facilities and the other Acquired Assets: audited balance sheets and statements of income and cash flows for each of the AGR Facilities and Lawrenceburg as of and for the calendar years ended December 31, 2014 and December 31, 2015 and unaudited balance sheets and statements of income and cash flows for each of the AGR Facilities and Lawrenceburg as of and for the six months ended June 30, 2016 (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be set forth in the notes thereto, and except for the absence of footnotes typically included in audited financial statements in respect of the Financial Statements made for interim periods) and fairly present in all material respects the financial position of each of the AGR Facilities and Lawrenceburg at the respective dates thereof and the results of operations, income, retained earnings and cash flows for each at and for the periods indicated (subject, in the case of Financial Statements for interim periods, to normal year-end adjustments).

(b)Except as set forth on Schedule 3.6(b), as of the Closing there are no Assumed Liabilities that would be required by GAAP to be reflected or reserved against on an unaudited balance sheet prepared in accordance with GAAP for any of the AGR Facilities or Lawrenceburg, other than (i) Liabilities reflected or reserved against on the balance sheets as of June 30, 2016 included in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2016, (iii) Liabilities incurred in compliance with the terms of this Agreement or any Assigned Contract, the Shared Contracts or the Specified Material Contracts, or (iv) Liabilities that, in the aggregate, would not be material to the Acquired Assets, taken as a whole.

Section 3.7    Legal Proceedings.

(a)Except as disclosed on Schedule 3.7(a), there are no Claims pending or, to the Knowledge of Sellers, threatened, against or otherwise relating to any Seller or the Acquired Assets before any Governmental Entity that (i) would, individually or in the aggregate, reasonably be expected to have a be material to the Acquired Assets or the Business (in each case, taken as a whole) or (ii) as of the date of this Agreement, seek a writ, judgment, Order, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

(b)Except as disclosed on Schedule 3.7(b), none of the Acquired Assets are bound by any Order (other than an Order of general applicability to electric power generating facilities of a similar type located in the PJM service territory) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, neither Seller is subject to any Order that prohibits the consummation of the transactions contemplated by this Agreement.

Section 3.8    Compliance with Laws; Permits.

(a)Except as disclosed on Schedule 3.8(a), each Seller is and for the past three (3) years has been in compliance with all Laws applicable to the Acquired Assets or Sellers’ respective ownership, operation or maintenance thereof, except where such non-compliance would not, individually or in the aggregate, be reasonably expected to be material to the Acquired Assets or the Business (in each case, taken as a whole).

(b)Schedule 3.8(b) sets forth, as of the date of this Agreement, all material Permits with Governmental Entities held by Sellers that are required for the ownership, operation or maintenance of the Acquired Assets as currently conducted, except (i) any such Permits relating to the prior (as opposed to current) construction (and not existing operation or maintenance) of a Facility (or a portion thereof) or (ii) the activities undertaken or to be undertaken in connection with the SRFAP Closure and Gavin Landfill Project. Except as set forth on Schedule 3.8(b) and other than where any non-compliance, failure to be in full force or effect or violation would not, in the aggregate, reasonably be expected to be material to the Acquired Assets or the Business (in each case, taken as a whole), (i) Sellers are in compliance, in all material respects, with the terms of all such Permits; (ii) each such Permit is in full force and effect; and (iii) Sellers and their Affiliates have not received written notice from any Governmental Entity of any material violation of any such Permit during the last three (3) years through the date of this Agreement.

(c)This Section 3.8 does not relate to (i) matters related to employee benefits plans, which are addressed in Section 3.12, (ii) matters related to labor and employment practices, which are addressed in Section 3.13, (iii) matters related to Environmental Laws or Environmental Claims, which are addressed in Section 3.14 (other than relating to Permits required under Environmental Law) or (iv) matters related to Taxes, which are addressed in Section 3.16.

Section 3.9    Title to Acquired Assets; Condition of Acquired Assets; Sufficiency of Acquired Assets.

(a)Sellers have valid title to, or valid leasehold interests in, the Acquired Assets (other than any Intellectual Property, which is addressed in Section 3.17, and other than real estate interests, which are addressed in Section 3.11), free and clear of all Liens, other than Permitted Liens.

(b)Except for such exceptions as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, or as provided on Schedule 3.9(b), the machinery and equipment included among the Acquired Assets are in normal operating condition for similar facilities of a similar age, except for ordinary wear and tear and routine maintenance.

(c)The Acquired Assets and the rights granted to Buyer under this Agreement include all assets and rights necessary for Sellers to operate each of the Facilities as currently operated in all material respects, except for (i) Excluded Assets listed on Schedule 2.1(b)(iv) and Schedule 2.1(b)(xx), including assets and rights used in the provision of Excluded Affiliate Arrangements, Shared Contracts (subject to Section 5.4) and Specified Material Contracts (subject to Section 5.4 (ii) any services to be provided under the Transition Services Agreement or (iii) fuel or spare parts.

Section 3.10    Material Contracts; Assigned Contracts; Shared Contracts.

(a)Schedule 3.10(a) sets forth a list, as of the date hereof, of the following Contracts to which a Seller or any of its Affiliates is a party, or to which a Seller or their Affiliates is subject or otherwise bound, which primarily relate to the Acquired Assets (other than in violation of Section 5.2), excluding Commercial Hedges or Excluded Affiliate Arrangements (the “Material Contracts”); provided that Sellers shall, prior to the Closing, amend Schedule 3.10(a) to account for Material Contracts that have expired or terminated (other than in violation of Section 5.2) prior to Closing (and with respect to Contracts of the type described in subparts (a)(iii) and (a)(iv) below to the extent not identified prior to Closing, within 60 days thereafter) and any additional Material Contracts entered into during the Interim Period, to the extent such additional Contracts are entered into during the Interim Period in compliance with Section 5.2:

(i)The following Contracts (excluding, for the avoidance of doubt, Commercial Hedges), involving aggregate consideration or aggregate payment obligations over the remaining term of any such Contract in excess of $1,000,000 individually or $2,000,000 in the aggregate for a series of related Contracts:

(A)	Contracts for the purchase, exchange or sale of gas, coal, oil, fuel oil or other fuel;

(B)	Contracts for the purchase, exchange or sale of water, lime, urea, Trona or other reagents;

(C)	Contracts for the purchase, exchange or sale of electric energy in any form, capacity or ancillary services (including through auction results);

(D)	Contracts for the transmission of electric power (other than any Contracts for transmission services provided under a tariff of general applicability); and

(E)	Contracts for the transportation or storage of gas, coal, oil, other fuel, water, lime, urea, Trona or other reagents;

(ii)electric or natural gas interconnection Contracts;

(iii) other than Contracts of the nature addressed by Section 3.10(a)(i) - (ii), Contracts (A) for the sale of any Acquired Asset (including any products or by-products thereof) or provision of any services, or (B) granting a right or option to purchase any Acquired Assets (including any products or by-products thereof) involving aggregate payment obligations to Sellers or their Affiliates over the remaining term of any such Contract in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(iv) other than Contracts of the nature addressed by Section 3.10(a)(i) - (ii), Contracts for the purchase of any Acquired Assets or receipt of any services relating primarily to the Acquired Assets involving aggregate payment obligations by Sellers or their Affiliates over the remaining term of any such Contract in excess of $750,000 individually or $2,000,000 in the aggregate for a series of related Contracts;

(v)any Contract (A) for the material cleanup, abatement or the remediation of any existing environmental conditions required under Environmental Law or as a result of an Environmental Claim, or (B) pursuant to which a Seller or any Affiliate has retained or assumed any Liabilities of Third Parties under any Environmental Law, except for Contracts with indemnification obligations entered into in the ordinary course of business and which would not reasonably be expected to result in a Liability or Lien on the Acquired Assets which is material to the Acquired Assets or the Business (in each case, taken as a whole).

(vi) partnership, joint venture, co-owner, limited liability company collaboration or strategic alliance or other similar agreements (including contracts relating to the ownership, governance, and operations of, and other documents governing the relationship among various owners of, a Facility);

(vii)Contracts (A) which contain any covenant restricting the ability of Sellers (with respect to the operation of the Facilities or the other Acquired Assets) to compete or to engage in any activity or business (including in respect of any geographic area) or contain any exclusivity or other provisions that purport to restrict arrangements with any Third Parties for parts, repairs, technical advice or maintenance services, or (B) under which a Lien has been granted on any of the Acquired Assets securing outstanding indebtedness (other than Permitted Liens);

(viii)(A) any lease of any Acquired Assets (other than leases, licenses, occupancy agreements regarding real property) with a value of greater than $1,000,000 individually or $3,000,000 in the aggregate, or (B) any Contract for the lease, sublease, license or occupancy of the Leased Real Property or with respect to the Real Property Rights; and

(ix)Contracts involving resolution or settlement of any actual or threatened Claim in an amount greater than $500,000 individually or $2,000,000 in the aggregate relating to the Acquired Assets that have not been fully performed by Sellers or otherwise impose continuing Liabilities or Liens on Sellers or the Acquired Assets.

(b)Sellers have made available (and with respect to any updates to Schedule 2.1(a)(v) and Schedule 3.10(a), will promptly make available) to Buyer true and complete copies of all Material Contracts, including all amendments thereto listed on Schedule 3.10(a).

(c)Each Assigned Contract, Specified Material Contract and Shared Contract is in full force and effect in all material respects and constitutes the legal, valid and binding obligation of the Seller or its Affiliate party thereto and, to such Seller’s Knowledge, the other parties thereto, enforceable against such Seller and, to such Seller’s Knowledge, each other party thereto, as applicable, in all material respects, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(d)Except as set forth on Schedule 3.10(d), (i) no Seller or any of its Affiliates is in default under any Assigned Contract, Specified Material Contract or Shared Contract; (ii) to the Knowledge of Sellers, no other party is in default in the performance or observance of any term or provision of any Assigned Contract; and (iii) no event has occurred which, with lapse of time or action by a third party, would result in a default under any Assigned Contract, Specified Material Contract or Shared Contract, other than, in each case, such defaults or events as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets or the Business (in each case, taken as a whole).

(e)Schedule 3.10(e) sets forth a list, as of the date hereof, of all Shared Contracts.

Section 3.11    Real Property.

(a)Schedule 3.11(a)(i) sets forth, as of the date of this Agreement, the legal description of each parcel of Owned Real Property and each Easement. Except as set forth on Schedule 3.11(a)(ii), Sellers have valid title to the Owned Real Property and a valid easement or other interest in the Easements, in each case free and clear of all Liens other than Permitted Liens.

(b)Schedule 3.11(b)(i) sets forth, as of the date of this Agreement, for each Facility, the leases, licenses and occupancy agreements regarding real property (other than any real property which constitutes an Excluded Asset), pursuant to which Sellers use real property primarily relating to the Business (each, a “Lease”; such real property being referred to as the “Leased Real Property”). Except as set forth in Schedule 3.11(b)(ii), Sellers have a valid leasehold interest or license in the Leased Real Property, as applicable, free and clear of all Liens other than Permitted Liens.

(c)Schedule 3.11(c)(i) sets forth, as of the date of this Agreement, for each Facility, any Contract pursuant to which any Seller has subleased or otherwise granted any Person the right to cross, use or occupy (or similar right) any Real Property or any material portion thereof (the “Real Property Rights”). Except as set forth in Schedule 3.11(c)(ii), Sellers have not granted any outstanding options, rights of first refusals, rights of first offer or other rights to sell, assign or dispose any interest in such Real Property, other than the granting of Permitted Liens.

(d)As of the date of this Agreement, except as set forth on Schedule 3.11(d), none of the Real Property is subject to any written notice of any pending or, to the Knowledge of Sellers, threatened proceeding to condemn or take by power of eminent domain all or any part of the Real Property.

Section 3.12    Employee Benefits Matters

(a)Schedule 3.12(a) contains a true and complete list of each material Seller Benefit Plan as of the date of this Agreement. “Seller Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other retirement, pension, deferred compensation, bonus, incentive, severance, stock purchase, stock option, phantom stock, equity, employment, profit sharing, retention, stay bonus, change of control and other benefit plans, programs, agreements or arrangements maintained, sponsored or contributed to, or required to be contributed to, by any Seller or any ERISA Affiliate covering any Business Employee or in which any Business Employee is eligible to participate. Sellers have heretofore made available to Buyer a copy of each material written Seller Benefit Plan and any amendments thereto.

(b)No Acquired Asset is subject to any Lien under Section 303(k) of ERISA or Section 430(k) of the Code. No Seller Benefit Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(c)The IRS has issued a valid and favorable determination, opinion or advisory letter with respect to each Seller Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the code (each, a “Qualified Plan”) and the related trust that has not been revoked and, to the Knowledge of Sellers, no circumstances exist and no events have occurred that would, individually or in the aggregate, reasonably be expected to cause the loss of the qualified status of any Qualified Plan or the related trust. A copy of the most recent determination or opinion letter received from the IRS with respect to each Qualified Plan has been made available to Buyer.

(d)Except as set forth on Schedule 3.12(d), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Business Employee, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Business Employee or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code.

(e)This Section 3.12 contains the exclusive representations and warranties of Sellers with respect to employee benefits matters. No other provision of this Agreement shall be construed as constituting a representation or warranty regarding such matters.

Section 3.13    Labor Matters.

(a)Schedule 3.13(a) sets forth a list of (i) all employees of Sellers or their Affiliates employed at the Facilities, other than Retained Employees and Facility Support Employees (the “Scheduled Employees”); (ii) those engineering and environmental employees of Sellers or their Affiliates employed at the Facilities, other than Retained Employees, separately identified on Schedule 3.13(a) as “Facility Support Employees” and (iii) certain employees of Sellers or their Affiliates providing support services to the Facilities but not employed at the Facilities as of the date hereof and separately identified on Schedule 3.13(a) as “Corporate Support Employees” (the Scheduled Employees, Facility Support Employees and Corporate Support Employees are collectively referred to as the “Business Employees”), which list shall be amended during the Interim Period to reflect (I) any changes thereto, to the extent such changes are not in violation of any applicable covenants in Section 5.2 and (II) additional employees of Sellers or their Affiliates who, upon the reasonable request of Buyer and subject to the consent of Sellers, shall become Business Employees. Sellers shall provide to Buyer the following information on a confidential basis: each Business Employee’s current base salary or wage rate and target bonus for the 2016 fiscal year (if any), position, date of hire (and, if different, years of recognized service), status as exempt or non-exempt under the Fair Labor Standards Act, and whether such Business Employee is on leave status.

(b)Except as set forth on Schedule 3.13(b):

(i)No Business Employees are represented by a union or other collective bargaining representative;

(ii)Since January 1, 2014, there have been no actual nor, to the Knowledge of Sellers, threatened, labor strikes, walkouts, requests for representation, work stoppages or lockouts or other material labor disputes involving any Business Employee, each Seller has been in compliance in all material respects with all labor and employment-related Laws applicable to the Acquired Assets and there are no material grievances or labor arbitrations by or involving any Business Employee currently pending;

(iii)Other than as would not, individually or in the aggregate, reasonably be expected to result in a material Liability, neither Sellers nor any of their Affiliates has received written notice of any pending charges before any Governmental Entity responsible for the prevention of unlawful employment practices with respect to the Business Employees; and

(iv)Other than as would not, individually or in the aggregate, reasonably be expected to result in a material Liability, neither Sellers nor any of their Affiliates has received written notice of any pending investigation by a Governmental Entity relating to employees or employment practices with respect to the Business Employees.

Section 3.14    Environmental Matters.

(a)Except as set forth on Schedule 3.14(a), since January 1, 2014:

(i)the Facilities have been in compliance with applicable Environmental Laws, except where such non-compliance would not, individually or in the aggregate, be reasonably expected to be material to the Acquired Assets or the Business (in each case, taken as a whole);

(ii)(x) no Seller has received written notice of any Environmental Claims that are currently outstanding with respect to the Facilities, and (y) no Environmental Claims are pending or, to the Knowledge of Sellers, threatened against Sellers with respect to the Facilities by any Governmental Entity or other Person under any Environmental Laws, except, in each case, any Environmental Claims that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets or the Business (in each case, taken as a whole);

(iii)To the Knowledge of Sellers, there is no site to which Hazardous Substances generated by any Facility have been transported which is the subject of any environmental action or that would be reasonably expected to result in an Environmental Claim, except, in each case, any Environmental Claims that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets or the Business (in each case, taken as a whole); and

(iv)except, in each case, any Environmental Claims that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets or the Business (in each case, taken as a whole), there has been no Release at or from a Facility in connection with such Facility’s operations by Sellers or its Affiliates of any Hazardous Substance that would reasonably be expected to result in an Environmental Claim.

(b)No facts, events or conditions associated with the operation of the Acquired Assets prior to Closing will give rise to any fines or penalties with respect to such pre-Closing operation arising out of, resulting from or relating to the Requests for Information described on Schedule 1.1(a).

(c)Sections 3.8(b), 3.10 (Material Contracts; Assigned Contracts; Shared Contracts), and 3.15 (Insurance) and this Section 3.14 contain the exclusive representations and warranties of Sellers respecting Environmental Law, Environmental Claims, and Permits governed by

Environmental Law. No other provision of this Agreement shall be construed as constituting a representation or warranty regarding such matters.

Section 3.15    Insurance.

(a)Schedule 3.15(a) sets forth a description of the material insurance policies under which the Acquired Assets are covered as of the date of this Agreement (the “Insurance Policies”). Each Insurance Policy is in full force and effect and all premiums with respect thereto have been paid to the extent due and payable. No written notice of cancellation or termination has been received by Sellers with respect to any such Insurance Policy that has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

(b)Schedule 3.15(b) sets forth, as of the date of this Agreement, a list of all material pending claims that have been made under any Insurance Policy since January 1, 2015 with respect to the Acquired Assets.

Section 3.16    Taxes.

(a)All material Tax Returns required to be filed by each Seller with respect to the Acquired Assets have been or will be filed when due in accordance with all applicable Laws, all such Tax Returns are correct and complete in all material respects and each Seller has timely paid in full all Taxes shown as due and payable on such Tax Returns and all other material amounts of Taxes with respect to the Acquired Assets that are due and payable.

(b)There is no action, suit, proceeding, investigation, audit or claim now pending or threatened in writing with respect to any material Tax with respect to the Acquired Assets.

(c)There are no outstanding requests for or agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes with respect to the Acquired Assets.

(d)There are no Liens for Taxes other than Permitted Liens on any of the Acquired Assets.

(e)    Except as set forth on Schedule 3.16(e), no Acquired Asset is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) “limited use property” within the meaning of IRS Revenue Procedure 2001-28, or (iv) subject to Section 168(g)(1)(A) of the Code.
(f)    Schedule 3.16(f) lists all Pollution Control Certificates with respect to the Acquired Assets that have been approved by the State of Ohio Department of Taxation and all Pollution Control Applications with respect to the Acquired Assets that are awaiting approval by the State of Ohio Department of Taxation.
(g)    Solely for purposes of this Section 3.16, any reference to any Seller shall be deemed to include any Person that merged with or was liquidated or converted into such Seller.

Section 3.17    Intellectual Property.

(a)The Assigned Intellectual Property, any Intellectual Property embedded in the Facilities or in the Acquired Assets, and the rights granted to Buyer herein represent all material Intellectual Property used in or necessary for each Seller to operate and maintain the Facilities as currently conducted in all material respects, excluding (1) any end user licenses or agreements, and (2) any Intellectual Property held by Sellers or its Affiliates and used in connection with the Excluded Affiliates Arrangements. Except as set forth on Schedule 3.17(a)(i), (i) the Sellers exclusively own the Assigned Intellectual Property, free of all Liens other than Permitted Liens; (ii) to the Knowledge of Sellers, no Person is infringing, misappropriating, or violating the Assigned Intellectual Property; and (iii) Sellers have taken all commercially reasonable steps to protect, maintain, prosecute and safeguard the Assigned Intellectual Property.

(b)To the Knowledge of Sellers, the operation and maintenance of the Facilities as currently conducted do not in any material respect infringe upon, misappropriate or violate, and have not in the past three (3) years in any material respect infringed upon, misappropriated, or violated, any Intellectual Property rights of Third Parties.

(c)Section 3.17(b) constitutes the sole representation and warranty of the Sellers with respect to any actual or alleged infringement, misappropriation or other violation by Sellers of any Intellectual Property of Third Parties, and Section 3.17(a) shall not be construed as any such representation or warranty.

Section 3.18    Brokers. No Seller or Affiliate of any Seller has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or its Affiliates could become liable or obliged.

Section 3.19    Regulatory Status. Except as set forth in Schedule 3.19, each Seller has been authorized by the FERC under the FPA to make sales of electric capacity and energy at market-based rates and Sellers have no Knowledge of any facts that are reasonably likely to cause Sellers to lose their market-based rate authorization. Except as set forth in Schedule 3.19, Sellers are not subject to regulation as a “public utility” or “public service company” (or similar designation) with respect to their rates, securities issuances or capital structure by any state Governmental Entity.

Section 3.20    Exclusive Representations and Warranties. Except as provided in this Article III, none of Sellers nor any of their Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Buyer or its Affiliates. Without limiting the foregoing, Buyer acknowledges that it, together with its advisors, has made its own investigation of the Acquired Assets, the Facilities and the related businesses and acknowledges that Sellers make no implied warranties or any other representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Acquired Assets or Facilities as conducted after the Closing as contained in any materials provided by any Seller or any of their Affiliates, or any of their respective directors, officers, employees, shareholders, partners, members or Representatives or otherwise. For the purposes herein, any information provided to, or made available to, Buyer by or on behalf of Sellers or their Affiliates shall include any and all information that may be contained or posted prior to 5:00pm (New York City time) on the date hereof in any electronic data room established by Sellers or their Representatives in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as of the date hereof and as of the Closing, except for those representations and warranties that are made as of a specific date or as disclosed in the Schedules (it being agreed that the disclosure of any item in any section or subsection of Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), as follows:
Section 4.1    Organization and Existence. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, with all requisite power and authority required to enter into this Agreement and the other Ancillary Documents and consummate the transactions contemplated hereby and thereby. Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.

Section 4.2    Authorization. The execution, delivery and performance by Buyer of this Agreement and the other Ancillary Documents and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s powers and have been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Ancillary Documents constitute (assuming the due execution and delivery by Sellers) a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3    Consents. Except for those Consents and Permits listed in Schedule 4.3, no Consent of any Governmental Entity which has not been obtained or made by Buyer is required for or in connection with the execution, delivery and performance of this Agreement and the other Ancillary Documents by Buyer, and the consummation by Buyer of the transactions contemplated hereby, other than such Consents the failure of which to obtain or make would not materially impair or delay the ability of Buyer to effect the Closing.

Section 4.4    Noncontravention. The execution, delivery and performance of this Agreement and the other Ancillary Documents by Buyer does not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) contravene or violate any provision of the Organizational Documents of Buyer or (ii) subject to obtaining or making the

Consents listed in Schedule 4.3, contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any lease, Contract to which Buyer is a party or by which Buyer is bound, except, with respect to the foregoing clause (ii) only, to the extent that any such events would not materially impair or delay the ability of Buyer to effect the Closing.

Section 4.5    Legal Proceedings. Except as set forth on Schedule 4.5, there are no Claims pending or, to Buyer’s Knowledge, threatened, against or otherwise relating to Buyer before any Governmental Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or under any other Ancillary Document. Buyer is not subject to any Order that prohibits the consummation of the transactions contemplated by this Agreement or any other Ancillary Document or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder.

Section 4.6    Compliance with Laws. Buyer is not in violation of any Law, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations under this Agreement.

Section 4.7    Brokers. Neither Buyer nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or their Affiliates could become liable or obliged.

Section 4.8    Financing; Available Funds.

(a)Buyer at the Closing will have all funds necessary for its payment of the Purchase Price in accordance with this Agreement and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement and perform its obligations hereunder. Buyer understands that its obligations to consummate the transactions contemplated by this Agreement (including the payment of all amounts when due) are not subject to the availability to Buyer of any financing (including from the Guarantor). The Buyer Parent Guarantee is the legal, valid and binding obligations of each of the Guarantors. Buyer represents and warrants that all funds paid to Sellers shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering laws of the United States.

(b)Buyer has delivered to Sellers a true, complete and correct copy of the executed debt commitment letter, together with each related fee letter (with customary redactions only with respect to fee amounts and the economic terms of the “market flex” provisions and nothing which would affect the amount or availability of the Debt Financing) and engagement letter, each in effect as of the date of this Agreement from the Debt Financing Sources (together, as they may be amended, modified or replaced in accordance with Section 5.20(c), the “Debt Commitment Letter”) to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (being collectively referred to, together with any alternative financing arranged in accordance with Section 5.20, as the “Debt Financing”). Buyer has delivered to Sellers a true, complete and correct copy of the executed equity commitment letters (including all exhibits, schedules, annexes, supplements and amendments thereto, the “Equity Financing Commitments”, and together with the Debt Commitment Letter, the “Financing Commitments”), pursuant to which the applicable investor party thereto has committed, on the terms and subject to the conditions set forth therein, to invest in Buyer the cash amount set forth therein (the “Equity Financing”, and together with the Debt Financing, the “Financing”)

(c)As of the date of this Agreement, none of the Financing Commitments have been amended or modified, no amendment or modification to the Financing Commitments is contemplated, and the respective commitments contained in the Financing Commitments have not been terminated, reduced, withdrawn or rescinded in any respect and no such termination, reduction, withdrawal or rescission is contemplated. There are no side letters or other Contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitments delivered to Sellers pursuant to this Section 4.8. Buyer has fully paid any and all commitment fees or other fees, amounts or expenses in connection with the Financing Commitments that are payable on or prior to the date hereof and Buyer is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Financing Commitments to be ineffective. The Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Buyer and each of the other parties thereto, as the case may be. There are no conditions precedent or other contingencies related to the funding of the full amount (or any portion) of the Financing, including any condition relating to the availability of the Debt Financing pursuant to any “flex” provision, other than as expressly set forth in the Financing Commitments. No event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a default or breach on the part of Buyer or any other party thereto under any of the Financing Commitments. Buyer has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied on a timely basis or that the Financing will not be made available to Buyer on or prior to the Closing and Buyer is not aware of the existence of any fact or event as of the date hereof that would reasonably be expected to cause such conditions to funding not be satisfied on a timely basis and the Closing not to occur. Buyer has not incurred any obligation, commitment, restriction or other liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or other liability of any kind, in either case which would impair or adversely affect such resources, funds or capabilities. Each Equity Financing Commitment designates each Seller as an intended third party beneficiary thereof who may enforce the rights of Buyer pursuant to such Equity Financing Commitment as if each Seller was a party thereto.

Section 4.9    Regulatory Status. Buyer is not a “public utility” as defined in the FPA. Schedule 4.9 identifies each of Buyer’s “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder) that are “public utilities” as defined in the FPA and are subject to regulation by FERC as public utilities. Each of Buyer’s “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder) selling electric energy, capacity and certain ancillary services at wholesale subject to the jurisdiction of FERC under the FPA has been authorized by FERC to make wholesale sales of electric energy, capacity and/or certain ancillary services at market-based rates pursuant to Section 205 of the FPA, except for any such affiliate that owns one or more “qualifying facilities” as defined in the FERC rules and regulations promulgated under the Public Utility Regulatory Policies Act of 1978, as amended, that are entitled to exemption from regulation under Section 205 of the FPA. Buyer is not subject to regulation as a “public utility” or “public service company” (or similar designation) with respect to its rates, securities issuances or capital structure by any state Governmental Entity.

Section 4.10    Legal Impediments. There are no facts relating to Buyer, any applicable Law or any agreement to which Buyer is a party that would disqualify Buyer from acquiring the Acquired Assets or assuming the Assumed Liabilities or that would prevent, delay or limit the ability of Buyer to effect the Closing.

Section 4.11    No Conflicting Contracts. Neither Buyer nor any of its Affiliates is a party to any Contract to build, develop, acquire or operate any electric generation, or otherwise owns assets or is engaged in a business, that would reasonably be expected to impair or cause a material delay in any Governmental Entity’s granting of a Consent, and neither Buyer nor any of its Affiliates has any plans to enter into any such Contract, acquire any such assets or engage in any such business prior to the Closing Date.

Section 4.12    Investigation. Buyer is a sophisticated entity, is knowledgeable about the industry in which Sellers operate and the Acquired Assets, experienced in investments in such businesses and able to bear the economic risk associated with the purchase of the Acquired Assets and the assumption of the Assigned Contracts. Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of the Acquired Assets and related contractual rights and obligations of the type contemplated in this Agreement, as well as the knowledge of each Seller and its operation of the Acquired Assets in particular, and has independently, based on such information, made its own analysis and decision to enter into this Agreement. Buyer had access to the Books and Records and the Facilities for purposes of conducting its due diligence investigation of the Acquired Assets.

Section 4.13    Disclaimer Regarding Projections. Buyer may be in possession of certain plans, projections and other forecasts regarding the Acquired Assets, the Assumed Liabilities and the Assigned Contracts (the “Projections”). Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such Projections, that Buyer is familiar with such uncertainties, that Buyer is making its own evaluation of the adequacy and accuracy of all Projections so furnished to it. Accordingly, Buyer acknowledges that without limiting the generality of this Section 4.13, neither Sellers nor any of their respective Affiliates has made any representation or warranty with respect to such Projections and other forecasts and plans.

Section 4.14    No Additional Representations. Notwithstanding anything contained in this Article IV or any other provision of this Agreement to the contrary, Buyer acknowledges and agrees that no Seller, nor any of their Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members, agents or Representatives, has made or is making any representation or warranty whatsoever, express or implied (and Buyer has not relied on any representation, warranty or statement of any kind by any Seller nor any of their Affiliates) beyond those expressly given in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the Acquired Assets.

ARTICLE V

COVENANTS

Section 5.1    Access to Information and Employees.

(a)During the Interim Period, Sellers shall provide Buyer and its Representatives with reasonable access to, upon reasonable prior notice and during normal business hours and without material interference with the business or operations of Sellers and their Representatives (x) the Acquired Assets, and information relating to the Business Employees and the Assigned Contracts, and all other information relating to the Acquired Assets in possession of Sellers and their Affiliates, in each case, as reasonably requested by Buyer in connection with the consummation of the transactions contemplated by this Agreement, and (y) Facility Support Employees and Corporate Support Employees for the purpose of interviewing and pre-screening such Facility Support Employees and Corporate Support Employees. Notwithstanding the foregoing, and without limiting the generality of the confidentiality provisions set forth in this Agreement, (1) during the Interim Period, Buyer and its Representatives shall not be permitted to perform any environmental sampling at any Owned Real Property or Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions, (2) Sellers shall not be required to provide any information or access to facilities which a Seller reasonably believes it is prohibited from providing to Buyer by reason of any applicable Law or Permit or which, if provided to Buyer, would constitute a waiver by a Seller of the attorney-client privilege in respect of such information (provided, that Sellers shall use their reasonable efforts to disclose such applicable information in a manner that would not reasonably be expected to constitute a waiver of attorney-client privilege) and (3) Buyer shall not have access to personnel records of the Sellers or their Affiliates relating to individual performance or evaluation records, medical histories or other information which in Sellers’ good faith opinion would reasonably be expected to subject Sellers or any of their Affiliates to risk of liability.

(b)Buyer shall not be permitted during the Interim Period to contact any of a Seller’s vendors, employees (or their applicable union representatives), customers or suppliers, or any Governmental Entities (except, in accordance with Section 5.1(a), in connection with interviews and prescreening of applicable employees, or Section 5.7, in connection with Consents to be obtained in connection with this Agreement) regarding the operations or legal status of Sellers or their Affiliates or with respect to the transactions contemplated under this Agreement without receiving prior written authorization from Sellers, which such consent shall not be unreasonably withheld, conditioned or delayed.

(c)Buyer agrees to indemnify and hold harmless the Indemnified Seller Entities from and against any and all Damages incurred by such Indemnified Seller Entities to the extent arising out of any exercise of the access rights under this Section 5.1, including any Claims by any of Buyer’s Representatives for any injuries or property damage while present at the Facilities, except in cases of Sellers’ or their Representatives’ willful misconduct or gross negligence.

(d)On or as soon as reasonably practicable after the Closing, Sellers shall deliver to Buyer all the Books and Records (to the extent not already located at the Facilities), except as prohibited by applicable Law.

(e)Following the Closing, Sellers shall be entitled to retain copies (at Sellers’ sole cost and expense) of all Books and Records and shall keep such information confidential pursuant to the Post-Closing Confidentiality Agreement.

(f)After the Closing, each Party will, and will cause its Representatives to, afford to each other Party and its Affiliates, including their respective Representatives, with reasonable access to all books, records, files and documents to the extent they are related to the Acquired Assets or the Assumed Liabilities, in order to (A) permit each Party and its Affiliates and their respective Representatives to prepare and file their Tax Returns and to prepare for and participate in any investigation with respect thereto and each Party will afford each other Party and such other Party’s Affiliates reasonable assistance in connection therewith, (B) prepare for and participate in any other investigation and defend any Claims relating to or involving Sellers or their Affiliates, including any Excluded Claims Liabilities, (C) discharge its obligations under this Agreement, and (D) comply with financial reporting requirements, and will afford each Seller and its Affiliates reasonable assistance in connection therewith. Each Party (as applicable) will cause such records to be maintained for not less than seven (7) years from the Closing Date and will not dispose of such records without first offering in writing to deliver them to the other Party at the other Party’s expense; provided, however, that in the event that Buyer transfers all or a portion of the Acquired Assets or the Assigned Contracts to any third party during such period, Buyer may transfer to such third party all or a portion of the books, records, files and documents related thereto; provided such third-party transferee expressly assumes in writing the obligations of Buyer under this Section 5.1(f).

(g)In addition, on and after the Closing Date, (i) at the reasonable request of either Seller, Buyer shall make available to such requesting Seller, its Affiliates and their respective Representatives, those employees of Buyer or other Persons under its control reasonably requested by such Seller in connection with any Claim (including in connection with any Excluded Claims Liabilities), including to provide testimony, to be deposed, to act as witnesses and to assist counsel, and cause such employees or Persons to assist such requesting Seller, its Affiliates and their respective Representatives; (ii) Sellers shall make available to Buyer, its Affiliates and their respective Representatives, at Buyer’s reasonable request, such employees of Sellers or other Persons under its control reasonably requested by such Buyer in connection with any Claim related to Taxes, including to provide testimony, to be deposed, to act as witnesses and to assist counsel and cause such employees or Persons to assist such requesting Buyer, its Affiliates and their respective Representatives; provided, however, that (x) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of Buyer or Sellers, as applicable, and (y) the requesting Party shall pay and reimburse the Party making such employees available for the out-of-pocket costs reasonably incurred by Buyer in making such employees available to the requesting Party and its Affiliates and their respective Representatives; (iii) Sellers shall promptly provide notice to Buyer of any substantive meetings, discussions or communications with any Governmental Entity and shall promptly deliver to Buyer copies of all material correspondence, notices, reports, requests or other communications to and from any Governmental Entity, in each case, with respect to any Assumed Claims

Liabilities set forth on Schedule 1.1(a); and (iv) Buyer shall promptly provide notice to Sellers of any substantive meetings, discussions or communications with any Governmental Entity and shall promptly deliver to Sellers copies of all material correspondence, notices, reports, requests or other communications to and from any Governmental Entity, in each case, with respect to any Excluded Claims Liabilities set forth on Schedule 1.1(c).

(h)Notwithstanding anything in this Agreement to the contrary, Buyer and Sellers agree that the Acquired Assets shall exclude those items listed on Schedule 2.1(b)(xx) (the “Excluded Items”). Sellers shall, prior to the Closing Date, use commercially reasonable efforts to remove or otherwise transfer each Excluded Item from the location at or near the Facilities and in any event shall effect the removal of each Excluded Item no later than 30 days following the Closing Date. Buyer acknowledges that the inability of Sellers to have any Excluded Item removed or otherwise transferred from any Facility for any reason shall not delay Closing and any Excluded Item that Sellers are unable to so remove or otherwise transfer by the Closing shall be referred to as a “Non-Transferred Excluded Item”. After the Closing Date with respect to each Non-Transferred Excluded Item, Buyer shall permit Sellers, at Sellers’ expense, to remove or transfer such Non-Transferred Excluded Item. Buyer shall, at Sellers’ expense, use commercially reasonable efforts to provide access to each Facility site where any Non-Transferred Excluded Item is located, as reasonably requested by Sellers, in connection with the transfer or removal of any Non-Transferred Excluded Item; provided in each case that Buyer shall have no obligation to make available access without reasonable prior notice, during normal business hours and subject to compliance with normal security and safety rules applicable to the applicable Facility.

Section 5.2    Conduct of Business Pending the Closing.

(a)During the Interim Period and except as set forth in Schedule 5.2(a) or as expressly contemplated by this Agreement, each Seller shall (i) operate and maintain the Facilities and otherwise conduct its business related to the Facilities and the other Acquired Assets in the ordinary course of business consistent with past practices and (ii) use commercially reasonable efforts to preserve, maintain and protect the Acquired Assets. Without limiting the foregoing, during the Interim Period, except (w) as otherwise expressly contemplated by this Agreement, (x) as required by Law, Order, Permit or Seller Benefit Plan, (y) as set forth in Schedule 5.2(a) or (z) as consented to by Buyer in writing, which consent shall not be unreasonably withheld, conditioned or delayed, each Seller shall not and shall cause its Affiliates not to (in each case, solely to the extent relating to the Acquired Assets):

(i)sell or dispose of or lease any Acquired Assets, other than (A) sales, leases and dispositions of electric energy, capacity, ancillary services or fuel, including with respect to auctions, in the ordinary course of business or (B) sales or dispositions of obsolete or surplus assets, or sales or dispositions in connection with the normal repair or replacement of assets or properties (provided such proceeds with respect to this clause (B) shall be used to repair or replace assets that will be Acquired Assets or shall otherwise be transferred to Buyer at Closing as an Acquired Asset);

(ii)merge or consolidate with any other Person (unless the surviving entity assumes all liabilities and obligations of such Seller under this Agreement) or enter into any joint venture, partnership or similar venture with any other Person with respect to the Acquired Assets;

(iii)liquidate, dissolve, reorganize or otherwise wind up its business or operations;

(iv)make a voluntary assignment for the benefit of its creditors or file a voluntary petition of bankruptcy or insolvency or otherwise institute insolvency proceedings of any type;

(v)place any Liens (other than Permitted Liens) on any Facility or other Acquired Assets;

(vi)materially increase the compensation or employee benefits of any Business Employee (except for any such increases (A) in the ordinary course of business consistent with past practice or the payment of accrued or earned but unpaid incentive compensation, or (B) otherwise required by applicable Law or to comply with any Seller Benefit Plan or collective bargaining agreement);

(vii)(A) terminate the employment of any Key Business Employee (except for cause or as otherwise required by applicable Law), (B) hire any person or transfer any employee, in either case, so as to become a Business Employee (except in the ordinary course of business, as required by applicable Law, or in replacement of a Business Employee whose employment with such Seller has been terminated) or (C) transfer or modify the duties or other terms and conditions of any Scheduled Employee so that such person is no longer a Business Employee (except for employment termination in the ordinary course of business);

(viii)subject to Section 5.2(c), enter into, assign, amend, terminate or waive any material term under any Material Contract or any material Assigned Contract, including with respect to the sale or disposition of electric energy, capacity or ancillary services for delivery after Closing, other than in the ordinary course of business, or otherwise enter into, exercise or amend any of the types of Contracts set forth on Schedule 5.2(a)(viii) other than to the extent expressly set forth on Schedule 5.2(a)(viii);

(ix)(A) compromise or settle any Claims which would reasonably be expected to give rise to Liabilities to be borne by Buyer in excess of $1,500,000 individually or $3,000,000 in the aggregate (B) waive or settle any rights having a value in excess of $1,500,000 individually or $3,000,000 in the aggregate or (C) otherwise agree to any restriction on the operation of the Facilities that would apply following the Closing;

(x)amend, restate, supplement, fail to renew, waive any rights under or terminate any material Permit, except in the ordinary course of business and on terms and conditions not materially less favorable than under the Permit being amended, restated, supplemented or renewed;

(xi)in each case, (A) only to the extent such action could reasonably be expected to affect the Acquired Assets in any taxable period beginning on or after the Closing Date, or, in the case of any taxable period including the Closing Date the portion of such taxable period beginning on the Closing Date and (B) other than with respect to income Taxes of the Sellers and their Affiliates, make or change any material Tax election with respect to the Acquired Assets, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting with respect to the Acquired Assets, settle or compromise any audit or proceeding relating to a material amount of Taxes with respect to the Acquired Assets, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes relating to the Acquired Assets, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state or local Law) with respect to any material Tax relating to the Acquired Assets, or surrender any right to claim a material tax refund with respect to the Acquired Assets;

(xii)make any material modification to a Facility or otherwise incur capital expenditures in excess of $1,000,000 in the aggregate, except in accordance with the Facilities Capital Expenditure Plan (including, for the avoidance of doubt, expenditures in an amount less than or equal to 110% of aggregate dollar value set forth in the Facilities Capital Expenditures Plan for the applicable months prior to Closing (including the month in which the Closing occurs));

(xiii)take action that results in any material increase in the Support Obligations under any Assigned Contract or provide, post, deliver or enter into any new Support Obligations in an aggregate amount greater than $20,000,000 (except in replacement of any Support Obligations in place as of the date of this Agreement without increasing the obligations thereunder); or

(xiv)agree or commit to do any of the foregoing.

(b)Each Seller may take commercially reasonable actions that would otherwise be prohibited pursuant to Section 5.2(a) in order to prevent the occurrence of or mitigate the existence of an emergency situation or to comply with applicable Law or Permit; provided, however, that such Seller shall provide Buyer with notice of such emergency situation and any such action taken by such Seller as soon as reasonably practicable.

(c)During the Interim Period, Sellers will continue to participate in any capacity and other related auctions in PJM, and to enter into Contracts in connection therewith, in the ordinary course of business and consistent with past practices, which, for avoidance of doubt, in the case of the PJM 2020/2021 Reliability Pricing Model Base Residual Auction taking place in May 2017, will involve Sellers bidding capacity from the Facilities on a stand-alone, unit by unit basis, into such auction consistent with the PJM market rules and consistent with Sellers’ prior auction participation in which they submitted bids designed to ensure that all eligible capacity from the Facilities clears the auction.

Section 5.3    Support Obligations.

(a)Buyer recognizes that Sellers and certain Affiliates of Sellers have provided credit support relating to certain of the Acquired Assets (including the Assigned Contracts) pursuant to certain credit support obligations, all of which that are outstanding as of the date hereof are set forth on Schedule 5.3(a) (such support obligations contained in Schedule 5.3(a) are hereinafter referred to as the “Support Obligations”); provided that Sellers may supplement the obligations listed on Schedule 5.3(a) from time to time prior to Closing to include any additional Support Obligations relating to the Acquired Assets entered into in the ordinary course of business, consistent with past practice. True, correct and complete copies of all such Support Obligations as of the date of this Agreement have been made available to Buyer.

(b)Prior to the Closing, Sellers and Buyer shall cooperate, and Buyer shall use commercially reasonable efforts to terminate, substitute or replace the Support Obligations, and Sellers and Buyer shall cooperate, and Buyer shall use commercially reasonable efforts, to effect the full and unconditional release, effective as of the Closing Date, of Sellers or the applicable Affiliate from all Support Obligations and all obligations and liabilities in respect thereof, in the case of Buyer, by (among other things):

(i)furnishing a letter of credit from a financial institution that has a Credit Rating commensurate with or better than that of the lending institution for such existing letter of credit, to replace each existing letter of credit that is a Support Obligation containing terms and conditions that are substantially similar to the terms and conditions of such existing letter of credit;

(ii)providing a Buyer guaranty to replace each existing guaranty that is a Support Obligation containing terms substantially similar to or more favorable to the beneficiary thereof than the terms of such existing guaranty (other than with respect to the Credit Rating of the guarantor); provided that if the beneficiary of any existing guaranty does not accept such a replacement guaranty (effective as of the Closing) by the date that is thirty (30) days after the date hereof and (A) the terms of such existing guaranty or of any Contract or Law requiring such existing guaranty to be maintained permit the replacement of such existing guaranty with another form of credit support, Buyer shall offer the beneficiary of such existing guaranty such other form of credit support in order to obtain the release of such existing guaranty or (B) if the terms of such existing guaranty or of any such Contract or Law requiring such existing guaranty to be maintained do not so permit the replacement of such existing guaranty, Buyer shall offer to replace such existing guaranty with a Letter of Credit or cash in an amount up to the amount of such existing guaranty in substitution therefor;

(iii)instituting an escrow arrangement to replace each existing escrow arrangement that is a Support Obligation with terms substantially similar to the counterparty thereunder than the terms of such existing escrow arrangement;

(iv)posting a surety or performance bond to replace each existing surety or performance bond that is a Support Obligation issued by a Person having a net worth and Credit Rating at least equal to those of the issuer of such existing surety or performance bond, and containing terms and conditions that are substantially similar to the terms and conditions of such existing surety or performance bond; and

(v)replacing any other security agreement or arrangement on substantially similar terms and conditions to the existing security agreement or arrangement that is a Support Obligation.

In each case, any breach or default under a Assigned Contract occurring as a result of Buyer’s failure to procure or provide any such credit support instruments on or prior to the Closing shall not constitute a breach of any of Sellers’ representations and warranties contained in Article III, and (y) notwithstanding anything to the contrary in this Section 5.3(b), Buyer shall use commercially reasonable efforts to ensure any credit support provided pursuant to this Section 5.3(b) satisfies all of the credit support provisions of the applicable Contract. For the avoidance of doubt, it is specifically acknowledged and agreed by the Parties that Sellers shall not be obligated to incur, pay, reimburse or provide or cause any of their respective Affiliates to incur, pay, reimburse or provide, any liability, compensation, consideration or charge in order to replace the Support Obligations.

(c)Buyer and Sellers shall cooperate, and each shall use commercially reasonable efforts, to cause the beneficiary or beneficiaries of such Support Obligations to (i) remit any cash and cash equivalents (including any interest payable thereon) to Sellers or the applicable Affiliate of Sellers held under any escrow or cash collateral arrangement that is a Support Obligation promptly following the replacement of such escrow or cash collateral arrangement pursuant to Section 5.3(b) and (ii) terminate, surrender and redeliver to Sellers or the applicable Affiliate of Sellers or Sellers’ other designee each original copy of each guaranty, letter of credit, bond, surety or other instrument constituting or evidencing such Support Obligations.

(d)If Buyer and Sellers are unable to obtain the full and unconditional release of Sellers and any applicable Affiliate of Sellers from any Support Obligation as of the Closing pursuant to Section 5.3(b) (each such Support Obligation, until such time as it is released in accordance with Section 5.3(b), a “Continuing Support Obligation”):

(i)from and after the Closing Date, each Continuing Support Obligation shall remain in place for the duration of the obligations thereunder and Buyer and Sellers shall continue to cooperate, and each shall continue to use the same efforts required under Section 5.3(b) with respect to the pre-Closing period, to obtain promptly the full and unconditional release of each Seller or any of its Affiliates from each Continuing Support Obligation and evidence reasonably satisfactory to such Seller or such Affiliate of each such release;

(ii)Buyer shall indemnify Sellers and any of their Affiliates from and against any liabilities, losses and reasonable costs or expenses (including any issuance, amendment or maintenance fees and expenses) incurred by Sellers and any such Affiliate in connection with each Continuing Support Obligation (including reimbursement immediately following demand therefor with respect to any demand or draw upon, or withdrawal from, any Continuing Support Obligation);

(iii)Buyer shall not, and shall cause its Affiliates not to, take any action that increases, extends, alters or accelerates the Liability of Sellers or any Affiliate of Sellers in any material respect under any Continuing Support Obligation, without

Sellers’ prior written consent, which shall not be unreasonably withheld or delayed; and

(iv)to the extent that any Affiliate of a Seller has any performance obligations under any Continuing Support Obligations from and after the Closing, Buyer shall (A) at any Affiliate of Sellers’ request and without creating any agency relationship or agency liability in respect thereof perform such obligations of such Affiliate to the maximum extent reasonably practicable, or (B) otherwise take such actions as may be reasonably requested from time to time by the applicable Affiliate so as to put such Affiliate in the same position as if Buyer had performed or was performing such obligations.

(v)Buyer shall deliver to Sellers at the Closing and maintain at all times until the full and unconditional release of each Continuing Support Obligation in accordance with Section 5.3(d)(i):

(A)a Letter of Credit in an amount equal to maximum amount as set forth under “Subject Amount” on Schedule 5.3(a) for all Continuing Support Obligations in the aggregate (and the full amount of such Letter of Credit shall be available for drawing with respect to any one or more of the Continuing Support Obligations), which amount shall be reduced from time to time by the amount of any Continuing Support Obligations from which Sellers are subsequently released (the “Continuing Support Letter of Credit”); provided that, if at any time the issuer of the Continuing Support Letter of Credit fails to meet the Minimum Issuer Requirements, then within five (5) Business Days of the earlier of (1) Sellers’ request and (2) Buyer’s knowledge of such failure, Buyer shall replace the Continuing Support Letter of Credit with a Letter of Credit from an issuer that meets the Minimum Issuer Requirements; provided further, that on the last Business Day of each three (3) month period following the Closing Date until such time as no Continuing Support Obligations remain outstanding, Buyer shall pay Sellers or their designee a fee in respect of each Continuing Support Obligation, with such fee determined in accordance with Section 5.3(d)(v)(B) below.

(B)The fee payable by Buyer pursuant to the foregoing clause (A) of Section 5.3(d)(v) shall be determined as follows: On the last Business Day of the first three (3) month period following the Closing Date, the fee shall be calculated at a rate of one and one-quarter percent (1.25%) (on a per annum basis) on the amount under the heading “Subject Amount” on Schedule 5.3(a) with respect to each Continuing Support Obligation remaining outstanding as of such date, and the rate of such fee shall increase by an additional one-half percent (0.5%) (on a per annum basis) on the last Business Day of each subsequent three (3) month period after such initial three (3) month period after the Closing Date with respect to any such Continuing Support Obligation that remains outstanding, up to a maximum rate of three and one-quarter percent (3.25%) (on a per annum basis); provided that if the rate for calculating any fee payable under this Section

5.3(d)(v) would exceed the highest rate permitted under applicable Law, then, ipso facto, the rate shall be automatically reduced to the maximum lawful rate.

(e)If any claim is made against a Continuing Support Obligation, or if a Continuing Support Obligation is drawn upon, as applicable, on or after the Closing Date, upon receipt of written notice thereof from a Seller, Buyer shall pay, or cause to be paid, to a Seller or its designee the amount so claimed or drawn within five (5) Business Days after the date of such written notice. If Buyer fails to pay a Seller or its designee during such five (5) Business Day period, such Seller may draw upon or otherwise enforce the terms of the Continuing Support Letter of Credit in accordance with the terms thereof.

(f)During the Interim Period, notwithstanding anything to the contrary in this Agreement, Buyer shall have the right to contact and have discussions with each beneficiary of a Support Obligation in order to satisfy its obligations under this Section 5.3; provided, however, that Buyer shall give Sellers not less than five (5) Business Days’ prior notice before making any such contact, and Sellers shall have the right to have Sellers’ Representatives present via telephone or in person, as applicable, during any such contact or discussion, and Buyer shall cause such Representatives to comply with all reasonable procedures and protocols regarding such contacts and discussions that may be established by Seller.

Section 5.4    Assigned Contracts; Shared Contracts; Consents.

(a)During the Interim Period (or as applicable under Section 5.4(b) thereafter), Buyer and Sellers shall use commercially reasonable efforts to (i) obtain the written Consent, if required, from each party (other than any of Sellers or their Affiliates) (each a “Counterparty”) to each Assigned Contract other than any Specified Material Contract, (ii) obtain the assignment and assumption at Closing of such Assigned Contract or (iii) in the case of any Shared Contract or Specified Material Contract, take the actions specified with respect thereto on Schedule 5.4(a); provided, however, that with any and all Assigned Contracts (other than those marked by an asterisk on Schedule 3.3), the failure to obtain such Consent shall not delay or prevent Closing. Without limiting the foregoing, Buyer’s efforts shall include, to the extent applicable, (i) offering to replace any Support Obligations maintained by any Affiliate of Sellers in favor of a Counterparty to the extent and in the manner set forth in Section 5.3 and in the case of a Assigned Contract with respect to which neither a Seller nor any of its Affiliates has posted or maintains any Support Obligation, Buyer shall comply with all requirements under any such Assigned Contract or commercially reasonable requests by a Counterparty thereto, in either case, to post or maintain credit support as security for the performance of its obligations as assignee thereof, to the extent and in the manner set forth in Section 5.3, (ii) where indicated on Schedule 2.1(a)(v), entering into a new or replacement Master Agreement with any such Counterparty, on substantially the same terms in the aggregate as those in place on the date hereof in a Master Agreement between a Seller and such Counterparty, if necessary for the assignment to Buyer of one or more purchase orders, releases or similar Contracts (or portion thereof) that represent Assigned Contracts subject to such Master Agreement with a Seller and (iii) to the extent that any Assigned Contracts relate to natural gas transportation on a pipeline regulated by FERC, Sellers’ obligations under this Section 5.4(a) are conditioned upon Sellers successfully releasing its capacity permanently to Buyer (or its Affiliate) and being relieved of all payment obligations under each such Assigned Contract pursuant to the terms of the applicable FERC gas tariff (each of Sellers and Buyer shall use commercially reasonable efforts to achieve any such permanent releases of capacity). For the avoidance of doubt, it is specifically acknowledged and agreed by the Parties that (A) subject to Section 5.3, none of Buyer, Sellers or their respective Affiliates shall be obligated to incur, pay, reimburse or provide any liability, compensation, consideration or charge, or commence or be a plaintiff in any litigation or otherwise agree to any contractual modification, in each case, to obtain the written Consent of any Counterparty to the assignment and assumption of any Assigned Contract and (B) with respect to any Assigned Contracts to which Buyer is the Counterparty, Buyer hereby consents to the assignment of such Assigned Contracts by the applicable Seller or its Affiliates to Buyer.

(b)If Buyer and Sellers are unable to obtain any required Consent of a Counterparty to the assignment of any Assigned Contract (other than any Specified Material Contract) pursuant to Section 5.4(a) or to implement the actions set forth on Schedule 5.4(a) with respect to any Shared Contract or Specified Material Contract; then any such Assigned Contracts shall not be assigned at Closing and such Shared Contracts and Specified Material Contracts shall not be assumed (or transferred through replacement or other action specified on Schedule 5.4(a)) (such non-assigned Contracts, the “Non-Assigned Contracts”), and Buyer and Sellers shall continue for a period of six (6) months after Closing to comply with their obligations under Section 5.4(a) to the extent and for so long as the applicable Non-Assigned Contract shall not have been assigned to Buyer. During the Interim Period and thereafter prior to the expiration of such six (6) month period, Sellers shall use commercially reasonable efforts (but in no event in contravention of any rights or obligations pursuant to such Contract or otherwise in violation of Law) to provide, and Buyer shall accept, one or more back-to-back Contracts or other arrangements (which, once entered, may extend beyond such six (6) month period regardless of the latter expiration of such period) that would (i) place each of Buyer and the applicable Seller in a substantially similar position (except in the case of Buyer, in respect of any Excluded Liabilities) and (ii) provide Buyer substantially similar rights, privileges, liabilities, benefits and obligations, in each case, as if such Non-Assigned Contract had been assigned to Buyer in accordance with Section 2.1(c)(ii) as of the Closing. Upon obtaining the requisite third-party Consents thereto, such Assigned Contract shall promptly be transferred and assigned to Buyer hereunder, or such actions with respect to such Shared Contract or Specified Material Contract as set forth in Schedule 5.4(a) shall be implemented by the Parties, in each case at no additional cost to Buyer and with such effect as if transferred (or implemented) as of the Closing. For the avoidance of doubt, it is specifically acknowledged and agreed by the Parties that subject to Section 5.3, none of Buyer, Sellers or their respective Affiliates shall be obligated to incur, pay, reimburse or provide any liability, compensation, consideration or charge, or commence or be a plaintiff in any litigation or otherwise agree to any contractual modification, in each case, to enter into any back-to-back Contracts or other arrangements described in the foregoing sentence.

(c)During the Interim Period, (i) Sellers shall provide Buyer upon request with a complete list of vendors that are party to Master Agreements which have provided material services in connection with the ownership or operation of the Facilities during 2015, and (ii) at Buyer’s request, Sellers shall use commercially reasonable efforts to assist Buyer (or its Affiliates or designee) to enter into new Master Agreements with any such vendors to give Buyer access to such vendors from and after the Closing in connection with the ownership and operation of the Acquired Assets. For the avoidance of doubt, it is specifically acknowledged and agreed by the Parties that Sellers and their Affiliates shall not be obligated to incur, pay, reimburse or provide any liability, compensation, consideration or charge, or commence or be a plaintiff in any litigation, in each case to obtaining such new Master Agreement.

Section 5.5    Confidentiality; Publicity.

(a)From and after the date of this Agreement, no Party will issue any press release or similar public announcement or public communication regarding this Agreement or the proposed transactions contemplated hereunder, or any matter related to the foregoing, without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or Permit (including any rules of an applicable securities exchange), in which case the disclosing Party shall, as permitted by applicable Law or Permit, first allow the other Parties at least two (2) Business Days to review such announcement or communication and the opportunity to comment thereon; provided that approval shall not be required in respect of any public announcement by a Party that is substantially similar in content to any announcement previously approved by the other Party. Notwithstanding the foregoing, nothing in this Agreement or the Confidentiality Agreements shall prohibit any Party from communicating with any Governmental Entities to the extent reasonably necessary for the purpose of seeking any Consents or approvals of, making any filings with, or providing any notifications to, any such Governmental Entity, nor shall any Party be liable for any public disclosure made by any such Governmental Entity with respect thereto.

(b)Buyer acknowledges that all information provided to it and to any of its Affiliates, or their respective Representatives, by Sellers and their Affiliates or their respective Representatives is subject to the terms of the Confidentiality Agreements, the terms of which are hereby incorporated into this Agreement by reference, with effect from the date hereof until the earlier of (i) the Closing or (ii) the date two years from the date hereof; provided that if there is any inconsistency between the express terms of this Agreement and the terms of the Confidentiality Agreements, then the terms of this Agreement shall control and govern to the extent of such inconsistency.

(c)At the Closing, the Parties shall enter into the Post-Closing Confidentiality Agreement attached hereto as Exhibit F. From and after the Closing Date, the Post-Closing Confidentiality Agreement shall constitute the entire agreement and supersede all prior agreements and understandings between the Parties with respect to matters related to confidentiality.

Section 5.6    Expenses. Except as otherwise expressly provided in this Agreement or any Ancillary Document, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the other Ancillary Documents and the transactions contemplated hereby and thereby. Notwithstanding this immediately preceding sentence, Buyer shall pay all filing fees required by Governmental Entities with respect to Consents or Permits, including filing fees in connection with filings under the HSR Act.

Section 5.7    Regulatory and Other Approvals.

(a)During the Interim Period, each Party will, in order to consummate the transactions contemplated under this Agreement, provide reasonable cooperation to the other Party, and proceed diligently and in good faith and use all reasonable best efforts, as promptly as practicable, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) obtain the Required Government Consents, in each case, in form and substance reasonably satisfactory to Sellers and Buyer, and take the actions (as applicable) specified in Section 5.22, (ii) make all required filings with, and to give all required notices to, the applicable Governmental Entities or other Persons required to consummate the transactions contemplated under this Agreement, and (iii) cooperate in good faith with the applicable Governmental Entities or other Persons and provide promptly such other information and communications to such Governmental Entities or other Persons as such Governmental Entities or other Persons may reasonably request in connection therewith.

(b)During the Interim Period, the Parties will provide prompt notification to each other when any Consent or Permit referred to in Section 5.7(a) is obtained, taken, made, given or denied, as applicable. Each Party will promptly inform the other Parties of any material communication received by such Party from, or given by such Party to, any Governmental Entity or other Person from which any such Consent or Permit is required, in each case regarding any of the transactions contemplated by this Agreement and will permit the other Parties to review any material communication given by it to, and consult with each other in advance of any material meeting or conference with, any such Governmental Entity, and to the extent permitted by such Governmental Entity, give the other Parties the opportunity to attend and to participate in such meetings and conferences.

(c)In furtherance of the foregoing covenants:

(i)Buyer and Sellers shall use their reasonable best efforts to make an appropriate filing of a “Notification and Report Form” pursuant to the HSR Act with respect to the transactions contemplated hereby within thirty (30) days following the execution of this Agreement. Buyer and Sellers shall supply as promptly as practicable any additional information or documentary material that may be requested pursuant to the HSR Act and shall take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Buyer and Sellers shall comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (the “Antitrust Authorities”) and take all other reasonable actions to obtain clearance from the Antitrust Authorities. Buyer and Sellers shall exercise their reasonable best efforts to prevent the entry in any Claim brought by an Antitrust Authority or any Governmental Entity of an Order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(ii)Other than with respect to filings under the HSR Act, Buyer and Sellers will, as soon as reasonably practicable and (except for the actions specified in Section 5.22) in no event more than thirty (30) days following the execution of this

Agreement, prepare and file with each applicable Governmental Entity requests for such Consents as may be necessary for the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, including approvals under Section 203 of the FPA and approvals from IURC. Buyer and Sellers will diligently pursue and use commercially reasonable efforts to obtain such Consents and will cooperate with each other in seeking such Consents. To such end, the parties agree to make available the personnel and other resources of their respective organizations in order to obtain all such Consents.

(d)From the date hereof through the Closing Date, Buyer agrees that except as may be agreed in writing by Sellers, Buyer shall not take, and shall not permit its Affiliates to take, any action which would reasonably be expected to impact the ability of the Parties to secure all required filings or Consents with or from FERC, the FTC or the DOJ or any other Governmental Entity to consummate the transactions hereunder, or take any action with any Governmental Entity relating to the foregoing, or agree, in writing or otherwise, to do any of the foregoing, in each case which would reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby or result in the failure to satisfy any condition to consummation of the transactions contemplated hereby. Without limiting the generality of Buyer’s undertakings pursuant to this Section 5.7, Buyer shall use its reasonable best efforts to avoid or eliminate any impediment under any antitrust, competition or trade regulation Law, or any regulatory and operational authorizations and arrangements necessary to own or operate the Acquired Assets, that may be asserted by any Governmental Entity (including the DOJ, the FTC or FERC) (but, for the avoidance of doubt, excluding Consents pursuant to Section 5.22, Section 6.1(h) and Section 6.2(i)) so as to (x) enable the Parties hereto to close the transactions contemplated by this Agreement as promptly as possible and (y) avoid any Claim by any Governmental Entity, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date. Without limiting the foregoing, Buyer’s applicable efforts in connection with the actions set forth in this Section 5.7(d) shall include, but not be limited to (A) defending vigorously, lifting, mitigating or rescinding the effect of any litigation or administrative proceeding involving any Governmental Entity (including a private party challenge) adversely affecting this Agreement or the transactions contemplated by this Agreement, including promptly appealing any adverse court or administrative decision; (B) proposing, negotiating, committing to and effecting the sale, divestiture or disposition of such assets or businesses of Buyer, its Affiliates or the Acquired Assets, including entering into customary agreements and ancillary agreements relating to any such sale, divestiture or disposition of such assets or businesses; (C) agreeing to any limitation on the conduct or operation of Buyer, its Affiliates or the Facilities (after Closing); or (D) agreeing to take any other action as may be required by a Governmental Entity in order to (1) obtain all necessary Consents, approvals and authorizations required by any Governmental Entity as soon as reasonably possible and in any event before the Outside Date, (2) avoid the entry of, or have vacated, lifted, dissolved, reversed or overturned, any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, prohibiting, preventing or restricting, in any manner, consummation of the transactions contemplated by this Agreement or (3) effect the expiration or termination of any waiting period that would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date. Notwithstanding anything to the contrary herein, Sellers and their Affiliates shall not be required to make any material monetary expenditure, commence or be a plaintiff in any litigation, retain, sell or otherwise dispose of any portion of their Assets (other than Acquired Assets which shall be conditioned on the Closing) or offer or grant any material accommodation (financial or otherwise) to any Person in order to satisfy its obligations under this Section 5.7.

(e)From and after the Closing Date, Buyer shall be responsible for maintaining any applicable registrations with PJM or NERC in respect of the Facilities, such that Sellers shall have no responsibility and Buyer shall be responsible for the compliance of the Facilities with any applicable PJM or NERC standards during the period from and after the Closing. The Parties shall cooperate in good faith in furtherance of the changes to the PJM registration required to reflect the transactions contemplated by this Agreement. Within thirty (30) days of Closing, Sellers will provide written notification to ReliabilityFirst Corporation (“RF”) that the Facilities will no longer be a part of Sellers’ NERC registered portfolio of generation in RF and as such, is no longer the “Generator Owner” and “Generator Operator” with respect to the Facilities.

(f)During the Interim Period, Sellers shall provide reasonable cooperation (including providing data and information upon Buyer’s request) to assist Buyer in preparing applications, notices, and other filings to obtain regulatory approvals, waivers, and exemptions required for or related to Buyer selling energy, capacity, and ancillary services from the Facilities, including, but not limited to, filings with FERC for authority to sell energy and capacity at market-based rates, to establish revenue requirements and rate schedules for reactive power, and to obtain exempt wholesale generator status.

Section 5.8    Sellers’ Marks.

(a)As soon as reasonably practicable but in no event more than sixty (60) days after the Closing Date, Buyer shall remove, cover or conceal from the Facilities or the other Acquired Assets any and all names, marks, trade names, trademarks, service marks and corporate symbols and logos incorporating “AEP”, “American Electric Power”, “Ohio Power”, “AEP Ohio”, “Columbus Southern Power” and any word or expression similar thereto or constituting an abbreviation or extension thereof, but excluding any components thereof that are generic or descriptive when not used in the same combination as Sellers (collectively and together with all other names, marks, trade names, trademarks and corporate symbols and logos owned by Sellers or any of its Affiliates, the “Sellers' Marks”). Thereafter, Buyer shall not use any Sellers' Mark or any name or term confusingly similar to any Sellers’ Mark in connection with the offering or sale of any products or services, in the corporate or doing business name of any of its Affiliates or otherwise in the conduct of its or any of its Affiliates’ businesses or operations. In the event that Buyer breaches this Section 5.8, Sellers shall be entitled to specific performance of this Section 5.8 and to injunctive relief against further violations, as well as any other remedies at Law or in equity available to Sellers.

(b)Effective as of and only upon the Closing:

(i)Subject to the terms and conditions of this Agreement, Sellers, on behalf of themselves and their Affiliates, hereby grant and agree to grant to Buyer a non-exclusive, perpetual, irrevocable, non-sublicensable and non-assignable (except as provided in Section 5.8(b)(i)), royalty-free, fully paid up, worldwide license to use and exercise all rights under, all patents, trade secrets, confidential know-how, and copyrights and works of authorship (including rights in software) that is owned by Sellers or any of their Affiliates as of Closing and that was used in the Facilities in the twelve (12) month period prior to Closing, solely in connection with the operation of the Facilities in the manner operated in the twelve (12) month period prior to the Closing (and any natural evolutions thereof).

(ii)Notwithstanding the assignment provision in Section 9.7 below, Buyer may assign the license set forth in Section 5.8(b)(i) to any Affiliate, or in connection with a merger, reorganization, consolidation, or sale of all, or substantially all, of any of the businesses or any material portion of the assets to which the license relates (including multiple assignments in part in connection with the sale of one or more Facilities), so long as the assignment shall not be deemed to extend to other businesses or Affiliates of the assignee or acquiror.

(iii)All rights not expressly granted by Sellers hereunder are reserved to Sellers. Buyer acknowledges and agrees that, except as otherwise expressly contemplated in the Transition Services Agreement: (x) Sellers have no delivery, training, policing, enforcement, notification of infringements or related obligations with respect to any Intellectual Property licensed hereunder; and (y) the license granted in Section 5.8(b)(i) does not include any Intellectual Property created, invented, developed or acquired by Sellers from and after the Closing.

Section 5.9    Casualty.

(a)If any of the Acquired Assets is damaged or destroyed by casualty loss (a “Casualty Loss”) during the Interim Period, Seller shall as soon as practicable thereafter notify Buyer of the same and deliver estimates of (i) the cost of restoring such damaged or destroyed Acquired Assets attributable to such Casualty Loss to a condition reasonably comparable to their prior condition and (ii) the amount of any insurance proceeds available to Seller or its Affiliates therefor (the amount of clause (i), minus the amount of clause (ii), the “Restoration Costs”), which such estimate provided in (i) shall be prepared by a qualified engineering firm reasonably acceptable to Buyer and Sellers.

(b)If the amount of such Restoration Costs in the aggregate is greater than 0.5% of the Base Purchase Price but does not exceed 10% of the Base Purchase Price, Sellers may either (i) repair or replace such damaged or destroyed Acquired Assets to a condition reasonably comparable to their prior condition as promptly as is commercially reasonable, to the extent such repair or replacement could reasonably be completed prior to the Outside Date or (ii) elect to reduce the amount of the Purchase Price by the Casualty Reduction Amount; provided that, regardless of Sellers’ election hereunder, the election by Sellers under this Section 5.9(b) shall not delay the Closing unless specifically elected by Sellers in accordance with this Section 5.9(b), and if for whatever reason the repair or replacement under subpart (i) is not completed prior to the Closing, the Purchase Price payable by Buyer at Closing shall be reduced by an amount equal to (A) the costs reasonably expected to be incurred by Buyer to complete the repair or replacement of such asset after the Closing (less any insurance proceeds reasonably expected to be available therefor to Buyer from policies of Sellers)) plus (B) any lost profits reasonably expected to be suffered by Buyer as a direct result of such Casualty Loss during the period of time from and after the Closing Date and until such asset could reasonably be expected to be replaced (the “Casualty Reduction Amount”), which such amounts in clauses (A) and (B) shall be determined by a qualified engineering firm reasonably acceptable to Buyer and Sellers; provided, however, that if such repair or replacement cannot be completed prior to the date that is ten (10) Business Days prior to the Closing Date, Sellers may elect to delay Closing until such repair or replacement is reasonably complete (but not, without the consent of Buyer, beyond the date that is the earlier of (x) six (6) months after the date upon which the Closing otherwise would have occurred and (y) the Outside Date. If the Restoration Cost is in excess of 10% of the Base Purchase Price, Sellers may, by notice to Buyer within 45 days after the date of such Casualty Loss, elect to (a) without any delay in the Closing, reduce the Purchase Price (up to, but not exceeding, the full Purchase Price) by the Casualty Reduction Amount, (and Sellers shall have no obligation to repair or replace the damaged or destroyed Acquired Assets) or (b) terminate this Agreement, in each case by providing written notice to Buyer; provided that if Sellers do not elect to terminate this Agreement as provided in this sentence, then Buyer may, by written notice to Sellers, terminate this Agreement within 10 Business Days of receipt by Buyer of Sellers’ notice regarding its election. If the Restoration Cost is 0.5% of the Base Purchase Price or less, (i) neither Buyer nor Sellers shall have the right or option to terminate this Agreement, (ii) there shall be no reduction in the amount of the Purchase Price and (iii) Sellers shall have no obligation to repair or replace the damaged or destroyed Acquired Assets.

(c)For the avoidance of doubt, in the event Sellers actually repair or replace such damaged or destroyed Acquired Assets pursuant to this Section 5.9 and Buyer subsequently receives any insurance proceeds with respect to such casualty event that cover such repair or replacement cost pursuant to Section 5.11, each Seller shall be entitled to be reimbursed by Buyer with such amounts and Buyer shall promptly reimburse each Seller from such insurance proceeds in an amount up to the applicable Seller’s actual and documented repair or replacement costs.

Section 5.10    Condemnation.

(a)If any of the Acquired Assets is taken by condemnation or are subject to a pending condemnation proceeding during the Interim Period, Seller shall as soon as practicable thereafter notify Buyer of such event or proceeding and deliver estimates of (i) the condemnation value of such Acquired Assets (as determined by a qualified firm reasonably acceptable to Buyer and Sellers) (such value with respect to such Acquired Assets, after subtracting the amount of any such condemnation award proceeds payable to Buyer following the Closing in respect thereto, the “Condemnation Value”); provided that, with respect to any condemnation or pending condemnation proceeding for which the Condemnation Value is or is reasonably expected to be greater than 0.5% of the Base Purchase Price but is not in excess of 10% of the Base Purchase Price, Sellers may either (i) elect to replace the Acquired Assets that are subject to the condemnation proceeding with reasonably comparable Acquired Assets as promptly as commercially reasonable to the extent such replacement could reasonably be completed prior to the Closing Date (and, at Sellers’ option exercised at the time of its election to replace such Acquired Assets, Sellers may also elect to delay such Closing as set forth below) or (ii) elect to reduce the Purchase Price by the Condemnation Reduction Amount by notice to Buyer (provided that, regardless of Sellers’ election hereunder, the election by Sellers under this Section 5.10(a) shall not delay the Closing unless specifically elected by Sellers in accordance with this Section

5.10(a), and if for whatever reason the replacement under subpart (i) is not completed prior to the Closing, the Purchase Price payable by Buyer at Closing shall be reduced by (A) the costs reasonably expected to be incurred by Buyer in replacing such asset after the Closing net of any condemnation awards paid or payable to Buyer plus (B) any lost profits reasonably expected to be suffered by Buyer as a direct result of such condemnation during the period of time from and after the Closing Date and until such asset could reasonably be expected to be replaced (the “Condemnation Reduction Amount”), which such amounts in clauses (A) and (B) shall be determined by a qualified engineering firm reasonably acceptable to Buyer and Sellers); provided, however, that if such replacement cannot be completed prior to the date that is ten (10) Business Days prior to the Closing Date, Sellers may elect to delay Closing until such replacement is reasonably complete (but not, without the consent of Buyer, beyond the date that is the earlier of (x) six (6) months after the date upon which the Closing otherwise would have occurred and (y) the Outside Date. If the Condemnation Value is in excess of 10% of the Base Purchase Price, Sellers may, by notice to Buyer within 45 days after the award of the condemnation proceeds, elect to (a) without any delay in the Closing, reduce the Purchase Price up to, but not exceeding, the Purchase Price by the Condemnation Reduction Amount, (and Sellers shall have no obligation to repair or replace the condemned Acquired Assets) or (b) terminate this Agreement, in each case by providing written notice to Buyer; provided that if Sellers do not elect to terminate this Agreement as provided in this sentence, then Buyer may, by written notice to Sellers, terminate this Agreement within 10 Business Days of receipt by Buyer of Sellers’ notice regarding its election. If the Condemnation Value is 0.5% of the Base Purchase Price or less, (i) neither Buyer nor Sellers shall have the right or option to terminate this Agreement, (ii) there shall be no reduction in the amount of the Purchase Price and (iii) Sellers shall have no obligation to replace the Acquired Assets. For the avoidance of doubt, in the event Sellers elect to replace such Acquired Assets pursuant to this Section 5.10(a), and Buyer subsequently receives any proceeds from such condemnation award or insurance proceeds with respect to such condemnation event that cover such replacement cost, Sellers shall be entitled to receive such amounts from Buyer and Buyer shall promptly distribute to Sellers such condemnation award proceeds or insurance proceeds.

(b)For the avoidance of doubt, in the event Sellers complete the replacement of Acquired Assets pursuant to this Section 5.10, and the cost of such replacement is borne solely by Sellers, Buyer shall have no rights to any condemnation award related thereto and shall assign its rights and claims to any condemnation award payable to Buyer as a result of such condemnation event to Sellers in order to provide Sellers with the right to pursue and receive any such condemnation award.

Section 5.11    Insurance. Sellers shall maintain or cause to be maintained in full force and effect the insurance policies described on Schedule 3.15(a) (or comparable replacement coverage) throughout the Interim Period and after the Closing Date to the extent applicable to the Acquired Assets, shall provide Buyer with access to each occurrence-based insurance policy of Sellers and their Affiliates applicable to the Acquired Assets, including those identified on Schedule 3.15(a), for pre-Closing events related to the Acquired Assets for which a claim could be made; provided that with respect to any such claims, Buyer shall be responsible for any deductible or other amounts to be self-insured under the policy. Buyer shall be solely responsible for providing insurance in respect of the Acquired Assets from and after the Closing.

Section 5.12    Excluded Affiliate Arrangements and Transition Team.

(a)From and after the date of this Agreement (including after the Closing Date, if applicable), except as contemplated by this Agreement or for the commercial arrangements set forth on Schedule 5.12(a), Sellers shall, and shall cause their Affiliates to, take such actions as may be necessary to exclude or sever any services and benefits provided to any of the Facilities or otherwise with respect to any other Acquired Asset by Sellers or any Affiliate thereof, including management, procurement and other services (such as (A) fuel supply procurement, (B) AEP-wide service arrangements, (C) Intellectual Property contracts (other than Assigned Contracts), (D) software and systems such as computer and information processing services (E) regulatory, legal, and financial services, (F) accounting and payroll services, (G) facilities management services (including environmental, health and safety), (H) general and administrative services, (I) human resource services, (J) risk management services, (K) group purchasing services, (L) corporate marketing, strategy and development services and (M) corporate travel services) other than any such services provided pursuant to the Transition Services Agreement (the “Excluded Affiliate Arrangements”).

(b)Within thirty (30) days after the date hereof, Buyer shall deliver to Sellers a list of its proposed representatives to the joint transition team. Sellers will add their representatives to such team within ten (10) Business Days after receipt of Buyer’s list. Such team will be responsible for preparing as soon as reasonably practicable after the date hereof, and using commercially reasonable efforts to timely implement a transition plan which will identify and describe substantially all of the various transition activities that the Parties will cause to occur before and after the Closing and any other transfer of control matters that any Party reasonably believes should be addressed in such transition plan, in each in a manner that would reasonably be expected to preserve the value of the Acquired Assets and facilitate the orderly transition of the Facilities and the other Acquired Assets to Buyer as contemplated by this Agreement. Buyer and Sellers shall use commercially reasonable efforts to cause their representatives on such transition team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable transition plan no later than ninety (90) days after the date of this Agreement.

(c)On the Closing Date (or such later date as mutually agreed to by the Parties), Buyer shall designate and appoint a replacement to any representative or agent of each Seller or its Affiliates who has been appointed to a position pursuant to a requirement of any Governmental Entity or Permit with respect to the ownership or operation of the Facilities and the other Acquired Assets, unless such representative or agent is a Continuing Non-Covered Employee or a Covered Employee, or, if required by any Governmental Entity or Permit in connection with the transactions contemplated by this Agreement, reconfirm any such currently designated or appointed representative or agent.

Section 5.13    Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer. Sellers and Buyer shall cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of such Tax Laws.

Section 5.14    Employee, Labor and Benefits Matters.

(a)Seller Benefit Plans. Effective as of the Closing Date, the Continuing Employees (who accept offers pursuant to Section 5.14(b) or Section 5.14(c)) shall cease to accrue further benefits and shall cease to be active participants under any Seller Benefit Plans except as provided by the terms of such plans or applicable Law, and without limiting the generality of Section 2.1(d)(v), Buyer shall not assume such Seller Benefit Plans. Except as provided in this Section 5.14 and without limiting the generality of Section 2.1(d)(v), Sellers, their Affiliates and their ERISA Affiliates shall retain the sponsorship of and shall be solely responsible for all obligations and Liabilities at any time arising under or with respect to the Seller Benefit Plans, and except as provided in this Section 5.14, neither Buyer nor any of its Affiliates shall have any obligation, Liability or responsibility with respect to or under the Seller Benefit Plans, whether such obligation, Liability or responsibility arose before, on or after the Closing Date. As of the Closing Date, all Continuing Employees shall become (i) fully vested in their benefits under the Seller Benefit Plan that is a defined benefit pension plan in which such Continuing Employee had become a participant, and (ii) vested on a prorated basis under the terms of any Restricted Stock Unit Award Agreement issued to such Continuing Employee under the terms of the American Electric Power System Long-Term Incentive Plan as if his termination of AEP employment had involved a Severance Date (as defined in such agreement).

(b)Non-Covered Employees Offers. Buyer shall, or shall cause one of its Affiliates to:

(i)At least 30 days prior to the reasonably expected Closing Date, make a Qualifying Offer of employment to (x) each of the Scheduled Employees and (y) those Facility Support Employees and Corporate Support Employees to whom Buyer, in its discretion, chooses to make offers of employment, which Qualifying Offer shall be conditioned upon the occurrence of the Closing and effective as of the Closing Date, except in the case of Non-Covered Employees who are not actively at work as of the Closing Date due to long-term disability or other approved continuous leave of absence (excluding, without limitation, paid-time off, short-term disability or intermittent leave) (“Delayed Transfer Employees”), in which case such offers (or reemployment) shall be made as of the date, if any, each such Non-Covered Employee has been cleared for and returns to active employment within 12 months following the Closing Date or such later date as required by Law and effective immediately following acceptance. At least 30 days prior to the reasonably expected Closing Date, Sellers shall provide Buyer a list of Delayed Transfer Employees, which list shall be updated as necessary up to 5 days prior to Closing and as of the Closing Date. At least ten days prior to the Closing Date, Buyer shall provide Sellers a list of Facility Support Employees and Corporate Support Employees to whom a Qualifying Offer was made. A “Qualifying Offer” means an offer of employment in a position comparable to that which such Non-Covered Employee had immediately prior to the Closing (or, in the case of a Delayed Transfer Employee, commencement of his or her absence from active employment), in each case at a location that is located at, or within a fifty (50) mile radius from, the Non-Covered Employee’s location of employment immediately preceding the Closing (or, in the case of a

Delayed Transfer Employee, commencement of his or her absence from active employment) and on terms which satisfy the covenant in Section 5.14(d));

(ii)indemnify and hold harmless Sellers and their Affiliates with respect to all Claims and Liabilities relating to or arising out of Buyer’s employment offer process described in this Section 5.14(b); and

(iii)Solely in the case of each Delayed Transfer Employee, unless otherwise specifically provided herein, all references in this Section 5.14 to the Closing or the Closing Date shall instead be deemed to refer to the time, if any, that such Delayed Transfer Employee becomes an employee of Buyer or its Affiliates.

(c)Covered Employees Offers and Post-Closing Employment and Benefits. Buyer shall, or shall cause one of its Affiliates to

(i)Make offers of employment to all Covered Employees effective as of the Closing Date and based on the terms of the Collective Bargaining Agreement and applicable Laws (each such Covered Employee who accepts an offer of employment from Buyer or an Affiliate of Buyer and actually commences employment with Buyer or one of its Affiliates on the Closing Date, a “Continuing Covered Employee”);

(ii)as a condition of the transactions contemplated by this Agreement, (A) recognize Local No. 296 Utility Workers Union of America AFL-CIO as collective bargaining representative for the Covered Employees and assume the Collective Bargaining Agreement applicable to the Covered Employees immediately effective upon the Closing Date, (B) abide by and agree to honor the terms and conditions of the Collective Bargaining Agreement including all Liabilities and obligations arising after the Closing Date under or in any way related to such Collective Bargaining Agreement, including seniority status, and (C) indemnify and hold harmless Sellers and their Affiliates with respect to any Claims, obligations and Liabilities attributable to or arising under the Collective Bargaining Agreement after the Closing Date; and

(iii)after the Closing Date, provide Covered Employees such benefits as may be required under the assumed Collective Bargaining Agreement (which, for the avoidance of doubt, shall be provided under benefit plans of Buyer or Buyer’s Affiliates) or as may be negotiated and accepted by Buyer and the applicable union.

(d)Post-Closing Employment and Benefits for Continuing Non-Covered Employees. Buyer shall provide, or shall cause one of its Affiliates to provide, to each Non-Covered Employee who accepts an offer of employment from Buyer or an Affiliate of Buyer and becomes employed by Buyer or an Affiliate of Buyer as of the Closing Date (the “Continuing Non-Covered Employees”), during the period from the Closing Date through September 30, 2018 (or if shorter, the period during which the Continuing Non-Covered Employee is employed by Buyer or one of its Affiliates) (the “Continuation Period”):

(i)base salary/wage rate which is no less favorable than the base salary/wage rate provided to the Non-Covered Employee immediately prior to Closing;

(ii)bonus and incentive opportunities (including target and maximum payouts), which are no less favorable in the aggregate than the bonus and incentive opportunities (including target and maximum payouts) provided to the Non-Covered Employee immediately prior to Closing (provided, that any equity-based compensation opportunity provided prior to the Closing Date may be provided as cash compensation opportunities following Closing); and

(iii)employee benefits (other than severance benefits, which will be provided as set forth in Section 5.14(f)) that are substantially comparable in the aggregate to the employee benefits (other than severance benefits) provided to the Non-Covered Employee immediately prior to Closing.

(e)Group Health Plans. Buyer or an Affiliate of Buyer shall cause each Continuing Employee and his or her eligible dependents (including all such employee’s dependents covered immediately prior to the Closing Date by a Seller Benefit Plan that is a group health plan) coverage under a group health plan maintained by Buyer or one of its Affiliates that (A) provides major medical and dental benefits coverage to the Continuing Employee and such eligible dependents effective immediately upon the Closing Date and (B) with respect to such group health plans that provide medical coverage, credits such Continuing Employee, for the plan year during which the Closing occurs, with any deductibles and co-payments incurred under a Seller Benefit Plan that is a medical plan toward satisfying any deductible or co-payment requirements under the medical plan of Buyer or any of its Affiliates in which the Continuing Employee participates during the plan year in which the Closing occurs.

(f)Severance. Buyer shall, or shall cause one of its Affiliates to, pay to each Continuing Employee who is terminated during the Continuation Period for any reason other than cause or the Continuing Employee’s death or disability (a “Severed Continuing Employee”), subject to the Continuing Employee’s timely executing and not revoking a release of claims, a lump sum payment in cash equal to two weeks’ base pay for each year of service or portion thereof (taking into account, for this purpose, service as a Continuing Employee as well as service that would be credited to the Severed Continuing Employee under Section 5.14(g)) with a minimum of twenty-six (26) weeks’ base pay, with the base pay determined at the then applicable rate. For this purpose, (a) the resignation by a Continuing Employee in lieu of a requirement that such employee transfer to a main work location that is more than 50 miles from his or her main work location as of the Closing Date, and (b) the termination of a Continuing Employee’s employment by reason of such employee’s declining a request for such a transfer shall be considered termination for a reason other than cause. In addition, to the extent a Severed Continuing Employee elects COBRA continuation coverage, the amount payable by such Severed Continuing Employee in respect of COBRA premiums during the months that such COBRA continuation coverage remains in effect (but only up to the first eighteen months) shall be no more than the active employee premiums payable for the same medical and/or dental coverage covering the Severed Continuing Employee and the Severed Continuing Employee’s spouse and eligible dependents. Notwithstanding the foregoing, if any Continuing Employee is entitled to severance benefits under an individual severance, employment or similar agreement, the terms of such agreement and not this Section 5.14(f) shall govern.

(g)Buyer Welfare Plans and Service Credit. With respect to the plan year in which the Closing Date occurs, Buyer shall or shall cause one of its Affiliates to waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Non-Covered Employees under the group health plans maintained by Buyer or its Affiliates in which such Continuing Non-Covered Employees may be eligible to participate during the calendar year in which the Closing occurs and, to the extent agreed upon with respect to post-Closing benefits negotiated and accepted by Buyer and the applicable union, the Covered Employees under any such plans; provided that any such limitation was satisfied or would not have applied under the applicable Seller Benefit Plan immediately prior to the Closing. Buyer shall provide, or shall cause one of its Affiliates to provide, continuation health care coverage to Continuing Employees and their qualified beneficiaries who incur a qualifying event, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) or any similar provisions of state Law, after the Closing Date. Sellers and their Affiliates shall be solely responsible for any obligations under COBRA with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9. With respect to the calendar year in which the Closing Date occurs, Buyer shall, or shall cause one of its Affiliates to, provide full service credit for all purposes including eligibility to participate, vesting and benefit accrual (other than for benefit accrual purposes under any defined benefit pension plan) under all employee benefit plans, policies and arrangements (other than equity or equity-based plans, policies and arrangements) made available to Continuing Employees by Buyer or any of its Affiliates after the Closing to the same extent such Continuing Employee’s service was recognized under the corresponding Seller Benefit Plans in which such Continuing Employee participated immediately prior to the Closing Date.

(h)Savings Plans. Effective as of the Closing Date, Buyer or one of its Affiliates shall establish or maintain a defined contribution 401(k) plan (or plans) and trust (or trusts) intended to qualify under Sections 401(a) and 501(a) of the Code in which all Continuing Non-Covered Employees shall be eligible to participate (“Buyer Savings Plan”) and in which Covered Employees shall be eligible to participate (“Buyer Union Savings Plan”) following the Closing Date. Continuing Employees shall be eligible to effect a direct rollover (as described in Section 401(a)(31) of the Code) of cash account balances and promissory notes from any Seller Benefit Plans which is a defined contribution 401(k) plan, to the Buyer Savings Plan and the Buyer Union Savings Plan, as applicable, and Buyer or one of its Affiliates shall cause the Buyer Savings Plan or Buyer Union Savings Plan, as applicable, to accept such direct rollovers of cash and promissory notes.

(i)Flexible Spending Plan. Effective as of the last day of the month in which Closing occurs, Continuing Employees shall no longer be eligible to contribute to the Seller Benefit Plan that is a flexible spending account plan except as otherwise provided by and in accordance with COBRA (such accounts, “Seller FSA” and such participants in the Seller FSA, “FSA Participants”). Effective as of the Closing Date, Buyer or one of its Affiliates shall establish a flexible spending account plan (the “Buyer FSA”) which shall (i) permit participation as of the first day of the month immediately following Closing for all FSA Participants and (ii) accept for reimbursement any claims related to the calendar year in which the Closing Date occurs and eligible for reimbursement on the basis of participant elections initially made under the Seller FSA, to the extent such claims have not been previously reimbursed by Seller. The salary reduction election of FSA Participants under the Seller FSA will be continued by the Buyer FSA for the remainder of the calendar year following Closing. Sellers shall provide to Buyer as soon as administratively feasible following the Closing Date, a schedule setting forth the FSA Participants and the amount each FSA Participant has elected to contribute to the Seller FSA for the current calendar year and the amount reimbursed by the Seller FSA to the FSA Participant (or eligible dependent) (the “FSA Balances”). To the extent the FSA Balances in the aggregate are positive, Sellers shall make a payment to Buyer equal to the aggregate FSA Balances by the 30th Business Day following the Closing Date. To the extent the FSA Balances in the aggregate are negative, Buyer shall make a payment to Sellers equal to the aggregate negative FSA Balances by the 30th Business Day following the Closing Date. Notwithstanding the foregoing, no Continuing Employee who elects COBRA continuation coverage with respect to such person’s flexible spending account under the Seller FSA shall be considered an FSA Participant and any such person’s flexible spending account balance shall not be an FSA Balance.

(j)Incentive Awards. Without limiting Buyer’s obligations under Section 5.14(d)(ii), prior to the Closing, any Seller or one of its Affiliates shall calculate for each Continuing Employee, a bonus amount (and an amount with respect to any other cash incentive plan) relating to the portion of the calendar year in which the Closing Date occurs commencing January 1 of such year through and including the Closing Date (the “Pre-Closing Period”), which amount shall be based on such employee’s eligible compensation for the Pre-Closing Period and the terms of the applicable Seller Benefit Plan (such amount, the “Earned Bonus”). Any Earned Bonus shall be paid by any Seller or one of its Affiliates to each Continuing Employee who is employed as of the Closing Date within two and one half months following the Closing Date.

(k)Pre-Closing Date Claims under Seller Benefit Plans. To the extent that a Business Employee was a participant in a Seller Benefit Plan, without limiting the generality of Section 2.1(d)(v), the Seller Benefit Plans shall be responsible for providing benefits (including medical, hospital, dental, accidental death and dismemberment, life, disability and other similar benefits) to any participating Business Employees for all Claims incurred prior to the Closing under and subject to the generally applicable terms and conditions of such plans. For purposes of this Section 5.14(k), a Claim is incurred with respect to (i) accidental death and dismemberment, disability, life and other similar benefits when the event giving rise to such Claim occurred and (ii) medical, hospital, dental and other similar benefits when the services with respect to such Claim are rendered, and in any event as defined by the underlying terms of the Seller Benefit Plans. Buyer shall, or shall cause one of its Affiliates to, assume and honor all accrued and unused vacation and paid time off balances of the Continuing Employees in accordance with the applicable Seller Benefit Plan in effect at the Closing Date, except to the extent any such balances are paid to such Continuing Employee in connection with the Closing in accordance with any applicable Laws.

(l)Post-Closing Date Employment Claims. Except as expressly provided in this Agreement, Buyer shall indemnify, defend and hold Sellers and their Affiliates harmless from and against any and all liability of any kind or nature involving or related to the employment of the Continuing Employees by Buyer or its Affiliates after the Closing, including any liability related to any employee benefit plan sponsored or maintained by Buyer or its ERISA Affiliates after the Closing or the termination of employment from Buyer or one of its Affiliates on or following the Closing Date.

(m)Workers Compensation. Sellers and their Affiliates shall be responsible for and administer all claims for workers compensation benefits that are incurred prior to the Closing by Continuing Employees. Buyer and its Affiliates shall be responsible for and shall administer all claims for workers compensation benefits that are incurred from and after the Closing by Continuing Employees. A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (the “Workers Compensation Event”). The date a Workers Compensation Event occurs shall be determined in accordance with the terms of the applicable Seller Benefit Plan and/or any applicable Laws in respect of workers compensation.

(n)WARN Act. From the date of this Agreement until the Closing Date, Sellers shall not and shall cause their Affiliates not to terminate the employment of Business Employees such that a “plant closing” or “mass layoff” (as those terms are defined in the WARN Act or any similar state Law) occurs prior to the Closing without complying with the WARN Act or any similar state Law. Buyer agrees to provide any notice required under the WARN Act or any similar state Law with respect to any “plant closing” or “mass layoff” affecting Business Employees that may occur on or after the Closing Date or arise, in whole or in part, as a result of the transactions contemplated by this Agreement. On or after the Closing Date, Buyer shall not effectuate a “plant closing” or “mass layoff” or any other similar triggering event under the WARN Act or any other applicable Law affecting any Continuing Employee, except in compliance with the WARN Act or any similar state Law. Buyer shall indemnify, defend and hold Sellers harmless from and against any liability, damages, fines or costs (including reasonable attorneys’ fees) under the WARN Act or any similar state Law for any “plant closing” or “mass layoff” occurring on or after the Closing Date or arising, in whole or in part, from the actions (or inactions) of Buyer or its Affiliates on or after the Closing Date or as a result of the transactions contemplated by this Agreement.

(o)Employee Communications. Sellers shall use commercially reasonable efforts to cooperate with Buyer and its Affiliates in communications with Business Employees with respect to employment and employee benefit plan matters arising in connection with the transactions contemplated by this Agreement.

(p)No Third Party Beneficiary Rights. Nothing in this Section 5.14, expressed or implied, shall confer upon any Person (including the Business Employees, Continuing Employees or any other employees of Sellers, Buyer, or any of their respective Affiliates or any of their dependents, beneficiaries or alternate payees) other than the Parties any rights or remedies (including any third-party beneficiary rights, any right to employment or continued employment, or any right to any particular terms of conditions of employment or compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise, and nothing in this Section 5.14 shall (i) affect the right of each of Sellers, Buyer or their respective Affiliates to terminate the employment of any Person for any or no reason at any time, (ii) require Sellers or any of their Affiliates to continue any Seller Benefit Plan or other employee benefit plans or arrangements, (iii) prevent Sellers or any of their Affiliates from amending, modifying or terminating any Seller Benefit Plan or other employee benefit plans or arrangements, (iv) be construed as prohibiting or limiting the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, Contract, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or (v) be construed as an establishment of, amendment to or termination of any benefit or compensation plan, program, policy, Contract, agreement or arrangement. In addition, the provisions of this Section 5.14 are for the sole benefit of the Parties and are not for the benefit of any other Person, including any Business Employee, Continuing Employee, any other employee of any Seller, Buyer or any of their respective Affiliates (including any beneficiary or dependent thereof), or any other third party.

(q)Non-Solicitation of Business Employees. In the event that this Agreement is terminated prior to the Closing pursuant to the terms of this Agreement, until the date that is one (1) year from and after the date of such termination of this Agreement, (i) Buyer shall not employ, and shall cause its Affiliates not to employ, any Business Employees without Sellers’ prior written consent and (ii) Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, in any manner whatsoever, solicit for hire or employment any officer or employee of any Seller or any of their respective Affiliates to whom Buyer or its Representatives had been directly or indirectly introduced or otherwise had first contact with as a result of its consideration of the transactions contemplated hereby. From and after Closing, until the date that is one (1) year after the Closing Date, (A) Sellers shall not employ, and shall cause their Affiliates not to employ, any Continuing Employees without Buyer’s prior written consent and (ii) Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, in any manner whatsoever, solicit for hire or employment any officer or employee of Buyer or any of its respective Affiliates to whom Sellers or their Representatives had been directly or indirectly introduced or otherwise had first contact with as a result of its consideration of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 5.14(q), the terms of this Section 5.14(q) shall not apply to any solicitation (or any hiring as a result of any solicitation) (x) that consists of a general advertisement or solicitation by Buyer or Seller through the use of media advertisements, the Internet (including the Seller’s internal career website), or professional search firms that is not targeted at employees of Sellers, Buyers or their Affiliates, as applicable, (y) of any person who is no longer employed by Sellers, Buyer or their Affiliates as applicable or (z) made by employees of Sellers or their Affiliates other than hiring managers or their authorized designees.

(r)Code Section 409A. The Continuing Non-Covered Employees shall be treated, for purposes of Section 409A of the Code, as having a separation from service with Sellers and their Affiliates as of the Closing Date.

Section 5.15    Buyer’s Title Insurance. As of the date of this Agreement, Buyer has ordered Title Commitments for the Owned Real Property issued by the Title Insurer, true and complete copies of which will promptly be made available to Sellers. Commencing within forty-five (45) days of the date of this Agreement, Buyer shall use commercially reasonable efforts to obtain an initial or an updated Survey of the Owned Real Property, identifying the matters set forth on such Title Commitments and deliver true and complete copies of same to Sellers. At Closing, if reasonably required by the Title Insurer to issue any Title Policy to Buyer with respect to the Owned Real Property or any portion thereof, Sellers agree to deliver a certificate to the Title Insurer, in form and substance acceptable to Sellers and reasonably cooperate with

Buyer in connection with obtaining such Title Commitments; provided that with respect to any such certificate, (i) Sellers shall not be required to undertake any obligation or incur any liability with respect to Permitted Liens, (ii) Sellers shall not be required to undertake or incur any Liability under, or provide any information in connection with, any such certificate in excess of any express Liability or obligation that it would otherwise have under this Agreement, and (iii) the only indemnity to be provided by Sellers in such certificate shall be limited to a customary “GAP” indemnity for a period of thirty (30) days following Closing. Buyer expressly acknowledges and agrees that all Title Commitments, Surveys and Title Policies shall be obtained at Buyer’s sole cost and expense and that such Title Commitments, Surveys and Title Policies shall not be a condition to Closing and, subject to Sellers’ compliance with this Section 5.15, obtaining such Title Commitments, Surveys or Title Policies will not delay or affect the Closing.

Section 5.16    Bulk Sales Laws. The Parties agree to waive the applicability of any provisions of any bulk sales laws in any jurisdiction.

Section 5.17    Financing Cooperation.

(a)Prior to the Closing, Sellers shall, and shall use commercially reasonable efforts to cause their Representatives to, provide to Buyer at Buyer’s sole expense cooperation reasonably requested by Buyer in connection with the Debt Financing, including using commercially reasonable efforts to (i) furnish Buyer and the Debt Financing Sources with (x) the Financial Statements, (y) all other financial statements necessary to satisfy the conditions in paragraph 5 of Exhibit C of the Debt Commitment Letter and (z) all customary financial information of the Sellers that is reasonably required (including, for the avoidance of doubt, (A) for the nine-month periods ending September 30, 2015 and September 30, 2016, unaudited plant level income statements and pro forma plant level income statements, each prepared on a GAAP basis, (B) an itemized reconciliation by financial statement caption detailing the difference between the income statements described in the foregoing clause (A), and (C) as of September 30, 2016, plant level unaudited balance sheets prepared on a GAAP basis and plant level trial balances including balance sheet and income statement accounts for the nine-month periods ending September 30, 2015 and September 30, 2016) to permit Buyer to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income for the Acquired Assets as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 60 days (or 120 days in the case such four fiscal quarter period is the end of the Sellers’ fiscal year) prior to the Closing Date, prepared after giving effect to the transactions contemplated hereby and by the Debt Commitment Letter as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) (the information delivered pursuant to this clause (i), the “Required Financial Information”), (ii) assist the Buyer in its preparation of the pro forma financial statements identified in paragraph 6 of Exhibit C of the Debt Commitment Letter, (iii) participate in a reasonable number of meetings, lender presentations and sessions with prospective financing sources and investors, due diligence sessions and sessions with rating agencies, in each case in connection with the Debt Financing, (iv) facilitate the repayment of agreed-upon existing third-party indebtedness of the Acquired Assets and releases of any Liens securing such indebtedness, in each case substantially concurrent with the initial funding of the Debt Financing (including, to the extent reasonably requested by Buyer, by using commercially reasonable efforts to obtain customary payoff letters with respect to such indebtedness), (v) assist the Buyer and the Debt Financing Sources in the preparation of (A) any bank information memoranda (including the delivery of customary representation letters to the extent required by the Debt Commitment Letter) and similar marketing documents and (B) materials for rating agency presentations, each in connection with the Debt Financing and in each case including information as to recent performance and developments, (vi) reasonably cooperate with the marketing efforts of Buyer and the Debt Financing Sources for any portion of the Debt Financing, (vii) reasonably cooperate with Buyer’s and the Debt Financing Sources’ legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing, (viii) reasonably cooperate in providing information necessary to prepare the credit documentation required to consummate the Debt Financing, (ix) solely with respect to the Acquired Assets, assist Buyer in connection with the preparation of any pledge and security agreements and otherwise reasonably cooperate with Buyer in facilitating the granting of a security interest (and perfection thereof) in collateral, mortgages, other definitive financing documents or other certificates as may reasonably be requested by Buyer in connection with the Debt Financing (provided that (A) none of the agreements, documents, instruments or certificates described in this clause, (ix) shall be executed except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, and (C) the foregoing shall not require the Sellers or any of their Affiliates to take any action that would conflict with or violate any Law or subject the Seller to any Liability or any director, manager, officer or other employee of the Sellers or any of their Affiliates to any personal Liability) and (x) provide Buyer, at least three (3) Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities and as reasonably requested by Buyer on behalf of the Debt Financing Sources with respect to the Acquired Assets in connection with the applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended, provided such request is made at least ten (10) Business Days prior to the Closing Date. If the Closing Date has not occurred prior to the date that is 120 days after December 31, 2016, Sellers shall provide to Buyer, on or prior to the date that is 120 days after December 31, 2016, the Required Financial Information for the fiscal year ended December 31, 2016. Notwithstanding the foregoing, (1) such requested cooperation shall not unreasonably interfere with the ongoing business and operations of Sellers or any of the Seller’s Affiliates, (2) none of Sellers, any of their respective Affiliates nor any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, investment bankers and other Representatives shall be required to bear any cost or expense, pay any commitment or other fee or incur any other Liability or obligation or agree to provide any indemnity in connection with the Debt Financing (other than reasonable out-of-pocket costs and expenses for which it is reimbursed or indemnified as provided below), (3) other than expressly provided above, none of Sellers or any of their respective Affiliates or their respective officers, directors or employees shall be required to execute or enter into or perform any agreement, document or instrument, deliver any certificate or opinion or take any corporate or other organizational action (including the adoption of any resolutions) to authorize the execution, entering into or performance of any such agreement, document or instrument, in either case, with respect to the Debt Financing, (4) such assistance shall not include any actions that the Sellers reasonably believe would cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition to Closing hereunder to fail to be satisfied and (5) such assistance shall not require the giving of any representations or warranties to any third parties or the indemnification thereof. To the extent that this Section 5.17 requires the Sellers’ cooperation with respect to any of the Buyer's obligations under the Debt Commitment Letter or relating to the Debt Financing, the existence of any alternative financing (or Debt Commitment Letter relating to such alternative financing) shall not operate to make the Sellers’ obligations under this Section 5.17 for purposes of ARTICLE VI of this Agreement materially more burdensome, taken as a whole, if the Sellers have provided the Buyer with the assistance required under this Section 5.17 with respect to the Debt Commitment Letter and the Debt Financing, in each case without giving effect to any such alternative financing (or Debt Commitment Letter relating to such alternative financing).

(b)Buyer shall indemnify and hold harmless each Seller, such Seller’s Affiliates and their respective directors, officers, employees and other Representatives from and against any and all Damages suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 5.17 (including any action taken in accordance with this Section 5.17) and any information utilized in connection therewith, except in the event such Damages arose out of or resulted from the willful misconduct of the Sellers or their respective Affiliates. Buyer shall, promptly upon request by Sellers, reimburse each Seller for all reasonable costs and expenses incurred by such Seller or its Affiliates in connection with this Section 5.17 (including those of its accountants, consultants, legal counsel, agents, investment bankers and other Representatives).

Section 5.18    Further Actions.

(a)From and after the date of this Agreement (including after the Closing Date, if applicable), subject to the terms and conditions of this Agreement, Buyer and Sellers agree to use reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement; provided that in no event shall any Party be required to take any action which (i) in the opinion of its counsel, is unlawful or would or could constitute a violation of any applicable Law or (ii) could reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

(b)Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at any Party’s request and without further consideration, the other Parties shall execute and deliver to such requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

Section 5.19    Competing Transactions. During the Interim Period, Buyer shall not, and shall not permit any of its Affiliates to (a) acquire or agree to acquire any electric generation Assets or business, or (b) acquire or agree to acquire, whether by merger, consolidation, by purchasing any portion of the Assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof owning, operating or otherwise controlling any electric generation Assets or business, if the entering into of a definitive agreement relating thereto or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) delay beyond the Outside Date (x) the expiration of any applicable waiting period or (y) the obtaining, or materially increasing the risk of not obtaining, any authorizations, Consents, Orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement, (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting such transactions, or (iii) delay beyond the Outside Date or otherwise materially impede the consummation of the transactions contemplated by this Agreement.

Section 5.20    Buyer Financing Efforts.

(a)Buyer shall (1) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments (including the market flex provisions) or on terms and conditions that, in the aggregate, are no less favorable, to the Buyer, than the terms and conditions contained in the Financing Commitments (which terms and conditions shall not in any respect expand on or amend the conditions to the funding of the Financing, in each case, if such expansion or amendment could reasonably be expected delay or prevent or make less likely to occur the funding of the Financing or reduce the aggregate amount of the Financing available under the Financing Commitments without a corresponding increase in equity commitments) as promptly as possible, including using commercially reasonable efforts (i) to maintain in full force and effect the Financing Commitments until the consummation of the transactions contemplated hereby, (ii) to negotiate and enter into definitive agreements with respect to the Financing having terms and conditions that, in the aggregate, are no less favorable to Buyer than the terms and conditions contained in the Financing Commitments (which terms and conditions shall not in any material respect expand on or amend the conditions to the funding of the Financing or reduce the aggregate amount of the Financing available under the Financing Commitments, in each case, in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date) and (iii) to satisfy, perform and observe on a timely basis (or obtain a waiver of) all conditions and covenants applicable to Buyer and its Affiliates in the Financing Commitments and in any definitive agreements with respect to the Financing, and (2) comply with its obligations under the Financing Commitments and any definitive agreements with respect to the Financing and consummate the Financing at or prior to the Closing.

(b)Buyer shall not, without the prior written consent of Sellers, (A) terminate the Financing Commitments or any definitive agreement relating to the Financing Commitments or (B) agree to or permit or consent to any amendment, supplement or modification to be made to, or grant any waiver of any material provision under, the Financing Commitments or any definitive agreement relating to the Financing Commitments if such amendment, modification, supplement or waiver would (1) reduce (or would have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) such that Buyer does not have sufficient cash proceeds to consummate the transactions contemplated by this Agreement and to pay related fees and expenses at the Closing or (2) impose new or additional conditions precedent to the availability of the Financing or otherwise change, expand, amend or modify any of the conditions to the Financing in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date, (3) delay the funding of the Financing thereunder or reasonably be expected to delay, impair or prevent the availability of all or any portion of the Financing or the consummation of the transactions contemplated by this Agreement or (4) otherwise adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement or the timing of the Closing (it being understood and agreed that Buyer may amend the Debt Commitment Letter to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letter or the definitive agreements relating to the Financing as of the date of this Agreement (but not to make any other changes), but only if the addition of such additional parties would not result in the occurrence of any of the events described in subsections (1) through (4) above) or (C) agree to or permit or consent to any wavier of any remedy available to the Buyer under the Financing Commitments.

(c)Buyer shall use commercially reasonable efforts to keep Sellers informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing and, upon reasonable request, provide to Sellers copies of the definitive agreements relating to the Financing and any other material documents relating to the Financing. Without limiting the generality of the foregoing, Buyer shall give Sellers prompt notice of (i) any termination or expiration of the Financing Commitments, any definitive agreement relating to the Financing or any portion of the Financing, (ii) of any actual or alleged material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to a material breach or default) by any party to the Financing Commitments or definitive agreements related to the Financing of which Buyer becomes aware, (iii) of the receipt by the Buyer or any of its Affiliates of any written notice or other written communication from any Debt Financing Source, any lender or any other Person with respect to any (A) actual, threatened or alleged material breach, default, termination or repudiation by any party to any Financing Commitment or definitive agreement relating to the Financing or any material provision of the Financing contemplated pursuant to the Financing Commitments or any such definitive agreements (including any proposal by any Debt Financing Source, lender or other Person to withdraw, terminate or make a material change in the terms of (including the amount of Financing contemplated by) the Financing Commitments) or (B) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive agreement with respect to the Financing and (iv) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing. As soon as reasonably practicable, after the Sellers deliver to Buyer a written request, Buyer shall provide any information reasonably requested by the Sellers relating to any of the circumstances referred to in this Section 5.20(c).

(d)If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letter and related fee letter (other than due to the breach by Sellers of any representation, warranty or covenant contained herein or as a result of the failure of a condition contained herein to be satisfied by Sellers), Buyer shall use commercially reasonable efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses related thereto with terms and conditions (including market flex provisions) not less favorable, in the aggregate, to Buyer than the terms and conditions set forth in the Debt Commitment Letter, as promptly as reasonably practicable following the occurrence of such event. Buyer shall deliver to Sellers true and complete copies of any and all executed Contracts pursuant to which any such source shall have committed to provide any portion of the Debt Financing (except, in the case of customary fee letters, where fee amounts, pricing caps and other economic terms of the market flex provisions set forth therein may be redacted). For purposes of this Agreement, references to the “Debt Commitment Letter” shall include such documents as are permitted to be amended, modified or replaced under this Section 5.20 and references to the “Debt Financing” shall include any alternative financing arranged under this Section 5.20.

(e)Buyer acknowledges and agrees that the obtaining of the Financing, or any alternative financing, is not a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VI.

Section 5.21    Facilities Capital Expenditures. Without limiting the Parties’ obligations under this Agreement, during the Interim Period, Sellers shall (and shall cause their applicable Affiliates to) use commercially reasonable efforts in the ordinary course consistent with past practices and reasonable and orderly planning (and in all cases in compliance in all material respects with applicable Laws) to perform or cause to be performed the projects set forth in the Facilities Capital Expenditures Plan from and until the Closing; provided that the completion of such projects (or any portion thereof) shall not be a condition to Closing. To the extent reasonably practical, Sellers shall and shall cause their applicable Affiliates to allow Buyer and their Representatives to participate in meetings and inspections with Sellers and their applicable Affiliates pertaining to such projects and periodically, during normal business hours, review material written bills, reports, or correspondence pertaining to such projects in order to enable Buyer to reasonably review and keep up-to-date with respect to the scope and progress thereof and otherwise keep Buyer reasonably informed of any material developments with respect to the work relating to the Facilities Capital Expenditures Plan.

Section 5.22    NSR Consent Decree.

(a)Unless and until an Alternative Joint Modification Election shall be validly made, during the Interim Period, the Parties agree to use their respective reasonable best efforts to implement the substitution of Buyer for the Sellers and their applicable Affiliates (in their capacity as “Defendants” under the NSR Consent Decree) with respect to all obligations under the NSR Consent Decree relating to Gavin, including (x) allocating separate emissions caps under the NSR Consent Decree for Gavin separate from the other applicable facilities of the Sellers and their applicable Affiliates (in their capacity as “Defendants” under the NSR Consent Decree), and (y) the release of the Sellers and their applicable Affiliates (in their capacity as “Defendants” under the NSR Consent Decree) from joint and several liability with respect to any compliance obligations with respect to Gavin from and after the date of such modification (but retaining Sellers’ responsibility for compliance on a joint and several basis for the facilities other than Gavin covered by the NSR Consent Decree), which substitution shall be effected pursuant to an amendment to the NSR Consent Decree in accordance with the terms of the NSR Consent Decree (including paragraphs 192 and 194 thereof) to be effective as of the Closing and be in form and substance reasonably satisfactory to Sellers and the Buyer; provided that the Parties agree and acknowledge that an amendment containing substantially the same terms and conditions as set forth in the Joint Modification attached hereto as Exhibit E hereto shall be reasonably acceptable to each of the Parties.

(b)If an Alternative Joint Modification Election shall be validly made, Section 5.22(a) shall no longer apply, and during the Interim Period the Parties shall use their respective reasonable best efforts to effect an amendment to the NSR Consent Decree pursuant to paragraphs 192 and 193 of the NSR Consent Decree under which Buyer would assume all obligations under the NSR Consent Decree relating to Gavin, but without (x) allocating separate emissions caps under the NSR Consent Decree for Gavin separate from the other applicable facilities of the Sellers and their applicable Affiliates (in their capacity as “Defendants” under the NSR Consent Decree), or (y) the release of the Sellers and their applicable Affiliates (in their capacity as “Defendants” under the NSR Consent Decree) from joint and several liability with respect to any compliance obligations with respect to Gavin. Any such amendment in connection with an Alternative Joint Modification Election would be effected pursuant to an amendment to the NSR Consent Decree in accordance with the terms of the NSR Consent Decree (including paragraphs 192 and 193 thereof, but not paragraph 194 thereof) to be effective as of the Closing and in form and substance reasonably satisfactory to Sellers and the Buyer; provided that, the Parties agree and acknowledge that an amendment containing substantially the same terms and conditions as set forth in the Joint Modification attached hereto as Exhibit E hereto (excluding the items in subparts (x) and (y) above) shall be reasonably acceptable to each of the Parties. If an Alternative Joint Modification Election is validly made, then as of the Closing, the Parties shall enter into the Compliance Agreement in the form set forth as Exhibit H.

(c)From and after the Closing, Buyer shall be responsible for surrender of any emissions allowances required by the NSR Consent Decree with respect to Gavin in 2017 after Closing, and for any periods thereafter.

(d)During the Interim Period and up to 12 months following Closing, (i) Buyer and its Representatives shall have the right to consult with Sellers and, to the extent permitted by applicable Law, attend and participate in any substantive meetings, discussions, communications or negotiations with the Plaintiffs (as defined in the NSR Consent Decree) regarding any modification of the NSR Consent Decree with respect to Gavin and related obligations with respect thereto as contemplated under this Section 5.22, and (ii) Sellers shall provide Buyer and its Representatives with reasonable opportunity to comment in advance on any material written communication or offer relating to such modification of the NSR Consent Decree as contemplated under this Section 5.22 to the Plaintiffs (as defined in the NSR Consent Decree) and Sellers shall reasonably consider Buyer’s comments in submitting such written communications or offers. For the avoidance of doubt, Buyer shall have no consent right, or right to participate or consult, with respect to any amendment, modification or waiver under the NSR Consent Decree unrelated to Gavin or the obligations with respect thereto under such NSR Consent Decree.

Section 5.23    Landfill Projects.

(a)The Parties acknowledge that prior to Closing Generation Resources will enter into the SR Contract to complete the closure of the Stingy Run Fly Ash Pond, an approximately 300 acre fly ash pond located near the Gavin project (the “SRFAP”) in accordance with the closure plan approved by the Ohio Environmental Protection Agency for the closure of the SRFAP as set forth on Schedule 5.23(a) and any modifications thereto in accordance with applicable Laws and Orders (the “SRFAP Closure Plan”) (such activities required at any time, whether prior to or following Closing, to achieve regulatory closure of the SRFAP in accordance therewith, the “SRFAP Closure”). From and after the Closing, Generation Resources shall retain all rights and responsibility for the SR Contract and shall continue to be responsible, at Generation Resources’ sole cost and expense, to promptly complete the SRFAP Closure Plan and the SRFAP Closure using commercially reasonable efforts and in all cases in accordance with Good Utility Practice and in compliance in all material respects with applicable Laws, Permits, Orders, and the SRFAP Closure Plan. Buyer shall (and shall cause its Affiliate and its and their applicable Representatives, and any applicable contractors thereof at the site) to ensure that Sellers (and their Affiliates and its and their Representatives, and any applicable contractors thereof at the site) have reasonable access at all times (twenty four (24) hours a day, seven (7) days a week) to the site of all applicable work at the SRFAP, including the area of the SRFAP, construction offices, and storm water and NPDES permit tie in points as reasonably necessary for such work (along with access across and through the Owned Real Property as reasonably necessary in connection with the SRFAP Closure, including in connection with any removal or use of soil and materials from the Gavin Landfill Project in accordance with Section 5.23(b)); provided that (v) Sellers agree to provide reasonable advance notice to Buyer of any additional investigative or remedial activities planned at the site beyond the currently proposed scope of the SRFAP Closure and provide Buyer with copies of all reports, assessments or material correspondence submitted to Ohio Environmental Protection Agency or other Governmental Entity, (w) Sellers (and their Affiliates and its and their Representatives, and any applicable contractors thereof at the site) maintain appropriate insurance coverage for their activities at or in connection with the SRFAP, including but not limited to Worker’s Compensation insurance, Comprehensive General Liability insurance, and Professional Liability insurance, and such insurance lists Buyer as an additional insured on such policies, (x) Buyer may impose reasonable restrictions and requirements for safety purposes that are not more stringent than those applicable to Buyer, its Affiliates and their applicable contractors at the site, (y) such access may be restricted as required to comply with applicable Laws, Permits, or Orders, and (z) such access does not unreasonably interfere with the Buyer’s continued operations and activities at Gavin in excess of the interference which would reasonably be expected as the result of an independent third party contractor performing similar services. Sellers shall retain as an Excluded Liability all costs and expenses of the SRFAP Closure, including any Liabilities for injuries or property damage arising out of Generation Resources’ (and its Affiliates and their applicable Representatives and applicable contractors) activities to achieve such SRFAP Closure, including the foregoing access rights, except to the extent resulting from or caused by negligence or willful misconduct of Buyer, its Affiliates, or its or their applicable Representatives or applicable contractors at or near the SRFAP (the “SR Closure Liabilities”). For the avoidance of doubt, (i) any pre-Closing costs and expenses incurred by Sellers in connection with SRFAP Closure shall not be taken into consideration in the calculation of the Capital Expenditures Adjustment Amount; (ii) the SR Closure Liabilities shall not include any Liabilities associated with post-

closure care and groundwater monitoring or other Liabilities with respect to the SRFAP other than the SRFAP Closure.

(b)The Parties acknowledge that Generation Resources’ capital expenditures plan for 2016 and 2017 includes the completion of the Gavin coal combustion residual solid waste landfill project including the related “HG Outfall Project” to finish “Vertical Flow Wetlands 1 and 3” project, both as described in Schedule 5.23(b) (the “Gavin Landfill Project”), which may not be completed as of the Closing. If not yet completed, from and after the Closing, Generation Resources (as a post-Closing transition service under the Transition Services Agreement) shall complete the Gavin Landfill Project. In the event that, as a result of the gross negligence or willful misconduct of Sellers or their Affiliates or their applicable Representatives and applicable contractors, the Gavin Landfill Project is not complete by the time that the existing landfill at Gavin no longer has capacity to accept Gavin’s coal combustion residual sold waste, Sellers shall reimburse Buyer for any costs or expenses incurred by Buyer or its Affiliates arising from or relating to the off-site disposal of such wastes. Buyer shall (and shall cause its Affiliate and its and their applicable Representatives, and any applicable contractors thereof at the site) to ensure that Sellers (and their Affiliates and its and their Representatives, and any applicable contractors thereof at the site) have reasonable access at all times (twenty four (24) hours a day, seven (7) days a week) to the site of all applicable work at the Gavin Landfill Project, including the area of the Gavin Landfill Project, construction offices, and storm water and NPDES permit tie in points as reasonably necessary for such work; provided that (v) Sellers agree to provide reasonable advance notice to Buyer of any additional investigative or remedial activities planned at the site beyond the currently proposed scope of the Gavin Landfill Project and to provide Buyer with copies of all reports, assessments or material correspondence submitted to any Governmental Entity in connection therewith, (w) Sellers (and their Affiliates and its and their Representatives, and any applicable contractors thereof at the site) maintain appropriate insurance coverage for their activities at the Gavin Landfill Project, including but not limited to Worker’s Compensation insurance, Comprehensive General Liability insurance, and Professional Liability insurance, and such insurance lists Buyer as an additional insured on such policies, (x) Buyer may impose reasonable restrictions and requirements for safety purposes that are not more stringent than those applicable to Buyer, its Affiliates and their applicable contractors at the site, (y) such access may be restricted as required to comply with applicable Laws, Permits, or Orders, and (z) such access does not unreasonably interfere with the Buyer’s continued operations and activities at Gavin in excess of the interference which would reasonably be expected as the result of an independent third party contractor performing similar services. Buyer agrees and acknowledges that Sellers’ project personnel and resources may be used for both or either of the SRFAP Closure and Gavin Landfill Project to complete such projects and that any soil and excess materials generated by the Gavin Landfill Project may be used for the SRFAP Closure project at no charge or cost to Generation Resources (other than any incremental transportation or other removal costs resulting from such use for the SRFAP Closure project, which shall be Generation Resources’ sole cost and expense). For the avoidance of doubt, any pre-Closing costs and expenses incurred by Sellers in connection with the Gavin Landfill Project on or after January 1, 2017 shall be taken into consideration in the calculation of the Capital Expenditures Adjustment Amount.

Section 5.24    Power Purchase Agreement. Within sixty (60) days following the date of this Agreement, the Parties shall (and shall cause their applicable Affiliates to) negotiate in good faith to agree upon definitive documents and agreements in respect of the Power Purchase Agreement in customary form as reasonably determined by mutual agreement of the Parties and on substantially the terms described on Exhibit I.

ARTICLE VI

SPECIFIED CONDITIONS

Section 6.1    Buyer’s Conditions Precedent. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)Representations and Warranties. (i) The representations and warranties of Sellers set forth in Article III hereof (other than the representations and warranties set forth in Section 3.1 (Organization and Existence), Section 3.2 (Authorization), Section 3.3(i) (Noncontravention) and Section 3.18 (Sellers’ Brokers) and excluding, for the purposes of this Section 6.1(a)(i) only, all qualifications as to materiality, including Material Adverse Effect, except as used in Section 3.5 or in the defined term “Material Contract” (or in the definition of such term)) shall be true and correct in all respects on and as of the Closing Date as though made on and as of such date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except, in each case, to the extent that any such failures to be true and correct, whether individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect; and (ii) the representations and warranties of Sellers set forth in Section 3.1 (Organization and Existence), Section 3.2 (Authorization), Section 3.3(i) (Noncontravention) and Section 3.18 (Sellers’ Brokers) hereof shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date.

(b)Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by Sellers prior to or at the Closing Date shall have been performed and complied with in all material respects.

(c)Certificate. Sellers shall execute and deliver to Buyer a certificate of an authorized officer of each Seller, dated as of the Closing Date stating that the conditions specified in Section 6.1(a) and Section 6.1(b) of this Agreement have been satisfied.

(d)Government Consents. The Consents set forth on Schedule 6.1(d) (the “Required Government Consents”) shall have been duly obtained, made or given shall be in full force and effect, and all terminations or expirations of applicable waiting periods imposed by any Governmental Entity with respect to the transactions contemplated hereby (including under the HSR Act) shall have occurred; provided, however, that the absence of any rehearing or appeals and the expiration of any rehearing or appeal period with respect to any of the foregoing shall not constitute a condition to the Closing hereunder.

(e)Other Consents. Either (i) the Consents of Third Parties (other than Governmental Entities) marked with an asterisk on Schedule 3.3 shall have been obtained, made or given and shall be in full force and effect; or (ii) if Buyer waives the above condition or

Sellers waive the condition in Section 6.2(e)(i) prior to Closing, Buyer and Sellers shall have entered into back-to-back arrangements in accordance with Section 5.4(b) with respect to all asterisk Contracts for which Consent was not obtained.

(f)No Injunctions. On the Closing Date, there shall be no Laws or Permits that operate to restrain, enjoin or otherwise prevent or make illegal the consummation of the transactions contemplated by this Agreement. No action or proceeding initiated by any Governmental Entity seeking an Order prohibiting the consummation of the transactions contemplated by this Agreement shall be pending.

(g)Documents. Sellers shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including pursuant to Section 2.7.

(h)NSR Consent Decree. The amended NSR Consent Decree contemplated by Section 5.22(a) (or, if a valid Alternative Joint Modification Election shall have been made, the amended NSR Consent Decree contemplated by Section 5.22(b)) shall have been duly executed and delivered by all parties thereto, approved and entered by the United States District Court for the Southern District of Ohio and remains in full force and effect.

Section 6.2    Sellers’ Conditions Precedent.. The obligation of each Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Sellers:

(a)Representations and Warranties. The representations and warranties of Buyer set forth in Article IV hereof shall be true and correct in all material respects (except for representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date as though made on and as of such date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

(b)Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by Buyer prior to or at the Closing Date shall have been performed and complied with in all material respects.

(c)Certificate. Buyer shall execute and deliver to Sellers a certificate of an authorized officer of Buyer, dated as of the Closing Date, stating that the conditions specified in Section 6.2(a) and Section 6.2(b) of this Agreement have been satisfied.

(d)Government Consents. The Required Government Consents shall have been duly obtained, made or given , shall be in full force and effect, and all terminations or expirations of applicable waiting periods imposed by any Governmental Entity with respect to the transactions contemplated hereby (including under the HSR Act) shall have occurred; provided, however, that the absence of any rehearing or appeals and the expiration of any rehearing or appeal period with respect to any of the foregoing shall not constitute a condition to the Closing hereunder.

(e)Other Consents. Either (i) the Consents or Permits with Third Parties (other than Governmental Entities) marked with an asterisk on Schedule 3.3 shall have been obtained, made or given and shall be in full force and effect; or (ii) if Sellers waive the above condition or Buyer waives the condition in Section 6.1(e)(i) prior to Closing, Buyer and Sellers shall have entered into back-to-back arrangements in accordance with Section 5.4(b) with respect to all asterisk Contracts for which Consent was not obtained.

(f)No Injunctions. On the Closing Date, there shall be no Laws or Permits that operate to restrain, enjoin or otherwise prevent or make illegal the consummation of the transactions contemplated by this Agreement. No action or proceeding initiated by any Governmental Entity seeking an Order prohibiting the consummation of the transactions contemplated by this Agreement shall be pending.

(g)Documents. Buyer shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including pursuant to Section 2.8.

(h)Support Obligations. Buyer shall have effected the full and unconditional release of Sellers and the Affiliates of Sellers, as applicable, from all Support Obligations in accordance with Section 5.3(b) or, with respect to any Continuing Support Obligations in place as of the Closing pursuant to Section 5.3(d), shall have delivered to Sellers the Continuing Support Letter of Credit in accordance with Section 5.3.

(i)Buyer Parent Guarantee. The Buyer Parent Guarantee, duly executed by Guarantors as of the date hereof, remains in full force and effect.

(j)NSR Consent Decree. The amended NSR Consent Decree contemplated by Section 5.22(a) (or, if a valid Alternative Joint Modification Election shall have been made, the amended NSR Consent Decree contemplated by Section 5.22(b)) shall have been duly executed and delivered by all parties thereto, approved and entered by the United States District Court for the Southern District of Ohio and remains in full force and effect.

ARTICLE VII

SURVIVAL; INDEMNIFICATION AND RELEASE

Section 7.1    Survival. Other than (a) Section 3.1 (Sellers’ Organization and Existence), Section 3.2 (Sellers’ Authorization), Section 3.3(i) (Noncontravention), Section 3.18 (Sellers’ Brokers), Section 4.1 (Buyer’s Organization and Existence), Section 4.2 (Buyer’s Authorization) and Section 4.7 (Buyer’s Brokers) (collectively, the “Designated Representations”), which shall survive indefinitely, (b) Section 3.16 (Taxes), which shall survive until sixty (60) days after any applicable statute of limitations (including any extension thereof) but not longer than seven (7) years after the Closing Date, and (c) Section 3.8(b) (Compliance with Laws; Permits) as it relates to Permits required under Environmental Law, Section 3.9(a) (Title to Acquired Assets) and Section 3.14 (Environmental Matters), which shall survive until the third (3rd) anniversary of the Closing Date, the representations and warranties of Sellers and Buyer set forth in this Agreement shall survive the Closing until the date that is one (1) year after the Closing Date. The covenants and agreements of the Parties contained in this Agreement (other than covenants and agreement which are by their nature to be performed after the Closing) shall survive the Closing until the date that is one (1) year after the Closing Date. The covenants and agreements of the Parties contained in this Agreement that are to be performed subsequent to the Closing shall expire in accordance with their terms. No claim for indemnification under Section 7.2 or Section 7.3 for breach of any representation, warranty, covenant or agreement may be made after the expiration of the applicable survival period under this Section 7.1; provided that if a written claim or written notice is duly given in good faith under this Article VII with respect to any claim for indemnification for breach of any such representation, warranty, covenant or agreement prior to the expiration of the applicable survival period set forth in this Section 7.1, the claim with respect to such alleged breach of such representation, warranty, covenant or agreement shall continue indefinitely until such claim is finally resolved pursuant to this Article VII.

Section 7.2    Indemnification by Sellers.

(a)From and after the Closing Date, subject to the other provisions of this Article VII, Sellers agree to indemnify Buyer and its Affiliates and their officers, directors and employees (collectively, the “Indemnified Buyer Entities”) and to hold each of them harmless from and against, any and all Damages suffered, paid or incurred by such Indemnified Buyer Entity and caused by (i) any breach of any of the representations and warranties made by any Seller to Buyer in this Agreement, (ii) any breach by any Seller of any of its covenants or agreements contained in this Agreement, or (iii) any Excluded Liability; provided, however that for purposes of determining if an indemnifiable breach has occurred under Section 7.2(a)(i) and for purposes of determining the amount of Damages suffered from such breach, the Parties shall exclude all qualifications as to materiality, including Material Adverse Effect, except as used in Section 3.5 or in the defined term “Material Contract” (or in the definition of such term).

(b)The Indemnified Buyer Entities shall be entitled to indemnification with respect to any claim pursuant to Section 7.2(a)(i), in each case, only if:

(i)the amount of Damages with respect to such claim (aggregating all Damages with respect to claims arising from substantially identical facts) exceeds the amount of $300,000 (any claim involving Damages equal to or less than such amount being referred to as a “De Minimis Claim”);

(ii)then only to the extent that the aggregate Damages to all Indemnified Buyer Entities, with respect to all claims for indemnification pursuant to Section 7.2(a)(i) (other than De Minimis Claims), exceed the amount of one percent (1%) of the Base Purchase Price (the “Deductible”), whereupon Sellers shall be obligated to pay in full all such amounts (other than in respect of any De Minimis Claim) but only to the extent such aggregate Damages are in excess of the amount of the Deductible; and

(iii)only with respect to claims for indemnification under Section 7.2(a)(i) made on or before the expiration of the survival period pursuant to Section 7.1 for the applicable representation or warranty.

(c)Notwithstanding anything to the contrary contained in this Section 7.2 (other than the immediately following sentence of this Section 7.2(c)), in no event shall the Indemnified Buyer Entities be entitled to aggregate Damages pursuant to Section 7.2(a)(i) in excess of the amount of ten percent (10%) of the Base Purchase Price (the “Cap”), in the aggregate. Notwithstanding anything in this Section 7.2 to the contrary, the De Minimis Claim threshold, the Deductible and the Cap shall not apply to any indemnification obligation of Sellers pursuant to Section 7.2(a)(i) arising out of or resulting from any breach of any Designated Representation or the representations and warranties contained in Section 3.9(a) (Title to Acquired Assets) or Section 3.16 (Taxes); provided, however, that Sellers shall not be required to indemnify the Indemnified Buyer Entities pursuant to Section 7.2(a)(i) for Damages in excess of the Base Purchase Price.

(d)No Seller shall have any liability for any Damages that represent the portion of the cost of repairs, replacements or improvements enhancing the value of any repaired, replaced or improved Acquired Asset if such cost of repair, replacement or improvement exceeds the reasonable cost of repair, replacement or improvement in accordance with Good Utility Practice without any enhancement.

Section 7.3    Indemnification by Buyer.

(a)From and after the Closing Date, subject to the other provisions of this Article VII, Buyer hereby agrees to indemnify each Seller and its Affiliates and their respective officers, directors and employees (collectively, the “Indemnified Seller Entities”) and to hold each of them harmless from and against, any and all Damages suffered, paid or incurred by such Indemnified Seller Entity and caused by (i) any breach of any of the representations and warranties made by Buyer to Sellers in this Agreement, (ii) any breach by Buyer of any of its covenants or agreements contained in this Agreement, or (iii) any Assumed Liability.

(b)Notwithstanding anything to the contrary contained in this Section 7.3, in no event shall the Indemnified Seller Entities be entitled to aggregate Damages pursuant to Sections 7.3(a)(i) and 7.3(a)(ii) in excess of the Base Purchase Price.

Section 7.4    Indemnification Procedures.

(a)If an Indemnified Buyer Entity or an Indemnified Seller Entity (each, an “Indemnified Entity”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under Article VII or Section 5.1(c) (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Entity shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim, suit, action or proceeding brought by a Person not a party to this Agreement or affiliated with any such party (a “Third Party”), within ten (10) Business Days following receipt of notice of such Claim by such Indemnified Entity, or (ii) if the event or occurrence giving rise to such action or claim for indemnification is not, or does not relate to, a Claim brought by a Third Party, within thirty (30) days after the discovery by the Indemnified Entity of the circumstances giving rise to such Claim for indemnity. Each Claim Notice shall describe the claim in reasonable detail. The failure or delay by the Indemnified Entity to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the defense of such Claim is materially prejudiced by such failure to give such notice.

(b)If any claim or demand by an Indemnified Entity under this Article VII or Section 5.1(c), Section 5.3(d)(ii) or Section 5.14(n) relates to a claim filed or made against an Indemnified Entity by a Third Party, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such claim or to defend such claim, in each case at its sole cost and expense (subject to the last sentence of Section 7.4(a)) and with its own counsel, if (i) the Indemnifying Party provides written notice to the Indemnified Entity that the Indemnifying Party intends to undertake such defense and (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently with counsel reasonably satisfactory to the Indemnified Entity. If the Indemnifying Party or the Indemnified Entity reasonably determines in good faith that joint representation would be inappropriate because of a conflict of interest, the Indemnified Entity shall be entitled to retain separate counsel as required by the applicable rules of professional conduct (which counsel must be reasonably acceptable to the Indemnifying Entity and the expense of which shall be included in the calculation of any Damages to the Indemnified Entity in respect of such Third Party Claim) and to control the defense of the Third Party Claim; provided, however, that the Indemnified Entity’s right to control the defense of the Third-Party Claim shall be limited to that portion of the Third-Party Claim that is a conflict of interest.

(c)Except with the prior written consent of the Indemnified Entity, such consent not to be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall settle or compromise any Third Party Claim or permit a default judgment or consent to an entry of judgment unless such settlement, compromise or judgment (i) relates solely to money damages, (ii) provides for a full, unconditional and irrevocable release of the Indemnified Entity with respect to the Claim(s) being settled and (iii) does not contain any admission or finding of wrongdoing on behalf of the Indemnified Entity. If, within thirty (30) days of receipt from an Indemnified Entity of any Claim Notice with respect to a Third Party Claim the Indemnifying Party does not elect to defend such Third Party Claim, such Indemnified Entity may (subject to the Indemnifying Party’s continuing right of election in subpart (b) of this Section 7.4), at its option, defend, settle or otherwise compromise or pay such Claim; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. Unless and until the Indemnifying Party makes an election in accordance with this Section 7.4 to defend, settle or compromise such Claim (and, following such time, subject to the last sentence of Section 7.4(b)), all of the Indemnified Entity’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such Claim shall be Damages subject to indemnification hereunder to the extent provided herein. Each Indemnified Entity shall make available to the Indemnifying Party all information reasonably available to such Indemnified Entity relating to such Claim (other than materials, if any, subject to attorney-client or attorney-work product privilege). In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Claim. The Party in charge of the defense shall keep the other Parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such Claim, then the Indemnified Entity shall be entitled to participate in such defense with separate counsel reasonably acceptable to the Indemnifying

Party, at such Indemnified Entity’s sole cost and expense. In the event the Indemnifying Party assumes the defense of (or otherwise elects to negotiate or settle or compromise) a Claim as described above, the Indemnified Entity shall reimburse the Indemnifying Party for all costs and expenses incurred by the Indemnifying Party in connection with such defense (or negotiation, settlement or compromise) to the extent, if applicable, that such costs and expenses do not exceed the amount of the remaining Deductible.

Section 7.5    General.

(a)Each Indemnified Entity shall be obligated in connection with any Claim for indemnification under this Article VII or Section 5.1(c), Section 5.3(d)(ii) or Section 5.14(n) to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Entity with regard to the applicable Claims or to recover any amounts to which it may be entitled in respect of the applicable Claims pursuant to contractual and other indemnification rights that the Indemnified Entity may have against Third Parties. The amount which the Indemnifying Party is or may be required to pay to any Indemnified Entity pursuant to this Article VII or Section 5.1(c), Section 5.3(d)(ii) or Section 5.14(n) shall be reduced (retroactively, if necessary) by any insurance proceeds actually recovered by or on behalf of such Indemnified Entity or any of its Affiliates in reduction of the related Damages. If an Indemnified Entity or any of its Affiliates shall have received the payment required by this Agreement from the Indemnifying Party in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Entity or Affiliate, as the case may be, shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received to the extent such amount would give rise to a double recovery by such Indemnified Entity.

(b)Subject to Section 7.5(a), each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article VII to, and shall cause their Affiliates and respective Representatives to, take all reasonable actions to avoid, minimize and mitigate Damages that would otherwise be subject to indemnification under Section 7.2, including not undertaking any corrective action, investigation, monitoring or remediation of Hazardous Substances in soil or groundwater, except for such corrective action, investigation, monitoring or remediation that is (i) required under applicable Environmental Laws or directed by a Governmental Entity, (ii) conducted in connection with the unrelated construction or expansion of improvements at any Real Property, to the extent consistent with Good Utility Practice, or (iii) reasonably necessary to investigate facts or conditions identified or observed that indicate an imminent and substantial endangerment to human health or the environment. In addition to any other limitations on indemnification that may apply, with respect to any Claim for indemnification that any of the Indemnified Buyer Entities may assert regarding Environmental Laws or Hazardous Substances, Sellers shall not have any obligation with respect to such Claim to the extent the Damages for which indemnification are sought (x) relate to a breach of obligations under this Section 7.5(b), (y) arise out of any action to meet a cleanup or remedial standard under Environmental Law that is more stringent or costly than the standard applicable as of the Closing Date for the continued use of the relevant property or facility as it was used as of the Closing Date, or (z) are ordinary costs of any post-Closing decommissioning, construction, demolition or renovation of any Acquired Asset that would be reasonably expected to be incurred regardless of such cleanup or remediation.

(c)Subject to the rights of any insurance carriers, the Indemnifying Party shall be subrogated to any right of action that the Indemnified Entity may have against any other Person (other than any insurance carriers) with respect to any matter giving rise to a Claim for indemnification hereunder.

(d)The indemnification provided in this Article VII shall be the exclusive post-Closing remedy available to any Party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except as otherwise expressly provided in this Agreement (including Section 7.7(a) and Section 9.13).

(e)If any fact, circumstance or condition forming a basis for a Claim for indemnification under this Article VII shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other Claim for indemnification under this Article VII, there shall be no duplication in the calculation of the amount of the Damages. In addition, neither Seller nor Buyer shall have any Liability under this Article VII for Damages relating to matters to the extent included in the calculation of the Capital Expenditures Adjustment Amount (other than the failure to pay amounts (if any) that become due and payable by Sellers pursuant to Section 2.2) in accordance with the terms of Section 2.2.

(f)An Indemnifying Party shall not be required to indemnify an Indemnified Entity to the extent of any Damages that a court of competent jurisdiction or arbitrator shall have determined by final, non-appealable judgment to have resulted from the fraud, gross negligence or willful misconduct of the Indemnified Entity seeking indemnification or its officers, directors, employees or Affiliates.

(g)The Parties agree to treat all payments made by or deemed to be made by a Party under this Article VII as adjustments to the Purchase Price for all Tax purposes to the maximum extent permitted by applicable Law.

Section 7.6    “As Is” Sale; Release.

(a)NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OR IN ANY OTHER ANCILLARY DOCUMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NO SELLER OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, WRITTEN OR ORAL WITH RESPECT TO, (I) THE ACQUIRED ASSETS, THE ASSIGNED CONTRACTS OR ANY PART THEREOF AND (II) THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY DESCRIPTION OF THE ACQUIRED ASSETS, THE ASSIGNED CONTRACTS, REVENUE, PRICE AND EXPENSE ASSUMPTIONS, FINANCIAL PROJECTIONS OR FORECASTS, ELECTRICITY DEMAND FORECASTS, OR ENVIRONMENTAL INFORMATION OR ANY OTHER INFORMATION

FURNISHED TO BUYER BY A SELLER OR ANY AFFILIATE OF A SELLER OR ANY REPRESENTATIVE THEREOF) AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HAS NOT EXECUTED OR AUTHORIZED THE EXECUTION OF THIS AGREEMENT IN RELIANCE UPON ANY SUCH PROMISE, REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH HEREIN.

(b)EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN ANY OTHER ANCILLARY DOCUMENT (INCLUDING THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III), EACH SELLER’S INTERESTS IN THE ACQUIRED ASSETS AND THE ASSIGNED CONTRACTS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS OR THE ASSIGNED CONTRACTS, PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS RELATED TO THE FACILITIES AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEEDING SENTENCE, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY OTHER ANCILLARY DOCUMENT (INCLUDING THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III), SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY, OR OTHERWISE, RELATING TO (I) THE CONDITION OF THE ACQUIRED ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, USE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES IN OR ON, OR DISPOSED OR DISCHARGED FROM, the ACQUIRED ASSETS) OR (II) ANY INFRINGEMENT BY A SELLER OR ANY OF ITS AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY. BUYER HAS AGREED NOT TO RELY ON ANY REPRESENTATION MADE BY SELLERS WITH RESPECT TO THE CONDITION, QUALITY, OR STATE OF THE ACQUIRED ASSETS AND THE ASSIGNED CONTRACTS EXCEPT FOR THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, BUT RATHER, AS A SIGNIFICANT PORTION OF THE CONSIDERATION GIVEN TO SELLERS FOR THIS PURCHASE AND SALE, HAVE AGREED TO RELY SOLELY AND EXCLUSIVELY UPON ITS OWN EVALUATION OF THE ACQUIRED ASSETS AND THE ASSIGNED CONTRACTS, EXCEPT AS PROVIDED HEREIN. THE PROVISIONS CONTAINED IN THIS AGREEMENT AND IN THE OTHER ANCILLARY DOCUMENTS (INCLUDING THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III) ARE THE RESULT OF EXTENSIVE NEGOTIATIONS BETWEEN BUYER AND SELLERS AND NO OTHER ASSURANCES, REPRESENTATIONS OR WARRANTIES ABOUT THE QUALITY, CONDITION, OR STATE OF THE ACQUIRED ASSETS OR THE ASSIGNED CONTRACTS WERE MADE BY SELLERS IN THE INDUCEMENT THEREOF, EXCEPT AS PROVIDED HEREIN. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT AND THE OTHER ANCILLARY DOCUMENTS (INCLUDING THOSE REPRESENTATIONS AND

WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III), SELLERS SHALL NOT HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF OR RELIANCE ON, ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN FOR FRAUD AND NOTHING IN THIS SECTION 7.6 SHALL LIMIT OR PRECLUDE ANY CLAIM OF BUYER AGAINST SELLERS FOR FRAUD.

(c)Except for the obligations of each Seller under this Agreement, for and in consideration of the transfer of the Acquired Assets, effective as of the Closing Date, Buyer hereby absolutely and unconditionally releases, acquits and forever discharges, and shall cause each of its Affiliates to absolutely and unconditionally release, acquit and forever discharge, Sellers and all of their respective Affiliates, each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in Law and in equity, including any Claims under Environmental Laws, in each case to the extent arising out of or resulting from the ownership or operation of the Acquired Assets and Assumed Liabilities, or the assets, business, operations, conduct, services, products or employees (including former employees) of the Facilities and other Acquired Assets (and any predecessors), whether related to any period of time before or after the Closing Date, except for criminal actions or fraud; provided, however, that in the event Buyer’s Affiliates are sued by a Seller or any Affiliate thereof for any matter subject to this release, Buyer’s Affiliates shall have the right to raise any defenses or counterclaims in connection with such lawsuits.

Section 7.7    Right to Specific Performance; Certain Limitations. Notwithstanding anything in this Agreement to the contrary:

(a)Without limiting or waiving in any respect any rights or remedies of a Party under this Agreement now or hereafter existing at Law, in equity or by statute, subject to Section 9.13, each of the Parties hereto shall be entitled to specific performance of the obligations to be performed by the other Parties in accordance with the provisions of this Agreement;

(b)No Representative, Affiliate of, or direct or indirect equity owner in a Seller shall have any personal liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Sellers in this Agreement and no Representative, Affiliate of, or indirect equity owner in Buyer shall have any personal liability to Sellers or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement, other than as expressly set forth in the Buyer Parent Guarantee, Equity Financing Commitments or the Seller Guarantee; and

(c)Notwithstanding anything in this Agreement to the contrary, no Party or its Affiliates, or their respective Representatives shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages or loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity of any other Party or any of such Party’s Affiliates, whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s or its Affiliates’, or any of their respective officers’, directors’, employees’ or Representatives’ sole, joint or concurrent negligence, strict liability or other fault, for any matter relating to this Agreement and the transactions contemplated hereby, and in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any losses, except to the extent recoverable under applicable principles of New York contract law because they were the natural, probable and reasonably foreseeable consequence of the relevant breach or action and were not occasioned by the special circumstances relating to the Indemnified Entity (“Non-Reimbursable Damages”); provided that any amounts payable to Third Parties pursuant to a Third Party Claim shall not be deemed to constitute Non-Reimbursable Damages.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)at any time before the Closing, by Buyer or any Seller, by notice to the other Parties, on or after the date that is nine (9) months after the date hereof (the “Outside Date”); provided that Buyer cannot terminate under this Section 8.1(a) if the failure of the Closing to occur is the result of a material breach by Buyer of any of its representations, warranties, covenants or agreements hereunder and Sellers cannot terminate this Agreement under this Section 8.1(a) if the failure of the Closing to occur is the result of a material breach by Sellers of any of their representations, warranties, covenants or agreements hereunder;

(b)by Buyer if (i) Sellers shall have breached any of the representations, warranties, covenants or agreements contained in this Agreement to be complied with by Sellers such that the closing conditions set forth in Section 6.1(a) or (b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Sellers contained in this Agreement such that the closing condition set forth in Section 6.1(a) would not be satisfied; provided, in the case of (i) or (ii), that such breach is not cured by Sellers within thirty (30) days after Sellers receive written notice of such breach from Buyer; provided, however, that if, at the end of such thirty (30) day period, Sellers are endeavoring in good faith, and proceeding diligently, to cure such breach, Sellers shall have an additional thirty (30) days in which to effect such cure;

(c)by Sellers if (i) Buyer shall have breached any of the representations, warranties, covenants or agreements contained in this Agreement to be complied with by Buyer such that the closing conditions set forth in Section 6.2(a) or (b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied; provided, that in the case of (i) or (ii), that such breach is not cured by Buyer within thirty (30) days after Buyer receives written notice of such breach from Sellers; provided, however, that if, at the end of such thirty (30) day period, Buyer is endeavoring in good faith, and proceeding diligently, to cure such breach, Buyer shall have an additional thirty (30) days in which to effect such cure;

(d)by Buyer or Sellers (as applicable) to the extent contemplated by Section 5.9 or Section 5.10 by written notice to the other Party in accordance with such Section;

(e)by Sellers, whether or not Sellers have sought or are entitled to seek specific performance pursuant to Section 9.13, if (A) all of the conditions set forth in Section 6.1 have been satisfied or waived (other than those conditions which by their terms cannot be satisfied until the Closing and those conditions that Buyer’s breach has caused not to be satisfied), (B) Sellers have notified Buyer in writing that all of the conditions set forth in Section 6.1 have been satisfied or waived (or would be satisfied or waived if the Closing were to occur on such date of notice) and that they are ready, willing and able to consummate the transactions contemplated by this Agreement and (C) Buyer fails to consummate the transactions contemplated hereby within two Business Days following the date on which the Closing was required to have occurred pursuant to Section 2.5;

(f)by Buyer, on the one hand, or Sellers, on the other hand, in writing if there shall be in effect a nonappealable Order prohibiting, enjoining, restricting or making illegal the transactions contemplated by this Agreement; or

(g)by mutual written agreement of Buyer and Sellers.

Section 8.2    Effect of Termination. If this Agreement is terminated as permitted by Section 8.1, such termination shall be without liability of any Party (or any Party’s Affiliates or Representatives), except that (i)(A) the Buyer shall remain liable for payment of the Reverse Termination Fee, (B) the Guarantors shall remain liable for all obligations under the Buyer Parent Guarantee and (C) the Buyer and Sellers shall remain liable for any breach of any covenants or other agreements under this Agreement prior to such termination and (ii) the following provisions shall survive termination: Section 5.4(c), Section 5.6, Article VIII and Article IX. Nothing in this Section 8.2, however, shall be deemed to release any Party from any Liability for any willful breach by such Party of the terms and provisions of this Agreement prior to termination. For purposes of this Section 8.2, “willful” shall mean a breach that is a consequence of an act undertaken by the breaching Party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 8.3    Reverse Termination Fee.

(a)If this Agreement is terminated (i) by Sellers pursuant to Section 8.1(e) or Section 8.1(c) ,(ii) by Buyer or Sellers pursuant to Section 8.1(a) if, at the time of such termination, Sellers would have been entitled to terminate this Agreement pursuant to Section 8.1(e), then Buyer shall pay to the Sellers a fee in an amount equal to five and one half percent (5.5%) of the Base Purchase Price (the “Reverse Termination Fee”) in cash by wire transfer of immediately available funds to an account designated by the Sellers. The Reverse Termination Fee shall be paid no later than three (3) Business Days after any such notice of termination of this Agreement. If Buyer fails to promptly pay the Reverse Termination Fee when due pursuant to this Section 8.3, then interest shall accrue on the amount of the Reverse Termination Fee from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at a rate per annum equal to four percent (4%) plus the prime rate as published in the

Wall Street Journal, Eastern Edition in effect from time to time during such period. In addition, if Buyer fails to pay the Reverse Termination Fee when due, Buyer also shall pay Sellers’ reasonable, out-of-pocket costs and expenses (including attorneys’ fees) in connection with efforts to collect the Reverse Termination Fee and interest thereon.

(b)The Parties agree that the Reverse Termination Fee (together with the interest obligations and cost and expense reimbursement obligations set forth in Sections 5.1(c), 5.17 and 8.3(a)) shall be the sole and exclusive monetary remedy of Sellers against Buyer or any of its Affiliates (including the Guarantor), any Debt Financing Source or any director or indirect, former, current or future, general or limited partners, stockholders, members, managers, directors, officers, employees, agents, advisors, representatives, successors or assigns of any of the foregoing (each a “Buyer Related Party”), for any Damages incurred by Sellers and their Affiliates in the circumstances in which a Reverse Termination Fee is payable; provided, however, that subject to the foregoing and the Liability Limitation, nothing in this Section 8.3(b) shall be deemed to release Buyer from any other Damages incurred by Sellers and their Affiliates for any breach by Buyer of any of its representations, warranties, covenants or agreements set forth herein in circumstances in which the Reverse Termination Fee is not payable, in which case Sellers shall be entitled to pursue all remedies available at Law or in equity, including equitable relief, damages for the benefit of the bargain lost by the Sellers (taking into consideration relevant matters, including potentially the opportunities foregone while negotiating this Agreement, relying on this Agreement and expecting the consummation of the transactions contemplated by this Agreement). The Parties acknowledge and agree that the Buyer Related Parties are intended third-party beneficiaries of this Section 8.3 and that in no event shall Sellers or any of their respective Affiliates be entitled to both specific performance pursuant to Section 9.13 and the Reverse Termination Fee. Notwithstanding anything in this Agreement to the contrary, Sellers acknowledge and agree that other than pursuant to the Buyer Parent Guarantee, no Buyer Related Party shall have any personal liability to Sellers or any of their Affiliates or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement.

(c)Notwithstanding anything in this Agreement to the contrary, in the event the Closing is not consummated, the maximum aggregate liability of the Buyer Related Parties under or in connection with this Agreement and the transactions contemplated hereby shall be limited to five and one half percent (5.5%) of the Base Purchase Price in addition to any interest or expense reimbursement and indemnification obligations contained in Sections 5.1(c), 5.17 and 8.3 (the “Liability Limitation”), and in no event shall Sellers or any of their respective Affiliates seek or be entitled to multiple, special, punitive, exemplary, incidental, consequential or indirect damages against any Buyer Related Party, or any recovery, judgment or damages of any kind against any Buyer Related Party in excess of the Liability Limitation (it being agreed and understood for the avoidance of doubt that under no circumstances shall any Debt Financing Source have any Liability in respect of the Reverse Termination Fee or any other Liability to Sellers or any of their Affiliates arising hereunder or in connection herewith). Sellers acknowledge, covenant and agree that neither of Sellers nor any of their Affiliates has and shall have a right of recovery against, and no Liability shall attach to, including in each case with respect to any actual or claimed loss or damages of any kind of the Sellers or any of their subsidiaries, Affiliates, representatives or stockholders or any other Person claiming by, through or for the benefit of the Sellers, any of the Buyer Related Parties (other than Sellers’ right to recover against Buyer to the extent provided in this Agreement and against the Guarantors to the extent provided in the Buyer Parent Guarantee), whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Buyer, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, through a claim based in tort, contract, statute or otherwise.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Notices. All notices, requests and other communications hereunder shall be in writing (including wire or similar writing) and shall be sent, delivered, mailed, emailed or addressed:

(a)	if to Buyer, to:
The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Telephone (212) 583-5701
	Attention:	Sean Klimczak
Bilal Khan
	Email:	klimczak@blackstone.com
bilal.khan@blackstone.com

and

ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02116
Telephone (617) 531-6300
	Attention:	Carter Ward
Matthew Runkle
	Email:	cward@arclightcapital.com
mrunkle@arclightcapital.com

with a copy to:

Kirkland & Ellis LLP
600 Travis Street, Suite 3300
Houston, Texas 77002
	Attention:	Andrew Calder, P.C.
Rhett Van Syoc, Esq.
	Email:	andrew.calder@kirkland.com
rhett.vansyoc@kirkland.com

and with a copy to

Latham & Watkins
885 Third Avenue
New York, New York 10022-4834
	Attention:	David Allinson, Esq.
	Email:	David.Allinson@lw.com

(b)	if to Sellers, to:

AEP Generation Resources Inc.
c/o American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, OH 43215
	Attention:	Charles E. Zebula.
	Email:	cezebula@aepes.com

and

AEP Generating Company
c/o American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, OH 43215
	Attention:	Mark C. McCullough
	Email:	mcmccullough@aep.com

with a copy to:

AEP Generation Resources Inc.
c/o American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, OH 43215
	Attention:	Office of the General Counsel
David Feinberg, Esq., General Counsel
	Email:	dmfeinberg@aep.com

and

AEP Generating Company
c/o American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, OH 43215
	Attention:	Office of the General Counsel
David Feinberg, Esq., General Counsel
	Email:	dmfeinberg@aep.com

and with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Mario Ponce, Esq.
Brian Chisling, Esq.
Email:	mponce@stblaw.com
bchisling@stblaw.com

Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service or (iv) by email, receipt confirmed via reply of the intended recipient (other than an automatically generated response or confirmation) (with a confirmation copy to be sent by first class mail, hand delivery or nationally recognized courier service). Each such notice, request or communication shall be effective (x) if mailed, if delivered by hand or by internationally recognized courier service, when delivered at the address specified in this Section 9.1 (or in accordance with the latest unrevoked written direction from the receiving Party) and (y) if given by email, when such email is delivered to the address specified in this Section 9.1 (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received; provided that notices received on a day that is not a Business Day or after 5:00 p.m. Eastern Prevailing Time on a Business Day will be deemed to be effective on the next Business Day.
Section 9.2    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in Section 8.3 be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability hereunder or under any Buyer Parent Guarantee.

Section 9.3    Counterparts.. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 9.4    Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the agreements, appendices, exhibits, schedules and certificates referred to herein, or delivered pursuant hereto or thereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof (including the Confidentiality Agreement dated as of April 29, 2016 by and between Blackstone Management Partners L.L.C. and American Electric Power Service

Corporation and the Confidentiality Agreement dated as of April 7, 2016 by and between ArcLight Capital Partners, LLC and American Electric Power Service Corporation, as amended April 12, 2016 (the “Confidentiality Agreements”) except to the extent incorporated herein pursuant to Section 5.5). The terms and provisions of this Agreement are intended solely for the benefit of the Parties, their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person; provided, however, that notwithstanding the foregoing, the Financing Sources, their Affiliates and their respective Representatives shall be express third party beneficiaries of, and shall be entitled to enforce (and entitled to rely on), Section 8.3(b), Section 8.3(c), this second sentence of Section 9.4, Section 9.5, Section 9.6, Section 9.10 and Section 9.14.

Section 9.5    Governing Law. This Agreement and any Financing Claim shall be governed by and construed in accordance with the Laws of the State of New York.

Section 9.6    Consent to Jurisdiction; Waiver of Jury Trial.

(a)Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, including any Financing Claim. Each of the Parties hereto agrees that it will not bring or support, and will not support any of its Affiliates to bring or support, any Financing Claim in any forum other than the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof).

(b)Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby (including any Financing Claim) in federal and state courts of the State of New York located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY FINANCING CLAIM).

Section 9.7    Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties; provided that Buyer may transfer its rights and obligations under this Agreement to (i) one or more affiliated partnerships, limited liability companies or corporations for purposes of having any such partnership, limited liability company or corporation take ownership of the Acquired Assets and the assignment of the Assigned Contracts or (ii) any Debt Financing Source pursuant to the terms of the Debt Commitment Letter for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, in the case of each of

(i) and (ii), so long as Buyer remains jointly and severally obligated to satisfy all of Buyer’s obligations under the terms of this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 9.7 shall be null and void ab initio.

Section 9.8    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9    Construction.

(a)Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules, Appendices and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules, Appendices and Attachments to, such Agreement. References to this Agreement shall include a reference to all Schedules and Exhibits, as the same may be amended, modified or supplemented from time to time in accordance with this Agreement.

(b)A term defined as one part of speech (such as a noun) shall have a corresponding meaning when used as another part of speech (such as a verb). References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. All references to a particular entity shall include a reference to such entity’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement. References to any agreement (including this Agreement), document or instrument shall mean a reference to such agreement, document or instrument as the same may be amended, modified, supplemented or replaced from time to time. References to “or” shall be deemed to be disjunctive but not necessarily exclusive (i.e. unless the context dictates otherwise, “or” shall be interpreted to mean “or” rather than “either/or”). “Shall” and “will” mean “must”, and shall and will have equal force and effect and express an obligation. “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form.

(c)Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Relative to the determination of any period of time, “from” means “including and after,” “to” means “to but excluding” and “through” means “through and including.”

(d)All accounting terms used herein and not expressly defined shall have the meanings given to them under, and all accounting determinations hereunder shall be made in accordance with, GAAP.

(e)Each Party acknowledges that this Agreement was negotiated by it with the benefit of representation by legal counsel, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof. Without limiting the foregoing, the Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement

(f)In the event of any conflict between the provisions of this Agreement and those of any Exhibit or Schedule, the provisions of this Agreement shall prevail.

Section 9.10    Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of Buyer and each of Sellers. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Notwithstanding anything to the contrary in this Section 9.10 or in Article VIII, (i) this Agreement may not be amended, supplemented or modified with respect to Section 8.3(b), Section 8.3(c), the second sentence of Section 9.4, Section 9.5, Section 9.6, this Section 9.10, Section 9.14, the definition of “Debt Financing Sources”, and (ii) no term or condition of this Agreement with respect to Section 8.3(b), Section 8.3(c), the second sentence of Section 9.4, Section 9.5, Section 9.6, this Section 9.10, Section 9.14, the definition of “Debt Financing Sources” may be waived by any Party to the extent such amendment, modification or waiver would modify the substance of such sections, in the cases of clauses (i) and (ii) in a manner that is material and adverse to the interests of the Debt Financing Sources without the written consent of the Debt Financing Sources.

Section 9.11    Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in any Party’s Schedule under this Agreement corresponding to and qualifying a specific representation or warranty shall be deemed to correspond to and qualify any other representation or warranty to which the applicability of the disclosure is reasonably apparent. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 9.12    Fulfillment of Obligations. Any obligation of Sellers to Buyer under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of Sellers, shall be deemed to have been performed, satisfied or fulfilled by Sellers.

Section 9.13    Enforcement of Agreement.

(a)Each Party acknowledges and agrees that, prior to the Closing, the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Sellers or Buyer could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled at Law or in equity, before or after the Closing each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Each of the Parties hereto further agrees that it shall not object to, or take any position inconsistent with respect to, whether in a court of Law or otherwise, (i) the appropriateness of the specific performance contemplated by this Section 9.13 and (ii) the exclusive jurisdiction of the courts set forth in Section 9.6 hereof with respect to any action brought for any such remedy.

(b)Each Party further agrees that (i) by seeking the remedies provided for in this Section 9.13, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement, the Equity Financing Commitment or the Buyer Parent Guarantee or in the event that the remedies provided for in this Section 9.13 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.13 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 9.13 prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any action pursuant to this Section 9.13 or anything set forth in this Section 9.13 restrict or limit any such Party’s right to terminate this Agreement, the Equity Financing Commitment or the Buyer Parent Guarantee in accordance with Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(c)Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that Sellers shall be entitled to seek specific performance of Buyer’s obligation to cause the Equity Financing to occur or to cause Buyer to consummate the transactions contemplated by this Agreement, including to effect the Closing in accordance with Section 2.5, on the terms and subject to the conditions set forth in this Agreement, if and only in the event that (i) all of the conditions set forth in Section 6.1 have been satisfied or waived (other than those conditions which by their nature cannot be satisfied until Closing), (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) Sellers have irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing pursuant to Section 2.5 will occur.

Section 9.14    Waiver of Claims Against Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each Seller agrees, on behalf of itself and its Affiliates, that none of the Debt Financing Sources (solely in its capacity as Debt Financing

Sources) shall have any Liability to any Seller or its Affiliates relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including the financing of the transactions contemplated by this Agreement, whether at law or equity, in contract, in tort or otherwise, and that neither any Seller nor any of its Affiliates will have any rights or claims against any Debt Financing Source (solely in its capacity as Debt Financing Sources) under this Agreement or any other agreement contemplated by, or entered into in connection with, the transactions contemplated by this Agreement, including any commitments by the Debt Financing Sources in respect of financing the transactions contemplated by this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

AEP Generation Resources Inc.

By:	/s/ Charles E. Zebula
Name:	Charles E. Zebula
Title:	President

AEP Generating Company

By:	/s/ Nicholas K. Akins
Name:	Nicholas K. Akins
Title:	President and Chief Operating Officer

Burgundy Power LLC

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Authorized Signatory

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	Authorized Signatory

Appendix A
As used in the Agreement, the following terms have the following meanings:
“Acquired Assets” has the meaning set forth in Section 2.1(a).
“Actual Aggregate Adjustment Amount” has the meaning set forth in Section 2.2(b).
“Actual Prorated Amount” has the meaning set forth in Section 2.4(c).
“Adjustment Statement” has the meaning set forth in Section 2.2(b).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.
“Aggregate Adjustment Amount” means the sum of the Capital Expenditures Adjustment Amount and the Coal Inventory Adjustment Amount.
“AGR Facilities” has the meaning set forth in the Recitals.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Joint Modification Election” has the meaning set forth in Section 5.22(b).
“Ancillary Documents” means the Seller Guarantee, the Buyer Parent Guarantee, the Deeds, the Bill of Sale and Assignment Agreement, the Post-Closing Confidentiality Agreement, the Transition Services Agreement and, if applicable, the Compliance Agreement.
“Antitrust Authorities” has the meaning set forth in Section 5.7(c)(i).
“Assigned Contracts” has the meaning set forth in Section 2.1(a)(v).
“Assigned Intellectual Property” has the meaning set forth in Section 2.1(a)(ix).
“Assumed Claims Liabilities” means all Liabilities with respect to the Claims described on Schedule 1.1(a).
“Assumed Liabilities” has the meaning set forth in Section 2.1(c).
“Base Purchase Price” has the meaning set forth in Section 2.1(e).
“Bill of Sale and Assignment Agreement” means one or more bills of sale and agreements by which the title to the Acquired Assets comprised of personal property shall be conveyed by Sellers to Buyer, and by which Sellers shall assign to Buyer the Acquired Assets (including the Assigned Contracts) and Buyer shall assumed the assumed Liabilities substantially in the form attached hereto as Exhibit B.
“Books and Records” means books, records, files, documents, instruments, papers, correspondence, journals, deeds, licenses, supplier, contractor and subcontractor lists, annual operating plans, monthly operating reports, operating logs, operations and maintenance records, pending purchase orders, current safety and maintenance manuals, incident reports, injury reports, engineering design plans, blue prints and as-built plans, records drawings, drawings, specifications, test reports, quality documentation and reports, third-party environmental studies, analyses, reports and records, hazardous waste disposal records, personnel records, training records, procedures and similar items, in each case, in all formats in which they are reasonably and practically available, including electronic, where applicable; in each case, in the possession of Sellers or their Affiliates and to the extent relating primarily to the Acquired Assets, the Business Employees, the Facilities, the Transferred Permits and the Assigned Contracts; but shall not include: (i) documents, files or information of any kind relating to employees who are not Continuing Employees, (ii) employee documents, files or other property or information of any kind afforded confidential treatment under any applicable Laws, except to the extent the affected employee consents in writing to the disclosure of the same to Buyer, (iii) all documents, files or other property or information of any kind prepared in connection with the sale of the Acquired Assets (including bids received from third parties and analyses relating to the Acquired Assets), (iv) financial records or projections relating to the Acquired Assets, (v) books, records or other documents of Sellers or their Affiliates related to corporate compliance matters not primarily developed for the Acquired Assets, (vi) organizational documents (including minute books) of Sellers or their Affiliates or (vii) materials, the disclosure of which, would constitute a waiver of attorney-client or attorney-work product privilege.
“Business” means (i) as to the AGR Facilities, the ownership, lease or operation, as applicable, of the AGR Facilities by Generation Resources and its Affiliates, including the generation, sale and transmission of electricity, electric capacity, ancillary services and other electric products by or on behalf of Generation Resources and its Affiliates at or from such AGR Facilities, the receipt and transportation by or to Generation Resources and its Affiliates of coal, natural gas and other fuel and the conduct of other activities by Generation Resources and its Affiliates related or incidental to the foregoing, including as accomplished through any Contract and (ii) as to the Lawrenceburg and Generating Company, the ownership, lease or operation, as applicable, of the Lawrenceburg Generating Station by Generating Company and its Affiliates, including the generation, sale and transmission of electricity, electric capacity, ancillary services and other electric products by or on behalf of Generating Company and its Affiliates at or from the Lawrenceburg Generating Station, the receipt and transportation by or to Generating Company and its Affiliates of natural gas and other fuel and the conduct of other activities Generating Company and its Affiliates related or incidental to the foregoing, including as accomplished through any Contract.
“Business Day” means any day, other than Saturday, Sunday or any other day on which commercial banks located in the State of New York are required by Law to be closed.
“Business Employees” has the meaning set forth in Section 3.13(a).

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“Buyer” has the meaning set forth in the Preamble.
“Buyer FSA” has the meaning set forth in Section 5.14(i).
“Buyer Parent Guarantee” has the meaning set forth in the Recitals.
“Buyer Related Party” has the meaning set forth in Section 8.3(b).
“Buyer Savings Plan” has the meaning set forth in Section 5.14(h).
“Buyer Union Savings Plan” has the meaning set forth in Section 5.14(h).
“Cap” has the meaning set forth in Section 7.2(c).
“Capital Expenditures Adjustment Amount” means (A) the actual amount of Reimbursable Costs (whether or not invoiced during or after the Interim Period), if any, incurred by or on behalf of Sellers or their Affiliates, including through Contracts (and subcontracts), during the Interim Period (from and including the Closing Date), (x) to plan and prepare for, and to perform, the projects currently anticipated to occur in 2017 as reflected on the Facilities Capital Expenditures Plan or (y) with respect to capital expenditures incurred during 2017 in accordance with Good Utility Practice as a result of any emergency or other similar contingency (other than a casualty or condemnation event covered by Section 5.9 or Section 5.10) or as required by applicable Law; provided that in no event shall such amount include Reimbursable Costs to plan and prepare for, and to perform, the projects anticipated to occur during the remainder of 2016 or any costs or expenses whenever incurred with respect to the SR Closure Liabilities; provided, further that the Capital Expenditure Adjustment Amount shall only require Buyer to reimburse Sellers and their Affiliates for such activities up to an amount not greater than 110% of corresponding aggregate dollar value set forth in the Facilities Capital Expenditures Plan for all calendar months during 2017 prior to the Closing (plus a prorated portion at the budget for any calendar month in which the Closing occurs based on the number of days elapsed prior to and including such Closing Date) and (B) the actual amount of any reasonable incremental Reimbursable Costs incurred in 2016 following the date of this Agreement to plan and prepare for, and to perform, the additional project described on Schedule 5.23(b) over the budgeted amount described in Schedule 5.23(b) for the Gavin Landfill Project in 2016.
“Casualty Loss” has the meaning set forth in Section 5.9(a).
“Casualty Reduction Amount” has the meaning set forth in Section 5.9(b).
“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation, arbitration, hearing, audit or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity.
“Claim Notice” has the meaning set forth in Section 7.4(a).
“Closing” has the meaning set forth in Section 2.5.

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“Closing Date” has the meaning set forth in Section 2.5.
“Coal Inventory Adjustment Amount” means the aggregate value of the (i) actual amount of coal at Gavin that is part of the Acquired Assets as of 12:01 A.M. (Eastern Prevailing Time) on the Closing Date less (ii) the target amount of coal at Gavin set forth on Schedule 1.1(b), with such amounts and value as of the Closing Date, prepared in accordance with the methodology used in the preparation of the sample calculation thereof set forth on Schedule 1.1(b) (which sets forth a sample calculation based on an assumed amount of coal at Gavin as of as of the Closing Date) and based on a price of $38.00/ton; provided, however, that if the Coal Inventory Adjustment Amount is calculated to a value that exceeds $85,000,000, the Coal Inventory Adjustment Amount shall be deemed equal to $85,000,000. For the avoidance of doubt, the Coal Inventory Adjustment Amount can be a negative number.
“COBRA” has the meaning set forth in Section 5.14(q).
“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations thereunder.
“Collective Bargaining Agreement” means the Agreement between AEP Generation Resources, Inc. and American Electric Power Service Corporation James M. Gavin Plant and Local No. 296 Utility Workers Union of America AFL-CIO Effective October 1, 2015 through September 30, 2018.
“Commercial Hedge” means any futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, in any form, including energy, capacity or any ancillary services, gas, coal, oil or other commodities, currencies, interest rates and indices, and any financial transmission rights and auction revenue rights; provided that the term “Commercial Hedge” shall not include any Contracts of the type described in clauses (A)-(E) of Section 3.10(a)(i) (regardless of the aggregate consideration or payment obligations) or any other Contract for the sale, purchase, exchange, transportation or transmission of a commodity pursuant to which delivery of a physical commodity is anticipated.
“Compliance Agreement” means the Compliance Agreement entered into by and among the Buyer, Generation Resources and American Electric Power Company, Inc., effective as of the Closing, in the form set forth as Exhibit H.
“Compliant” means (i) the Required Financial Information does not contain any untrue statement of material fact regarding the Acquired Assets, or omit to state any material fact regarding the Acquired Assets necessary in order to make such Required Financial Information not materially misleading in light of the circumstances in which made and (ii) the auditors of the Acquired Assets have not withdrawn any audit opinion with respect to any financial statements included in the Required Financial Information.
“Condemnation Value” has the meaning set forth in Section 5.10(a).
“Confidentiality Agreements” has the meaning set forth in Section 9.4.

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“Consent” means consents, authorizations, approvals, releases, waivers, estoppel certificates, and any similar agreements or approvals by, or registrations, notices, declarations, filings with, the applicable Person.
“Continuation Period” has the meaning set forth in Section 5.14(d).
“Continuing Covered Employee” has the meaning set forth in Section 5.14(c)(i).
“Continuing Employees” means Continuing Non-Covered Employee and Continuing Covered Employees.
“Continuing Non-Covered Employee” has the meaning given to it in Section 5.14(d).
“Continuing Support Letter of Credit” has the meaning set forth in Section 5.3(d).
“Continuing Support Obligation” has the meaning set forth in Section 5.3(d).
“Contract” means any written contract, lease, sublease, use or occupancy agreement, license (other than a Permit), evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.
“Corporate Support Employees” has the meaning set forth in Section 3.13(a).
“Counterparty” has the meaning set forth in Section 5.4(a).
“Covered Employees” means each Business Employee who is both a Scheduled Employee and covered under the Collective Bargaining Agreement.
“Credit Rating” means, with respect to any Person, each rating given to such Person’s long-term unsecured debt obligations (not supported by third party credit enhancements) by S&P or Moody’s, as applicable, and any successors thereto, or if such rating is not available, such Person’s corporate or issuer rating.
“Damages” means any and all claims, injuries, lawsuits, liabilities, losses, damages, judgments, fine, interest, Taxes, penalties, deficiencies, costs and expenses, including the reasonable fees and disbursements of counsel and experts (including reasonable fees of attorneys and all amounts reasonably paid in investigation, defense or settlement of any of the foregoing. For all purposes in this Agreement the term “Damages” does not include any Non-Reimbursable Damages.
“Darby” has the meaning set forth in the Recitals.
“De Minimis Claim” has the meaning set forth in Section 7.2(b)(i).
“Debt Commitment Letter” has the meaning set forth in Section 4.8(b).
“Debt Financing” has the meaning set forth in Section 4.8(b).

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“Debt Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing or alternative debt financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any permitted assignees thereof and any joinder agreements, indentures or credit agreements or other definitive financing documents entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their and their Affiliates’ respective officers, directors, employees, agents and Representatives involved in the Debt Financing and their respective successors and assigns.
“Deductible” has the meaning set forth in Section 7.2(b)(ii).
“Deeds” means the form of limited warranty deeds (or their equivalents) acceptable for recording in the applicable land records office by which the Owned Real Property shall be conveyed by Sellers to Buyer, substantially in the forms attached hereto as Exhibit C
“Delayed Transfer Employees” has the meaning set forth in Section 5.14(b)(i).
“Designated Representations” has the meaning set forth in Section 7.1.
“DOJ” means the United States Department of Justice, Antitrust Division.
“Earned Bonus” has the meaning set forth in Section 5.14(j).
“Easements” means any easements, rights-of-way, licenses and all other real estate rights described on Schedule 3.11(a)(i).
“Employee-Related Expenses” means, with respect to employees of Sellers or their Affiliates performing the projects currently anticipated to occur in 2017 as reflected on the Facilities Capital Expenditures Plan, the actual cost (salary or wage, plus portion of budgeted bonus accrued) of such employees, and the costs of incentives for such employees (other than cash bonuses), benefits and allowances, vacation and holiday pay, sick leave, employer’s portion of such employees’ insurance, social security retirement and medical benefits, withholding (including social security), employment and unemployment Taxes, worker’s compensation and employer’s liability insurance, any other insurance premiums measured by such costs, and other employee contributions and benefits from time to time imposed by applicable Law.
“Environmental Claim” means any Claim or Damages arising out of or related to any violation of or Liability arising under any Environmental Law or the Release or threatened Release of any Hazardous Substance.
“Environmental Law” means any applicable Law relating to (a) pollution, control or the protection of air, surface water, groundwater, wetlands, land, soil, human health (to the extent related to exposure to Hazardous Substances), natural resources, wildlife, flora, fauna or the environment, or (b) the treatment, storage, handling, use, generation, Release or disposal of, or exposure to, Hazardous Substances.

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“Environmental Liabilities” means all Liabilities involving or arising out of the ownership, operation or maintenance of the Acquired Assets and arising out of or resulting from or relating to any Environmental Law or any Hazardous Substance or any Environmental Claim.
“Equity Financing” has the meaning set forth in Section 4.8(b).
“Equity Financing Commitment” has the meaning set forth in Section 4.8(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person, entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 400l(b)(l) of ERISA that includes any Seller, or that is a member of the same “controlled group” as a Seller pursuant to Section 4001(a), or that, together with any Seller would be treated as a single employer under Section 414 of the Code.
“Estimated Aggregate Adjustment Amount” has the meaning set forth in Section 2.2(a).
“Estimated Prorated Amount” has the meaning set forth in Section 2.4(b).
“Estimated Proration Adjustment Amount” has the meaning set forth in Section 2.4(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Affiliate Arrangements” has the meaning set forth in Section 5.12(a).
“Excluded Assets” has the meaning set forth in Section 2.1(b).
“Excluded Claims Liabilities” means all Liabilities arising in connection with or related to the Claims described on Schedule 1.1(c), to the extent such Liabilities do not constitute Assumed Claims Liabilities pursuant to this Agreement.
“Excluded Items” has the meaning set forth in Section 5.1(h).
“Excluded Liabilities” has the meaning set forth in Section 2.1(d).
“Facilities” has the meaning set forth in the Recitals.
“Facilities Capital Expenditures Plan” means those projects and related activities with respect to and the budgeted amount of capital expenditures per month for, the Facilities for the 2017 calendar year, in each case within the scope set forth on Schedule 1.1(d) .
“Facility Support Employees” has the meaning set forth in Section 3.13(a).
“FERC” means the Federal Energy Regulatory Commission, any successor agency or any agency succeeding to its authority.
“Financial Statements” has the meaning set forth in Section 3.6.

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“Financing” has the meaning set forth in Section 4.8(b).
“Financing Claim” means any Claim involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, any commitment to provide the Financing, the Financing or the performance of services thereunder.
“Financing Commitments” has the meaning set forth in Section 4.8(b).
“Financing Sources” means each of the Persons that have committed or will commit to provide or arrange or otherwise enter into agreements in connection with the Financing, any commitment to provide the Financing or any other financing in connection with the transactions contemplated by this Agreement, together with their respective Affiliates, and their and their respective Affiliates’ respective officers, directors, employees, agents and Representatives and their respective successors and assigns.
“FPA” shall mean the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.
“FSA Balances” has the meaning set forth in Section 5.14(i).
“FSA Participants” has the meaning set forth in Section 5.14(i).
“FTC” means the Federal Trade Commission.
“GAAP” means generally accepted accounting principles in the United States, as consistently applied by Sellers and their Affiliates in accordance with their past practices.
“Gavin” has the meaning set forth in the Recitals.
“Gavin Landfill Project” has the meaning set forth in Section 5.23(b).
“Generating Company” has the meaning set forth in Preamble.
“Generation Resources” has the meaning set forth in Preamble.
“Good Utility Practice” means the practices, methods and acts that, at the time of performance of a Party’s obligations under this Agreement, are commonly used by Persons performing similar tasks or services with respect to the ownership and operation of coal-fired or natural gas-fired generating facilities (as the case may be) of a similar size in the PJM (including with respect to the disposal and containment of coal ash and coal combustion residuals), and which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, would have been expected to accomplish the desired result at a reasonable cost in a manner consistent with applicable Law. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather includes all acceptable practices, method, or acts generally accepted in PJM by a material portion of such owners and operators.

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“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, legislative body, official or other instrumentality of the United States or any foreign, state, county, city or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over electric reliability or gas, electricity, power or other markets.
“Guarantor” has the meaning set forth in the Recitals.
“Hazardous Substance” means any substance, waste or material listed, defined or classified as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste or words of similar import or regulatory effect under any Environmental Law, including petroleum, polychlorinated biphenyls, and friable asbestos, or any coal combustion materials or by-products.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor Law, and regulations and rules issued by the U.S. Department of Justice or the Federal Trade Commission pursuant to that act or any successor Law.
“Indemnified Buyer Entity” has the meaning set forth in Section 7.2(a).
“Indemnified Entity” has the meaning set forth in Section 7.4(a).
“Indemnified Seller Entity” has the meaning set forth in Section 7.3(a).
“Indemnifying Party” has the meaning set forth in Section 7.4(a).
“Independent Accounting Firm” means an independent accounting firm of national reputation that is selected by mutual agreement of Sellers and Buyer or, if Sellers and Buyer do not reach mutual agreement on the independent accounting firm to be selected within five (5) days after any Party first receives written notice from the other Parties requesting such mutual agreement in connection with a requirement for such Independent Accounting Firm under this Agreement, then by mutual agreement by Sellers’ and Buyer’s respective accounting firms; provided that if Sellers’ and Buyer’s respective accounting firms do not reach mutual agreement on an independent accounting firm within five (5) days after such decision is referred to them for determination, then the independent accounting firm shall be selected by the American Arbitration Association pursuant to the then effective and applicable rules of the American Arbitration Association (with Sellers, on the one hand, and Buyer, on the other hand, sharing equally the cost of such selection process).
“Insurance Policies” has the meaning set forth in Section 3.15(a).
“Intellectual Property” means any and all of the following in any jurisdiction throughout the United States: (a) trademarks, trade names, service marks and the goodwill connected with the use of any symbolized by the foregoing; (b) patents; (c) copyrights and works of authorship, including rights in software; (d) trade secrets and confidential know-how; (e) rights in databases and compilations of data, (f) all other intellectual and industrial property rights and assets of a similar nature, and (g) any registrations or applications for registration of any of the foregoing.

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“Interim Period” means the period beginning on the date hereof and ending at the Closing.
“IRS” means the United States Internal Revenue Service.
“IURC” means the Indiana Utility Regulatory Commission.
“IURC Orders” means (1) the Order dated December 20, 2000 issued by the IURC in Cause No. 41757, (2) the Order dated April 18, 2007 issued by the IURC in Cause No. 43212, and (3) the Order dated August 8, 2007 issued by the IURC in Cause No. 43212.
“Joint Modification” means the proposed agreement modifying the NSR Consent Decree with respect to emissions allowances between the Defendants (as defined in the NSR Consent Decree), the Plaintiffs (as defined in the NSR Consent Decree) and Buyer attached hereto as Exhibit E.
“Key Business Employee” means those employees set forth on Schedule 1.1(e).
“Knowledge” means, (i) in the case of Sellers, the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule 2(a) after due inquiry, and (ii) in the case of Buyer, the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule 2(b) after due inquiry.
“Law” means, with respect to any Person, any statute, law, standard, code, principle of common law, treaty, ordinance, rule, constitution, administrative interpretation, regulation, Order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity applicable to such Person or any of its respective properties or assets, as amended from time to time.
“Lawrenceburg” has the meaning set forth in the Recitals.
“Lease” has the meaning set forth in Section 3.11(b).
“Leased Real Property” has the meaning set forth in Section 3.11(b).
“Letter of Credit” means an irrevocable, standby letter of credit issued by a U.S. commercial bank or the U.S. branch of a foreign bank with ratings of at least “A-” by S&P and at least “A3” by Moody’s, and having total assets of at least $10,000,000,000 (the “Minimum Issuer Requirements”) which shall (a) include customary terms and conditions (including terms and conditions substantially similar to or more favorable than those in the Support Obligation which is being replaced or backstopped by such letter of credit), (b) contain customary rights permitting the beneficiary of such letter of credit to draw upon such letter of credit upon any event or omission that would have allowed the Support Obligation being replaced by such letter of credit to be drawn or called upon, including upon certification of any breach of the underlying Contract if applicable, and (c) contain the right for the beneficiary thereof to draw on such letter of credit if such letter of credit has not been renewed or replaced at least thirty (30) days prior to the expiration thereof (or such lesser period as may be specified in the underlying Contract to

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which such letter of credit relates) or if it is not timely replaced in accordance with the requirements of Section 5.3.
“Liability” means any liability, indebtedness or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, due or to become due.
“Liability Limitation” has the meaning set forth in Section 8.3(c).
“Lien” means any charge, adverse claim, lien, license, option, encumbrance, mortgage, pledge or security interest on property.
“Marketing Period” means, subject to the terms of this definition, the first period of 15 consecutive Business Days after the date of this Agreement commencing on the date Buyer shall have received the Required Financial Information and such Required Financial Information is Compliant; provided that (x) in no event shall the Marketing Period commence prior to the delivery of the Required Financial Information for the fiscal quarter ending on September 30, 2016 and (y) if at any time during such 15 Business Day period the Required Financial Information provided at the commencement of such period ceases to be Compliant, then such 15 consecutive day period shall cease to run during such non-Compliant period and the remaining balance of such 15 days shall re-commence upon the Required Financial Information being Compliant (for the avoidance of doubt, without the requirement to recommence the 15 Business Days); provided further that (x) November 24, 2016 through November 27, 2016 shall not be considered “days” for purposes of calculating such 15 consecutive Business Day period (but such exclusion shall not restart such period), (y) if such 15 consecutive Business Day period has not ended on or prior to December 19, 2016, then such period shall not commence until January 3, 2017 and (z) if Sellers in good faith reasonably believe that Sellers have delivered all of the Required Financial Information, Sellers may deliver to the Buyer a written notice to that effect (stating when they believe Sellers completed such delivery and that such Required Financial Information is Compliant), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice (subject to the blackout periods described in the foregoing clauses (x) and (y)), unless the Buyer in good faith reasonably believes Sellers have not completed delivery of the Required Financial Information and that such Required Financial Information is Compliant and, within seventy-two (72) hours following receipt of such notice by Buyer, delivers a written notice to Sellers to that effect (stating with specificity which Required Financial Information the Buyer reasonably believes Sellers has not delivered or in what manner such Required Financial Information is not Compliant).
“Master Agreement” means any master agreement or similar enabling agreement irrespective of whether or not any release or purchase order under such Master Agreement represents an Assigned Contract. For the avoidance of doubt, a “Master Agreement” shall not include any release or purchase order representing an Assigned Contract.
“Material Adverse Effect” means changes, facts, circumstances, conditions, effect, developments or events that, individually or collectively, are or would be reasonably expected to be materially adverse to the assets, liabilities, operations or financial condition of the Acquired Assets, taken as a whole, except for any such change, fact, circumstance, condition, effect,

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development or event to the extent resulting from or arising out of (a) changes in economic conditions generally or in the industries in which Sellers operate the Facilities, whether international, national, regional or local, (b) changes in international, national, regional, state or local wholesale or retail markets (including market description or pricing) for energy, electricity, fuel supply or ancillary services, including those due to actions by competitors, (c) changes in general regulatory or political conditions, including any acts of war, civil unrest or terrorist activities (or similar activities), (d) changes in international, national, regional, state or local markets for fuel used or usable in the operation of the Acquired Assets, (e) changes in international, national, regional, state or local electric transmission or distribution systems, including the operation or condition thereof, (f) any changes in the costs of commodities, services, equipment, materials or supplies, including fuel and other consumables, or changes in the price of energy, capacity or ancillary services, (g) strikes, work stoppages or other labor disturbances, (h) effects of weather, natural disasters or meteorological events, including climate change, (i) any change of Law (including Environmental Law), accounting standards or regulatory policy adopted or approved by any Governmental Entity or proposed by any Person, (j) changes or adverse conditions in the securities markets, including those relating to debt financing, interest rates or currency exchange rates, (k) the announcement, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the public disclosure of the identity of Buyer (provided that the exception in this clause (k) shall not be applicable with respect to the representations and warranties in Section 3.3 or Section 3.4), (l) the failure to meet any projected or estimated revenues or profits for any period (provided that the exception in this clause (l) shall not affect a determination that any change, fact, circumstance, condition, effect, development or event underlying such failure has resulted in or contributed to a Material Adverse Effect), and (m) any actions specifically required to be taken or consented to pursuant to or in accordance with this Agreement; provided, in the case of clauses (a), (b), (c), (d), (e), (g), (h) and (i), such changes, facts, circumstances, conditions, effect, developments or events do not disproportionately impact any of the Facilities relative to other electric power generating facilities located in the PJM service territory.
“Material Contracts” has the meaning set forth in Section 3.10(a).
“Moody’s” means Moody’s Investors Services, Inc.
“NERC” means the North American Electric Reliability Corporation.
“Non-Assigned Contract” has the meaning set forth in Section 5.4(b).
“Non-Covered Employees” means each Business Employee that is not a Covered Employee.
“Non-Reimbursable Damages” has the meaning set forth in Section 7.7(c).
“Non-Transferred Excluded Item” has the meaning set forth in Section 5.1(h).
“NSR Consent Decree” means the Consent Decree entered in United States, et al. v. American Electric Power Service Corp., et al., Civil Action Nos. C2-99-1182 and C2-99-1250 and United States, et al. v. American Electric Power Service Corp., et al., Civil Action Nos. C2-04-1098 and C2-05-360 and any amendments or modifications thereto.

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“Order” means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.
“Organizational Documents” means with respect to any Person, the certificate or articles of incorporation, organization or formation and by-laws, the limited partnership agreement, the partnership agreement or the operating or limited liability company agreement, equity holder agreements and/or other organizational documents of such Person.
“Outside Date” has the meaning set forth in Section 8.1(a).
“Owned Real Property” has the meaning set forth in Section 2.1(a)(i).
“Party” or “Parties” means each Seller and Buyer, individually, a “Party”, and collectively as the “Parties”.
“Permit” means any permit, certificate, license, franchise, Consent, approval, registration, water right or similar authorization issued, made or rendered by any Governmental Entity that possesses competent jurisdiction.
“Permit Applications” has the meaning set forth in Section 2.1(c)(v).
“Permitted Lien” means (a) any Lien for Taxes (i) not yet due or payable or (ii) which are being contested in good faith in appropriate proceedings and for which appropriate reserves had been established in accordance with U.S. GAAP, (b) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Lien arising in the ordinary course of business with respect to a liability that is not yet due or payable or which is being contested in good faith by a Seller or its Affiliates, (c) imperfections or irregularities of title and other Liens that would not, individually or in the aggregate, materially detract from the use or value of the assets to which they attach, (d) zoning, planning, and other similar limitations and restrictions, and all rights of any Governmental Entity to regulate a property, which are not currently violated by the use of occupancy of the Owned Real Property or Leased Real Property, (e) any Lien set forth in any franchise or governing ordinance under which any portion of the business or operations of the Facilities and other Acquired Assets is conducted, (f) all rights of condemnation, eminent domain or other similar rights of any Person, (g) as to the Leased Real Property, the terms and conditions of the lease, sublease or license with respect thereto, (h) any Lien to be released on or prior to Closing, (i) as to any Owned Real Property or Leased Real Property, any occupancy agreement affecting such property which does not, and would not reasonably be expected to, materially interfere with the use or operation of such property as currently conducted, (j) all rights-of-way, easements, servitudes, restrictions, covenants and other similar non-monetary matters of record which do not materially impair the use, occupancy or operation of the Owned Real Property or Leased Real Property; (k) Liens disclosed in the Financial Statements, (l) Liens disclosed on Schedule 1.1(f), and (m) nonexclusive licenses of Intellectual Property granted in the ordinary course of business, and (n) any other Lien which does not materially interfere with the use or operation of the Acquired Assets as currently conducted.

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“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Entity.
“PJM” means PJM Interconnection, L.L.C.
“Post-Closing Confidentiality Agreement” means the Post-Closing Confidentiality Agreement entered into by and among Sellers and Buyer, substantially in the form attached hereto as Exhibit F.
“Power Purchase Agreement” means the Power Purchase Agreement entered into by and among the Buyer and AEP Energy Partners, Inc., effective as of the Closing, on substantially the terms described on Exhibit I.
“Pre-Closing Period” has the meaning set forth in Section 5.14(j).
“Prepayments” means all advance payments, prepaid expenses (including rent), prepaid Taxes, progress payments and deposits of Sellers, and rights to receive prepaid expenses, deposits or progress payments relating to the ownership, operation and maintenance of the Acquired Assets, but not including any prepaid expenses or deposits attributable to Excluded Assets.
“Projections” has the meaning set forth in Section 4.13.
“Prorated Amount” means, (i) with respect to any Prorated Item that is a Prepayment, the amount allocable to the period on or after the Closing Date that was paid by a Seller prior to the Closing Date, and (ii) with respect to any other Prorated Item, the amount (expressed as a negative number) allocable to the period prior to the Closing Date, whether or not then due and payable, which was not paid by a Seller prior to the Closing Date and which represents an Assumed Liability, excluding, for the avoidance of doubt, any amount paid by a Seller on or after the Closing Date directly to the appropriate applicable third party (which in the case of any Liability for Taxes shall be the applicable Taxing Authority), in each case, prorated in accordance with the methodology specified in Schedule 2.4 with respect to such Prorated Item
“Prorated Difference” has the meaning set forth in Section 2.4(c).
“Prorated Item” has the meaning set forth in Section 2.4(a).
“Purchase Price” has the meaning set forth in Section 2.1(e).
“Purchase Price Allocation” has the meaning set forth in Section 2.3(a).
“Qualified Plan” has the meaning set forth in Section 3.12(c).
“Qualifying Offer” has the meaning set forth in Section 5.14(b)(i).
“Real Property” means the Owned Real Property, the Easements and the Leased Real Property.

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“Real Property Rights” has the meaning set forth in Section 3.11(c).
“Reimbursable Costs” means those costs, expenses, expenditures or other payments of any kind (other than a loan or repayment of principal) incurred (whether paid or accrued) by or on behalf of the Sellers or their Affiliates (and if a transaction with an Affiliate, on arms’-length terms), including for labor, materials, parts, supplies, transportation, equipment rentals, temporary facilities, vehicles, consumables, fuel, hand tools, safety supplies, computers, phones, import duties, Taxes (except to the extent any Seller retains any Tax benefits, such as credit, or any other economic benefit related thereto), Permits, licenses, bonds, amounts paid under third-party subcontracts, purchase orders and agreements, insurance, and related Employee-Related Expenses; provided that the Employee-Related Expenses shall be reimbursed in accordance with Schedule 1.1(d).
“Release” or “Released” has the meaning set forth in 42 U.S.C. Section 9601(22).
“Renegotiated Collective Bargaining Agreement” has the meaning set forth in Section 5.14(c)(i).
“Representatives” means the officers, directors, managers, employees, counsel, accountants, financial advisers, sources of financing (including the Financing Sources), consultants or other representatives of a Person.
“Request Date” has the meaning set forth in Section 2.4(c).
“Required Government Consents” has the meaning set forth in Section 6.1(d).
“Required Financial Information” has the meaning set forth in Section 5.17(a).
“Restoration Cost” has the meaning set forth in Section 5.9(a).
“Retained Employees” means those employees set forth on Schedule 1.1(g).
“Retained Facilities” has the meaning set forth in Section 2.1(b)(xiii).
“Reverse Termination Fee” has the meaning set forth in Section 8.3(a).
“RF” has the meaning set forth in Section 5.7(e).
“S&P” means Standard and Poor’s Financial Services LLC.
“Scheduled Employees” has the meaning set forth in Section 3.13(a).
“SEC Documents” means all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents filed or furnished by American Electric Power Company, Inc. or any of its subsidiaries under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (as filed prior to the date of this Agreement including exhibits and other information incorporated therein as they have been supplemented, modified or amended since the time of

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filing but excluding any disclosures set forth in any “risk factor” or “forward looking statements” sections).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” and “Sellers” has the meaning set forth in Preamble.
“Sellers' Marks” has the meaning set forth in Section 5.8.
“Seller Benefit Plans” has the meaning set forth in Section 3.12(a).
“Seller FSA” has the meaning set forth in Section 5.14(i).
“Seller Guarantee” means the guarantee of the Seller Guarantor substantially in the form attached hereto as Exhibit D.
“Seller Guarantor” means American Electric Power Company, Inc.
“Sellers Transaction Expenses” means the aggregate amount of (i) all out-of-pocket fees and disbursements (including attorneys, investment bankers, accountants and other professional advisors), which have been incurred by Sellers or their Affiliates in connection with the preparation, execution and consummation of this Agreement and the Ancillary Documents, (ii) any single trigger sale, change of control or retention bonuses incurred by Sellers or their Affiliates in connection with the transactions contemplated by this Agreement and (iii) all brokers and finders fees incurred by Sellers or their Affiliates in connection with the transactions contemplated by this Agreement.
“Services Provider” means Sellers or any Affiliate of Sellers reasonably acceptable to Buyer.
“Severed Continuing Employee” has the meaning set forth in Section 5.14(f).
“Shared Contracts” means those Contracts to which a Seller or any of its Affiliates is a party pursuant to which the counterparty thereto provides as of the date hereof and/or expects to provide as of or after the Closing Date more than an immaterial amount of products, services or Intellectual Property necessary for the ownership, operation, maintenance or use of both (A) any of the Facilities or Acquired Assets, and (B) Excluded Assets or assets of Sellers’ Affiliates, excluding, in each case, any Master Agreement.
“Specified Material Contract” means any Material Contract specified as a “Specified Material Contract” on Schedule 3.10(a).
“SR Contract” means the agreement to be entered into by Generation Resources with a Third Party contractor for the purpose of completing the SRFAP Closure.
“SRFAP” has the meaning set forth in Section 5.23(a).
“SRFAP Closure” has the meaning set forth in Section 5.23(a).

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“SRFAP Closure Plan” has the meaning set forth in Section 5.23(a).
“SR Closure Liabilities” has the meaning set forth in Section 5.23(a).
“Support Obligations” has the meaning set forth in Section 5.3.
“Survey” means a survey for each Owned Real Property Buyer in a form satisfactory to Buyer.
“Tax” or “Taxes” means any United States local, state or federal or foreign income, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, occupation, real property, severance, excise, estimated and other taxes of any kind whatsoever and denominated by any name whatsoever, and charges, levies, or other assessments imposed by a Taxing Authority, including any interest, penalty or addition thereto.
“Tax Returns” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Third Party” has the meaning set forth in Section 7.4(a).
“Title Commitments” means the commitment for a Title Policy for each Owned Real Property, to be issued to Buyer by the Title Insurer, together with a copy of all documents referenced therein.
“Title Insurer” means First American Title Insurance Company.
“Title Policy” means an owner’s standard form policy of title insurance from the Title Insurer insuring title to each Owned Real Property site, subject only to Permitted Liens, for each of Waterford, Darby, Lawrenceburg, and Gavin, in such amounts as determined by Buyer in its reasonable judgment, and to be issued with an effective date of the Closing Date.
“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.
“Transferred Permits” has the meaning set forth in Section 2.1(a)(iii).
“Transition Services Agreement” means the Transition Services Agreement entered into by and among the Services Provider and Buyer, substantially in the form of Exhibit G.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1989

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“Workers Compensation Event” has the meaning set forth in Section 5.14(m).
“Waterford” has the meaning set forth in the Recitals.

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